   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 26, 1997
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              SANMINA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                          3672                         77-0228183
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)

                            ------------------------

                                   JURE SOLA
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              SANMINA CORPORATION
                             355 EAST TRIMBLE ROAD
                           SAN JOSE, CALIFORNIA 95131
                                 (408) 435-8444
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

         CHRISTOPHER D. MITCHELL, ESQ.                      ALAN C. MENDELSON, ESQ.
        WILSON SONSINI GOODRICH & ROSATI                      COOLEY GODWARD, LLP
            PROFESSIONAL CORPORATION                         FIVE PALO ALTO SQUARE
               650 PAGE MILL ROAD                         PALO ALTO, CALIFORNIA 94306
          PALO ALTO, CALIFORNIA 94304                            (650) 494-7622
                 (650) 493-9300

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: UPON CONSUMMATION OF THE MERGER REFERRED TO HEREIN.
                            ------------------------

     IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX. [ ]

                        CALCULATION OF REGISTRATION FEE

======================================================================================================
   TITLE OF EACH CLASS OF                       PROPOSED MAXIMUM  PROPOSED MAXIMUM      AMOUNT OF
      SECURITIES TO BE          AMOUNT TO BE     OFFERING PRICE      AGGREGATE         REGISTRATION
       REGISTERED(1)           REGISTERED(2)        PER UNIT       OFFERING PRICE          FEE
------------------------------------------------------------------------------------------------------
Common Stock, par value
  $0.01 per share...........  3,480,951 shares     $86.75 (3)     $301,972,499(3)     $91,506.82(4)
======================================================================================================

(1) The Registration Statement relates to securities of the Registrant issuable to holders of common stock of Elexsys International, Inc., a Delaware corporation ("Elexsys"), in the proposed merger (the "Merger") of a wholly-owned subsidiary of the Registrant with and into Elexsys.

(2) Represents the maximum number of shares of Registrant's Common Stock issuable upon consummation of the Merger, assuming the exercise prior to the Merger of all outstanding options to purchase Elexsys Common Stock.

(3) Pursuant to Rule 457(f) and estimated solely for the purpose of calculating the registration fee. Amounts are based on the average of the high and low prices of the Registrant's Common Stock on September 24, 1997.

(4) A registration fee totaling $49,176.34 was paid on July 31, 1997 and August 6, 1997 by Elexsys in connection with the filing of preliminary proxy materials of Elexsys included in the Registration Statement.
                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                      LOGO
                                                                 October 1, 1997

Dear Stockholder:

     At our Special Meeting of Stockholders (the "Special Meeting") on October 30, 1997, you will be asked to vote upon the approval and adoption of the Agreement and Plan of Merger dated as of July 22, 1997 (the "Merger Agreement"), among Sanmina Corporation ("Sanmina"), SANM Acquisition Subsidiary, Inc., a wholly owned subsidiary of Sanmina ("Merger Sub"), and Elexsys International, Inc. ("Elexsys") providing for the merger of Merger Sub with and into Elexsys upon the terms and subject to the conditions of the Merger Agreement (the "Merger"). The foregoing proposal is described more fully in the accompanying Proxy Statement/Prospectus.

     After careful consideration, the Elexsys Board of Directors has unanimously determined that the terms of the Merger Agreement and the Merger are fair to, and in the best interests of, Elexsys and its stockholders. Accordingly, the Elexsys Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that the stockholders of Elexsys vote FOR approval and adoption of the Merger Agreement. The approval and adoption of the Merger Agreement requires the affirmative vote of holders of at least a majority of the outstanding shares of common stock of Elexsys. Pursuant to stockholder agreements with Sanmina, the directors of Elexsys, holding approximately 43% of the outstanding shares of Elexsys common stock, have agreed to, among other things, vote (or cause to be voted) their shares of Elexsys common stock in favor of approval and adoption of the Merger Agreement.

     Stockholders are urged to review carefully the information contained in the Proxy Statement/Prospectus attached hereto prior to deciding how to vote their shares at the Special Meeting.

     Whether or not you expect to attend the Special Meeting in person, please complete, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope to assure representation of your shares. You may revoke your proxy at any time before it has been voted, and if you attend the Special Meeting you may vote in person, even if you previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                                  /s/ MILAN MANDARIC

                                          --------------------------------------
                                          Milan Mandaric
                                          Chairman of the Board
                                          and Chief Executive Officer

                          ELEXSYS INTERNATIONAL, INC.
                               4405 FORTRAN COURT
                           SAN JOSE, CALIFORNIA 95134
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 30, 1997
                            ------------------------

TO THE STOCKHOLDERS OF ELEXSYS INTERNATIONAL, INC.

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Elexsys International, Inc., a Delaware corporation ("Elexsys"), will be held on October 30, 1997 at 8:00 a.m., local time, at Elexsys' principal offices at 4405 Fortran Court, San Jose, California 95134.

     At the Special Meeting you will be asked to consider and vote upon the following proposal:

          To (i) approve and adopt the Agreement and Plan of Merger dated as of July 22, 1997 (the "Merger Agreement"), among Sanmina Corporation, a Delaware corporation ("Sanmina"), SANM Acquisition Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Sanmina ("Merger Sub"), and Elexsys and (ii) approve the merger of Merger Sub with and into Elexsys upon the terms and subject to the conditions of the Merger Agreement (the "Merger").

     Pursuant to the Merger Agreement (a) each share of common stock, par value $1.00 per share, of Elexsys ("Elexsys Common Stock") issued and outstanding at the effective time of the Merger will be converted into 0.33 fully paid and nonassessable shares of common stock, par value $0.01 per share, of Sanmina ("Sanmina Common Stock"), and (b) each option to purchase shares of Elexsys Common Stock ("Elexsys Option") that is not exercised prior to the consummation of the Merger and that is included on a list to be provided by Elexsys to Sanmina prior to the consummation of the Merger will be converted into that number of shares of Sanmina Common Stock equal to the difference between (a) the number of shares of Sanmina Common Stock derived by multiplying the number of shares of Elexsys Common Stock underlying the Elexsys Option by the Exchange Ratio and (b) the number of shares of Sanmina Common Stock derived by dividing the aggregate exercise price of the Elexsys Option by the fair market value of one share of Sanmina Common Stock as of the closing date of the Merger.

     THE BOARD OF DIRECTORS OF ELEXSYS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

     Detailed information concerning the Merger Agreement and the Merger is contained in the attached Proxy Statement/Prospectus; please read it carefully.
                                         For the Board of Directors,

                                                  /s/ MILAN MANDARIC

                                         ---------------------------------------
                                         MILAN MANDARIC
                                         Chairman of the Board
                                         and Chief Executive Officer
San Jose, California
October 1, 1997

     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. A STOCKHOLDER WHO EXECUTES A PROXY MAY REVOKE IT AT ANY TIME BEFORE IT IS EXERCISED BY GIVING WRITTEN NOTICE OF REVOCATION TO ELEXSYS, BY SUBSEQUENTLY FILING ANOTHER PROXY OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

                HOLDERS OF ELEXSYS COMMON STOCK SHOULD NOT SEND
                   STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                          ELEXSYS INTERNATIONAL, INC.

                                PROXY STATEMENT

                              SANMINA CORPORATION

                                   PROSPECTUS

     This Proxy Statement/Prospectus is being furnished to the stockholders of Elexsys International, Inc., a Delaware corporation ("Elexsys"), in connection with the solicitation of proxies by the Board of Directors of Elexsys (the "Elexsys Board") for use at the Special Meeting of Stockholders of Elexsys to be held on October 30, 1997 at 8:00 a.m., local time, at Elexsys' principal offices at 4405 Fortran Court, San Jose, California 95134, including any adjournments or postponements thereof (the "Special Meeting").

     At the Special Meeting, the holders of common stock, par value $1.00 per share, of Elexsys ("Elexsys Common Stock") will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 22, 1997 (the "Merger Agreement"), among Sanmina Corporation, a Delaware corporation ("Sanmina"), SANM Acquisition Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Sanmina ("Merger Sub"), and Elexsys and approve the merger of Merger Sub with and into Elexsys upon the terms and subject to the conditions of the Merger Agreement (the "Merger"). Pursuant to the Merger Agreement (a) each share of Elexsys Common Stock issued and outstanding at the effective time of the Merger will be converted into 0.33 fully paid and nonassessable shares of common stock, par value $0.01 per share, of Sanmina ("Sanmina Common Stock"), and (b) each option to purchase shares of Elexsys Common Stock ("Elexsys Option") that is not exercised prior to the consummation of the Merger and that is included on a list to be provided by Elexsys to Sanmina prior to the consummation of the Merger will be converted into that number of shares of Sanmina Common Stock equal to the difference between (i) the number of shares of Sanmina Common Stock derived by multiplying the number of shares of Elexsys Common Stock underlying the Elexsys Option by the Exchange Ratio and (ii) the number of shares of Sanmina Common Stock derived by dividing the aggregate exercise price of the Elexsys Option by the fair market value of one share of Sanmina Common Stock as of the closing date of the Merger.

     The Elexsys Board has unanimously determined that the terms of the Merger Agreement and the Merger are fair to, and in the best interests of, Elexsys and its stockholders. Accordingly, the Elexsys Board has unanimously approved the Merger Agreement and unanimously recommends that the stockholders of Elexsys vote FOR approval and adoption of the Merger Agreement and approval of the Merger, pursuant to which Elexsys will become a wholly owned subsidiary of Sanmina and stockholders of Elexsys will become stockholders of Sanmina. Certain members of the Elexsys Board may be deemed to have a conflict of interest in recommending stockholder approval of the Merger. See "THE MERGER -- Interests of Certain Persons in the Merger."

     This Proxy Statement/Prospectus also serves as a prospectus of Sanmina under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of Sanmina Common Stock issuable in connection with the Merger.

     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of Elexsys on or about October 1, 1997.
                            ------------------------

THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS OCTOBER 1, 1997.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS, IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE BY THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

     NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF SANMINA OR ELEXSYS SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        -----
AVAILABLE INFORMATION..................................................................     1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................................     1

SUMMARY................................................................................     3
  Special Meeting......................................................................     3
  The Merger...........................................................................     4
  Risk Factors.........................................................................     7
  Market Price Data....................................................................     8

SELECTED HISTORICAL FINANCIAL DATA.....................................................     9
  Sanmina Selected Historical Consolidated Financial Information.......................     9
  Elexsys Selected Historical Consolidated Financial Information.......................    10

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA.........................    11

COMPARATIVE PER SHARE DATA.............................................................    12

RISK FACTORS...........................................................................    13

COMPARATIVE STOCK PRICES AND DIVIDEND POLICY...........................................    17

THE SPECIAL MEETING....................................................................    18
  Date, Time, Place and Purpose........................................................    18
  Record Date; Shares Entitled to Vote; Vote Required..................................    18
  Proxies; Proxy Solicitation..........................................................    18

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF ELEXSYS.................    20

THE COMPANIES..........................................................................    21
  Sanmina Corporation..................................................................    21
  Elexsys International, Inc...........................................................    21

THE MERGER.............................................................................    22
  Background of the Merger.............................................................    22
  Certain Information Concerning Sanmina...............................................    25
  Elexsys' Reasons For The Merger -- Recommendation of the Elexsys Board...............    26
  Opinion of Elexsys' Financial Advisor................................................    28
  Certain Federal Income Tax Consequences..............................................    32
  Anticipated Accounting Treatment.....................................................    33
  Interests of Certain Persons in the Merger...........................................    33
  Resale of Sanmina Common Stock.......................................................    35

                                                                                        PAGE
                                                                                        -----
THE MERGER AGREEMENT...................................................................    36
  The Merger...........................................................................    36
  Merger Consideration.................................................................    36
  Additional Information for Holders of Elexsys Options; Elexsys' Discretion with
     Respect to Net Exercise Treatment.................................................    38
  Exchange Agent; Exchange Procedures; Dividends; No Further Ownership Rights in
     Elexsys Common Stock; No Fractional Shares........................................    40
  Representations and Warranties.......................................................    41
  Business of Elexsys Pending the Merger...............................................    42
  Business of Sanmina Pending the Merger...............................................    43
  Certain Additional Agreements........................................................    44
  Conditions to the Consummation of the Merger.........................................    45
  No Solicitation......................................................................    46
  Right of the Elexsys Board to Withdraw Recommendation................................    47
  Expenses.............................................................................    47
  Termination Fee......................................................................    47
  Termination, Amendment and Waiver....................................................    48
  The Stockholder Agreements...........................................................    49
  Management and Operations after the Merger...........................................    50

OTHER MATTERS..........................................................................    50
  Governmental and Regulatory Matters..................................................    50
  Absence of Appraisal Rights..........................................................    50

DESCRIPTION OF SANMINA CAPITAL STOCK...................................................    51

EXPERTS................................................................................    52

LEGAL MATTERS..........................................................................    53

STOCKHOLDER PROPOSALS..................................................................    53

UNAUDITED PRO FORMA FINANCIAL INFORMATION..............................................   F-1

ANNEXES

     Annex I               Agreement and Plan of Merger
     Annex II              Form of Stockholder Agreement
     Annex III             Opinion of Needham & Company, Inc.

                             AVAILABLE INFORMATION

     Sanmina and Elexsys are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, Sanmina and Elexsys file proxy statements, reports and other information with the Securities and Exchange Commission (the "SEC"). This filed material can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: Chicago Regional Office (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661) and New York Regional Office (Seven World Trade Center, 13th Floor, New York, New York 10048). The filed material also is available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." Copies of such material also can be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material can be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1935 K Street, N.W., Washington, D.C. 20006.

     Sanmina has filed a Registration Statement on Form S-4 (the "Registration Statement") with the SEC under the Securities Act with respect to the Sanmina Common Stock to be issued upon consummation of the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Copies of the Registration Statement are available from the SEC, upon payment of prescribed rates. For further information, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such Statement being qualified in all respects by such reference. All material elements of the subject documents are described in this Proxy Statement/Prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following Sanmina documents are incorporated by reference in this Proxy Statement/Prospectus: (i) Sanmina's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 (filed with the Securities and Exchange Commission ("SEC") on December 24, 1996), as amended by reports on Form 10-K/A (filed with the SEC on December 27, 1996 and March 25, 1997); (ii) Sanmina's Quarterly Report on Form 10-Q for the quarters ended December 28, 1996 (filed with the SEC on February 7, 1997), March 29, 1997 (filed with the SEC on May 13, 1997) and June 28, 1997 (filed with the SEC on July 30, 1997); (iii) Sanmina's Current Report on Form 8-K (filed with the SEC on November 15, 1996), as amended by a report on Form 8-K/A (filed with the SEC on January 15, 1997); (iv) Sanmina's Current Report on Form 8-K (filed with the SEC on June 23, 1997); and (v) the description of Sanmina Common Stock contained in Sanmina's Registration Statement on Form 8-A (filed with the SEC on February 19, 1993). Sanmina's SEC file number for reports filed pursuant to the Exchange Act is 0-21272.

     The following Elexsys documents are incorporated by reference in this Proxy Statement/Prospectus: (i) Elexsys' Annual Report on Form 10-K for the fiscal year ended September 30, 1996 (filed with the SEC on December 27, 1996); (ii) Elexsys' Quarterly Reports on Form 10-Q for the quarters ended December 28, 1996 (filed with the SEC on February 11, 1997), March 29, 1997 (filed with the SEC on May 9, 1997) and June 28, 1997 (filed with the SEC on July 31, 1997); (iii) Elexsys' Quarterly Report on Form 10-Q/A for the period ended December 28, 1996 (filed with the SEC on February 21, 1997); (iv) the description of Elexsys Common Stock contained in Elexsys' Registration Statement on Form 8-A (filed with the SEC on March 8, 1984); and (v) the description of Elexsys Common Stock contained in Elexsys' Registration on Form 8-B (filed with the SEC on May 29,
1987). Elexsys' SEC file number for reports filed pursuant to the Exchange Act is 0-11691.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS CONSIST OF THE DOCUMENTS DESCRIBED IN THE IMMEDIATELY PRECEDING

TWO PARAGRAPHS IN THIS SECTION ENTITLED "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." A COPY OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE WILL BE PROVIDED BY FIRST-CLASS MAIL WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER OF ELEXSYS COMMON STOCK, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON. WITH RESPECT TO SANMINA'S DOCUMENTS, REQUESTS SHOULD BE DIRECTED TO THE OFFICE OF THE CHIEF FINANCIAL OFFICER, 355 EAST TRIMBLE ROAD, SAN JOSE, CALIFORNIA 95131 (TELEPHONE (408) 435-8444). WITH RESPECT TO ELEXSYS' DOCUMENTS, REQUESTS SHOULD BE DIRECTED TO THE OFFICE OF THE CHIEF FINANCIAL OFFICER, ELEXSYS INTERNATIONAL, INC., 4405 FORTRAN COURT, SAN JOSE, CALIFORNIA 95134 (TELEPHONE (408) 935-6300). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL MEETING TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES, ANY SUCH REQUEST SHOULD BE MADE BY OCTOBER 23, 1997.

     All reports and definitive proxy or information statements filed by Sanmina and Elexsys pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement.

     All information contained in this Proxy Statement/Prospectus relating to Sanmina has been supplied by Sanmina, and all information relating to Elexsys has been supplied by Elexsys.

                                    SUMMARY

     Other than statements of historical fact, statements made in this Proxy Statement/Prospectus, including statements as to the benefits expected to result from the Merger and as to future financial performance and the analyses performed by the financial advisor to Elexsys, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" below, which Elexsys stockholders should carefully review.

     The following is a summary of certain information contained elsewhere in this Proxy Statement/ Prospectus. Reference is made to, and this summary is qualified in its entirety by, a more detailed account of the material elements of such information contained elsewhere in this Proxy Statement/Prospectus, in the attached Annexes and in the documents incorporated herein by reference. Stockholders are urged to read carefully this Proxy Statement/Prospectus and the attached Annexes in their entirety.

SPECIAL MEETING

     Date, Time, Place and Purpose. This Proxy Statement/Prospectus is being furnished to Elexsys stockholders in connection with the solicitation of proxies by the Elexsys Board for use at the Special Meeting to be held on October 30, 1997 at 8:00 a.m., local time, at Elexsys' principal offices at 4405 Fortran Court, San Jose, California 95134. Only holders of record of Elexsys Common Stock at the close of business on September 12, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the Special Meeting. At the Special Meeting, holders of Elexsys Common Stock will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached as Annex I to this Proxy Statement/Prospectus, and approve the Merger of Merger Sub with and into Elexsys upon the terms and subject to the conditions of the Merger Agreement. If the Merger is consummated, Elexsys will be the surviving corporation in the Merger (the "Surviving Corporation") and will become a wholly owned subsidiary of Sanmina. See "THE SPECIAL MEETING -- Date, Time, Place and Purpose."

     Record Date; Shares Entitled to Vote; Vote Required. The close of business on September 12, 1997 has been fixed as the Record Date for determining the holders of Elexsys Common Stock who are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 9,550,151 shares of Elexsys Common Stock outstanding, of which 4,100,461 shares (approximately 43% of the outstanding shares) of Elexsys Common Stock were owned by directors (in their capacity as stockholders) of Elexsys. The directors of Elexsys are: Milan Mandaric, C. Bradford Jeffries, Roger Johnson and Alan C. Mendelson. As indicated below, all such directors of Elexsys have indicated that they intend to vote all such shares in favor of the approval and adoption of the Merger Agreement and approval of the Merger and have granted irrevocable proxies to that effect to Jure Sola and Randy Furr, in their respective capacities as officers of Sanmina. The executive officers of Elexsys (other than executive officers who are directors) own a total of 37,960 shares of Elexsys Common Stock, or approximately 0.4% of the outstanding Elexsys Common Stock. Elexsys is unaware of any executive officer of Elexsys who intends to vote against the Merger. The holders of record on the Record Date of shares of Elexsys Common Stock are entitled to one vote per share of Elexsys Common Stock on each matter submitted to a vote at the Special Meeting. The presence in person or by proxy of the holders of shares representing a majority of the voting power of Elexsys Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. Under the Delaware General Corporation Law (the "DGCL"), the affirmative vote of holders of at least a majority of the shares of the Elexsys Common Stock outstanding on the Record Date is required for approval and adoption of the Merger Agreement and approval of the Merger ("Stockholder Approval"). An abstention from voting or a broker non-vote (as described below under "THE SPECIAL MEETING -- Record Date; Shares Entitled to Vote; Vote Required") will have the practical effect of voting against approval and adoption of the Merger Agreement and approval of the Merger since a vote to abstain or a broker non-vote represents one less vote for such approval and adoption. See "THE SPECIAL MEETING -- Record Date; Shares Entitled to Vote; Vote Required."

     As indicated above, pursuant to the terms of stockholder agreements dated as of July 22, 1997, between Sanmina and each of the directors of Elexsys (the "Stockholder Agreements"), such directors (in their capacity as stockholders), have agreed, among other things, to vote (or cause to be voted) their shares of Elexsys Common Stock in favor of approval and adoption of the Merger Agreement and approval of the Merger at the Special Meeting. No stockholders of Elexsys, other than the directors of Elexsys, have entered into Stockholder Agreements. Together, such stockholders held on the Record Date 4,100,461 shares (approximately 43% of the outstanding shares) of Elexsys Common Stock. Consequently, holders of only approximately 7% of Elexsys Common Stock who are not parties to the Stockholder Agreements need vote in favor of approval and adoption of the Merger Agreement and approval of the Merger for Stockholder Approval to be obtained. The general effect of the Stockholder Agreements is to increase the likelihood that Stockholder Approval will be obtained. See "THE MERGER -- Interests of Certain Persons in the Merger" and "THE MERGER
AGREEMENT -- The Stockholder Agreements."

     No approval by stockholders of Sanmina is required to effect the Merger.

THE MERGER

     The Parties. Sanmina is a leading independent provider of customized integrated electronics manufacturing services, including turnkey electronic assembly and manufacturing management services, to original equipment manufacturers ("OEMs") in the electronics industry. Sanmina's electronic manufacturing services consist primarily of the manufacture of complex printed circuit board assemblies using surface mount ("SMT") and pin through-hole ("PTH") interconnection technologies, the manufacture of custom designed backplane assemblies, fabrication of complex multi-layer printed circuit boards, and testing and assembly of completed systems. In addition to assembly, turnkey manufacturing management also involves procurement and materials management, as well as consultation on printed circuit board design and manufacturability. Sanmina, through its Golden Eagle Systems ("Golden Eagle") subsidiary, which was acquired in January 1996, also manufactures custom cable assemblies for electronics industry OEMs.

     The principal executive offices of Sanmina are located at 355 East Trimble Road, San Jose, California 95131. The telephone number is (408) 435-8444.

     Merger Sub, a Delaware corporation, is a wholly owned subsidiary of Sanmina formed solely for the purpose of effecting the Merger. Merger Sub has no material assets and has not engaged in any activities except in connection with the Merger. The principal offices of Merger Sub are located at 355 East Trimble Road, San Jose, California 95131. The telephone number is (408) 954-5500.

     Elexsys is a leading manufacturer of interconnect products used in advanced electronic equipment. Elexsys manufactures complex products in the mid-volume sector of the electronic interconnect industry. Elexsys offers to its customers complete original design capability for top level assembly, as Elexsys' products generally require greater engineering and manufacturing expertise than mass-produced, less complex products. Elexsys manufactures custom-designed, press-fit backpanels, surface mount backpanel assemblies and subsystems (known as card cages) complete with an assembled backpanel, power supply, fan and cable attachments as well as multilayer, high density printed circuit boards. Elexsys works closely with its customers, beginning with the early stages of the customer's product design and development.

     The principal offices of Elexsys are located at 4405 Fortran Court, San Jose, California 95134. The telephone number is (408) 935-6300.

     Merger Consideration. At the effective time of the Merger (the "Effective Time"), each issued and outstanding share of Elexsys Common Stock, other than shares owned by Sanmina, Merger Sub or Elexsys, will be converted into 0.33 fully paid and nonassessable shares of Sanmina Common Stock (the "Exchange Ratio"). No fractional shares of Sanmina Common Stock will be issued in the Merger and holders of shares of Elexsys Common Stock who would otherwise have been entitled to receive a fraction of a share of Sanmina Common Stock will be entitled to a cash payment in lieu of any such fractional shares. Based upon the number of shares of Sanmina Common Stock issued and outstanding on September 5, 1997, and after giving effect to the Sanmina Common Stock that is expected to be issued in the Merger and assuming the exercise of all outstanding Elexsys Options, the former holders of Elexsys Common Stock would hold and have voting power with respect to approximately 16.9% of Sanmina's issued and outstanding shares (16.4% if all outstanding Elexsys Options are instead exchanged on a "Net Exercise" basis as described below). See "THE MERGER AGREEMENT -- Merger Consideration" and "-- Exchange Agent; Exchange Procedures; Dividends; No Further Ownership Rights in Elexsys Common Stock; No Fractional Shares."

     At the Effective Time, each Elexsys Option that has not been exercised prior to the Effective Time and that is included on a list to be provided by Elexsys to Sanmina prior to the consummation of the Merger will be converted into that number of shares of Sanmina Common Stock equal to the difference between (a) the number of shares of Sanmina Common Stock derived by multiplying the number of shares of Elexsys Common Stock underlying the Elexsys Option by the Exchange Ratio and (b) the number of shares of Sanmina Common Stock derived by dividing the aggregate exercise price of the Elexsys Option by the fair market value of one share of Sanmina Common Stock as of the closing date of the Merger. The shares so converted will be further reduced for income tax withholding. See "THE MERGER AGREEMENT -- Merger Consideration" and
"-- Additional Information for Holders of Elexsys Options; Elexsys' Discretion with Respect to Net Exercise Treatment."

     Elexsys' Reasons for the Merger -- The Recommendation of the Elexsys
Board. The Elexsys Board has unanimously determined that the terms of the Merger Agreement and the Merger are fair to, and in the best interests of, Elexsys and its stockholders. Accordingly, the Elexsys Board has unanimously approved the Merger Agreement and unanimously recommends that the stockholders of Elexsys vote FOR approval and adoption of the Merger Agreement and approval of the Merger. Certain members of the Elexsys Board may be deemed to have a conflict of interest in recommending stockholder approval of the Merger. See "THE
MERGER -- Interests of Certain Persons in the Merger." In reaching its decision to approve the Merger Agreement and recommend the Merger, the Elexsys Board considered a number of factors. See "THE MERGER -- Background of the Merger" and "-- Elexsys' Reasons for the Merger -- Recommendation of the Elexsys Board."

     Opinion of Elexsys' Financial Advisor. Needham & Company, Inc. ("Needham") has acted as financial advisor to Elexsys in connection with the Merger and has delivered its written opinion to the Elexsys Board dated July 22, 1997, to the effect that, as of such date and subject to certain assumptions and other matters described therein, the consideration to be received by the stockholders of Elexsys in the Merger was fair to such stockholders from a financial point of view. The full text of Needham's July 22, 1997 opinion, which sets forth the assumptions made, matters considered, and limitations on and scope of the review undertaken by Needham, is attached to this Proxy Statement/Prospectus as Annex III and should be carefully read in its entirety. Needham's opinion is directed only to the fairness to the Elexsys stockholders, from a financial point of view, of the consideration to be received by such stockholders in the Merger, does not address any other aspect of the Merger, and does not constitute a recommendation to any stockholder of Elexsys as to how such stockholder should vote at the Special Meeting. See "THE MERGER -- Opinion of Elexsys' Financial Advisor."

     Certain Federal Income Tax Consequences. It is a condition to the obligations of Elexsys and Sanmina to consummate the Merger that each receive the opinion of its respective legal counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Such opinions assume that the Merger will take place as described in the Merger Agreement and that certain factual matters represented by Sanmina, Merger Sub, Elexsys and certain Elexsys stockholders are true and correct at the Effective Time. However, all Elexsys stockholders are urged to consult their tax advisors. See "THE MERGER -- Certain Federal Income Tax Consequences."

     Anticipated Accounting Treatment. Sanmina intends to treat the Merger as a pooling of interests for accounting and financial reporting purposes. See "THE MERGER -- Anticipated Accounting Treatment."

     Interests of Certain Persons in the Merger. As of the Record Date, directors and executive officers of Elexsys owned (i) 4,138,421 shares of Elexsys Common Stock for which they will receive the same consideration in connection with the Merger as other Elexsys stockholders and (ii) unexercised options to acquire 432,600 shares of Elexsys Common Stock (the "Stock Options"), which will be treated as described below under "THE MERGER
AGREEMENT -- Additional Information for Holders of Elexsys Options;

Elexsys' Discretion with Respect to Net Exercise Treatment." Approximately 40% of the Elexsys Options are held by directors and executive officers of Elexsys. Sanmina has entered into a registration rights agreement (the "Registration Rights Agreement") with the Chief Executive Officer of Elexsys, under which Sanmina will, if requested by such individual, register for resale the shares of Sanmina Common Stock issued to him in the Merger. Sanmina and the Chief Operating Officer of Elexsys have entered into an agreement for continued employment of such individual by Sanmina. Sanmina also has agreed to indemnify each of Elexsys' directors and officers against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement, in connection with any claim, action, suit, proceeding or investigation, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to certain instances. See "THE MERGER -- Interests of Certain Persons in the Merger."

     Governmental and Regulatory Matters. The consummation of the Merger is subject to the expiration or termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Sanmina and Elexsys have filed notification and report forms under the HSR Act. The waiting period under the HSR Act terminated on August 30, 1997. See "OTHER MATTERS -- Governmental and Regulatory Matters."

     Conditions to the Merger. The obligations of Sanmina and Elexsys to consummate the Merger are subject to various conditions, including, without limitation, obtaining Stockholder Approval, approval for listing (subject to official notice of issuance) on the Nasdaq National Market of the Sanmina Common Stock to be issued in connection with the Merger and the absence of any injunction or other legal restraint preventing the consummation of the Merger. See "THE MERGER AGREEMENT -- Conditions to the Consummation of the Merger."

     No Solicitation. The Merger Agreement provides that Elexsys will not, nor will it authorize or instruct any of its officers, directors or employees or any investment banker, attorney or other advisor or representative retained by it to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal (as defined in the Merger Agreement and described below under "THE MERGER AGREEMENT -- No Solicitation") or (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action intended or reasonably expected to facilitate the making of any inquiry or proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. However, if the Elexsys Board determines in good faith, after consultation with outside counsel, that failure to do so would create a substantial risk of liability for breach of its fiduciary duties to the stockholders of Elexsys under applicable law, Elexsys may, prior to the receipt of Stockholder Approval, in response to a Takeover Proposal that was unsolicited and subject to certain other conditions, furnish nonpublic information with respect to Elexsys to any person pursuant to a customary and reasonable confidentiality agreement and participate in discussions and negotiations regarding a Takeover Proposal. See "THE MERGER AGREEMENT -- No Solicitation."

     Right of the Elexsys Board to Withdraw Recommendation. Under the Merger Agreement, neither the Elexsys Board nor any committee of the Elexsys Board may
(i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Sanmina or Merger Sub, the approval or recommendation by such Board or any such committee of the Merger Agreement or the Merger, (ii) approve or recommend any Takeover Proposal or (iii) cause Elexsys to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any Takeover Proposal. However, the Elexsys Board, to the extent it determines in good faith, after consultation with outside counsel, that failure to do so would create a substantial risk of liability to the Elexsys Board for breach of its fiduciary duties to the stockholders of Elexsys under applicable law, may, prior to receipt of Stockholder Approval, withdraw or modify its approval or recommendation of the Merger Agreement or the Merger and/or approve or recommend any Takeover Proposal (as described below under "THE MERGER AGREEMENT -- Right of the Elexsys Board to Withdraw Recommendation"). See "THE MERGER AGREEMENT -- Right of the Elexsys Board to Withdraw Recommendation" and "-- Termination Fee."

     Termination. The Merger Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after receipt of Stockholder Approval, (i) by mutual written consent of Sanmina, Merger Sub and Elexsys; (ii) by either Sanmina or Elexsys if (A) the Special Meeting (including any adjournments thereof) shall have been held and completed and Elexsys' stockholders shall have taken a final vote on the proposal referred to herein and Stockholder Approval shall not have been obtained, (B) the Merger is not consummated by December 31, 1997 (subject to certain exceptions), (C) certain legal restraints or prohibitions are in effect preventing the consummation of the Merger or (D) the Elexsys Board withholds, withdraws or modifies its approval or recommendation of the Merger or approves a Superior Proposal (as defined below), subject to certain conditions, including, in certain instances, the obligation of Elexsys to pay the Termination Fee (as defined below); and (iii) by either Sanmina or Elexsys if there are certain breaches of, or inaccuracies contained in, the other party's representations, warranties, covenants or agreements and such breaches or inaccuracies are not cured within 45 days, subject to certain conditions and limitations. See "THE MERGER AGREEMENT -- Termination, Amendment and Waiver."

     Termination Fee. The Merger Agreement requires Elexsys to pay Sanmina $7.5 million (the "Termination Fee") only if (i) the Merger Agreement is validly terminated by either Elexsys or Sanmina in the event that the Elexsys Board or any committee thereof withholds, withdraws or modifies in a manner adverse to Sanmina its approval or recommendation of the Merger or Merger Agreement or approves or recommends a Superior Proposal (as defined below) or the Elexsys Board resolves to take any of the foregoing actions and (ii) Sanmina shall not have materially breached the Merger Agreement. Elexsys is not required to pay a Termination Fee in any other circumstance, including the other events permitting termination described in "Termination" above. A "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the voting power of the Elexsys Common Stock or all or substantially all the assets of Elexsys and otherwise on terms which the Elexsys Board determines in its good faith judgment (after consultation with its financial advisor) to be more favorable to Elexsys' stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Elexsys Board, is capable of being obtained by such third party. The Termination Fee is payable in installments as follows: $2.5 million promptly, but in no event later than five business days after termination, $2.5 million on the 180th day after termination and $2.5 million on the 270th day after termination, provided that if a transaction contemplated by a Superior Proposal accepted by Elexsys is consummated prior to payment of either the second or third installments, any such unpaid amounts shall be payable upon consummation of such transaction. The Termination Fee does not accrue under the circumstances described in items i, ii(A), ii(B), ii(C), or iii above under the subsection entitled "Termination." See "THE MERGER AGREEMENT -- Termination Fee."

     Absence of Appraisal Rights. In accordance with Section 262 of the DGCL, holders of Elexsys Common Stock are not entitled to appraisal rights in connection with the Merger. See "OTHER MATTERS -- Absence of Appraisal Rights."

     Certain Considerations. In considering whether to vote in favor of the approval and adoption of the Merger Agreement and approval of the Merger, Elexsys stockholders should consider the following: (i) the Exchange Ratio is fixed at 0.33 shares of Sanmina Common Stock per share of Elexsys Common Stock,
(ii) the market price of a share of Sanmina Common Stock at the Effective Time can be expected to vary from its price as of the date of this Proxy Statement/Prospectus due to changes in the business, operations or prospects of Sanmina, general market and economic conditions and other factors, and (iii) the specific value of the consideration to be received by Elexsys stockholders in connection with the Merger will depend on the market price of Sanmina Common Stock at the Effective Time.

RISK FACTORS

     The Merger and an investment in securities of Sanmina involve a significant degree of risk, including uncertainties related to integration of the companies, risks associated with a fixed exchange ratio, Sanmina's dependence on the electronics industry, fluctuations in results of operations from period to period, customer concentration, risks associated with acquisitions and expansions, competition and technological change, environmental matters, international operations, leverage, and possible volatility of prices of securities. Stockholders of Elexsys should carefully consider the information set forth under "RISK FACTORS."

MARKET PRICE DATA

     Sanmina Common Stock (symbol: SANM) and Elexsys Common Stock (symbol: ELEX) are quoted on the Nasdaq National Market.

     The following table sets forth the last reported sales prices per share of Sanmina Common Stock and of Elexsys Common Stock on the Nasdaq National Market on July 22, 1997, the last trading day before announcement of the Merger Agreement, and on September 24, 1997:

                                                    SANMINA COMMON STOCK       ELEXSYS COMMON STOCK
                                                    --------------------       --------------------
July 22, 1997.....................................          $ 675/16                   $ 23 1/8
September 24, 1997................................          $ 8511/16                  $ 2713/16

     Elexsys stockholders are advised to obtain recent market quotations for Sanmina Common Stock prior to the Special Meeting.

                       SELECTED HISTORICAL FINANCIAL DATA

SANMINA SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The selected historical financial data as of September 30, 1992, 1993, and 1994 and for the years ended September 30, 1992 and 1993 are derived from audited financial statements of Sanmina not included or incorporated by reference herein. The historical consolidated statement of operations data for each of the three years in the period ended September 30, 1996 and the selected historical balance sheet data at September 30, 1995 and 1996 are derived from the audited consolidated financial statements of Sanmina incorporated by reference in this Proxy Statement/Prospectus. These statements have been audited by Arthur Andersen LLP, independent public accountants, whose report therein is also incorporated by reference in this Proxy Statement/Prospectus. The historical financial information as of June 28, 1997 and for the nine-month periods ended June 29, 1996 and June 28, 1997 are derived from unaudited consolidated financial statements of Sanmina and, in the opinion of Sanmina, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair representation of the financial information. Operating results for the interim period are not necessarily indicative of the results of Sanmina that may be expected for the entire year. The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements and related notes and other financial information contained in Sanmina's Form 10-K for the fiscal year ended September 30, 1996 and Form 10-Q for the quarterly period ended June 28, 1997.

(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             NINE MONTHS ENDED
                                                FISCAL YEAR ENDED SEPTEMBER 30,             -------------------
  HISTORICAL STATEMENT OF OPERATIONS   --------------------------------------------------   JUNE 29,   JUNE 28,
                DATA:                   1992      1993       1994       1995       1996       1996       1997
-------------------------------------- -------   -------   --------   --------   --------   --------   --------
Net sales............................. $65,096   $88,474   $115,125   $167,787   $265,076   $186,574   $290,974
Unusual items(1)......................    (952)       --    (14,819)        --         --         --         --
Income from operations................   2,641    12,405      3,226     27,067     45,229     31,771     49,391
Extraordinary items(2)................      --      (824)        --         --         --         --         --
Net income (loss).....................  (1,450)    5,097     (3,109)    16,954     28,095     19,744     29,907
Net income (loss) per common share
  Primary net income per share
    Income (loss) before extraordinary
      item............................ $ (0.16)  $  0.52   $  (0.20)  $   1.01   $   1.60   $   1.13   $   1.64
    Extraordinary item................      --     (0.07)        --         --         --         --         --
         Net income...................   (0.16)     0.45      (0.20)      1.01       1.60       1.13       1.64
  Fully diluted net income per share
    Income (loss) before extraordinary
      item............................   (0.16)     0.52      (0.20)      1.00       1.50       1.07       1.51
    Extraordinary item................      --     (0.07)        --         --         --         --         --
         Net income................... $ (0.16)  $  0.45   $  (0.20)  $   1.00   $   1.50   $   1.07   $   1.51
Common and common equivalent shares
  used in computing per share amounts
  Primary.............................   8,932    11,448     15,488     16,812     17,532     17,472     18,214
  Fully Diluted.......................   8,932    11,448     15,488     17,392     20,812     20,584     21,362

                                                                 AS OF SEPTEMBER 30,                   AS OF
                                                  -------------------------------------------------   JUNE 28,
   HISTORICAL CONSOLIDATED BALANCE SHEET DATA:     1992      1993      1994       1995       1996       1997
------------------------------------------------- -------   -------   -------   --------   --------   --------
Working capital.................................. $ 6,968   $ 8,394   $38,055   $128,904   $145,309   $155,180
Total assets.....................................  45,768    45,553    64,467    188,106    230,541    281,305
Long-term obligations............................  35,145     4,438        --     86,250     86,250     86,500
Stockholders' equity.............................      86    26,123    46,738     67,181    103,685    137,472

---------------

(1) In 1992 and 1994, Sanmina recorded write-offs of goodwill of $952 and $11,190, respectively. In 1994, the Company recorded a charge to operations of $3,629 to provide for the closure of two of its facilities.

(2) In 1993, Sanmina paid-off long-term debt and recognized a related extraordinary charge for writing off previously deferred financing expenses of $824.

ELEXSYS SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The selected historical financial data as of September 30, 1992, 1993, and 1994 and for the years ended September 30, 1992 and 1993 are derived from audited financial statements of Elexsys not included or incorporated by reference herein. The historical combined statement of operations data for each of the three years in the period ended September 30, 1996 and the historical balance sheet data at September 30, 1995 and 1996 are derived from the audited consolidated financial statements of Elexsys incorporated by reference in this Proxy Statement/Prospectus. These statements have been audited by Deloitte & Touche LLP, independent auditors, whose report therein is also incorporated by reference in this Proxy Statement/Prospectus. The unaudited historical financial information as of June 28, 1997 and for the nine-month periods ended June 29, 1996 and June 28, 1997 are derived from unaudited consolidated financial statements of Elexsys and, in the opinion of Elexsys, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair representation of the financial information. Operating results for the interim period are not necessarily indicative of the results of Elexsys that may be expected for the entire year. The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements and related notes and other financial information contained in Elexsys' Form 10-K for the fiscal year ended September 30, 1996 and Form 10-Q for the quarterly period ended June 28, 1997.

(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             NINE MONTHS ENDED
                                                                                             ------------------
                                                 FISCAL YEAR ENDED SEPTEMBER 30,              JUNE
 HISTORICAL STATEMENT OF OPERATIONS    ---------------------------------------------------     29,     JUNE 28,
                DATA:                    1992       1993      1994       1995       1996      1996       1997
-------------------------------------  --------   --------   -------   --------   --------   -------   --------
Net sales............................  $101,396   $ 99,272   $95,680   $103,970   $126,906   $90,140   $118,802
Unusual items(1).....................        --     (3,000)   (2,100)        --         --        --         --
Income (loss) from operations........   (11,929)   (14,892)   (5,606)     5,284     10,100     7,237      7,965
Extraordinary items(2)...............        --         --    10,167      1,833         --        --         --
Net income (loss)....................   (12,674)   (16,331)    2,554      5,132      8,470     6,203      6,006
Net income (loss) per common share...
  Primary net income per share
    Income (loss) before
      extraordinary item.............     (2.46)     (3.18)    (1.28)      0.37       0.89      0.65       0.61
    Extraordinary item...............        --         --      1.82       0.20         --        --         --
         Net income..................     (2.46)     (3.18)     0.54       0.57       0.89      0.65       0.61
  Fully diluted net income per share
    Income (loss) before
      extraordinary item.............     (2.46)     (3.18)    (0.91)      0.36       0.89      0.65       0.61
    Extraordinary item...............        --         --      1.30       0.20         --        --         --
         Net income..................  $  (2.46)  $  (3.18)  $  0.39   $   0.56   $   0.89   $  0.65   $   0.61
Common and common equivalent shares
  used in computing per share amounts
  Primary............................     5,161      5,133     6,387      9,018      9,553     9,548      9,844
  Fully Diluted......................     5,161      5,133     8,769      9,087      9,553     9,548      9,844

                                                                   AS OF SEPTEMBER 30,                  AS OF
                                                     -----------------------------------------------   JUNE 28,
    HISTORICAL CONSOLIDATED BALANCE SHEET DATA:       1992      1993      1994      1995      1996       1997
---------------------------------------------------  -------   -------   -------   -------   -------   --------
Working capital....................................  $18,003   $ 7,172   $ 3,791   $ 7,174   $10,570   $ 19,119
Total assets.......................................   65,013    48,040    36,983    45,139    62,105     80,926
Long-term obligations..............................      501       456       406     1,280     2,448     12,154
Convertible subordinated debentures................   32,000    32,000    16,000    12,000    12,000     12,000
Stockholders' equity (deficit).....................   14,639    (1,669)    6,085    13,908    24,552     31,534

---------------

(1) In 1993 and 1994, Elexsys recorded restructuring charges of $3,000 and $2,100, respectively.

(2) In 1994 and 1995, Elexsys recorded extraordinary gains of $10,167 and $1,833, respectively, from the exchange of debentures for common stock.

         SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

SANMINA AND ELEXSYS UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA

     The following table sets forth the unaudited selected pro forma combined financial data of Sanmina and Elexsys. The unaudited pro forma combined balance sheet has been prepared as if the Merger with Elexsys, which will be accounted for as a pooling of interests by Sanmina, was consummated as of June 28, 1997. The unaudited pro forma combined statement of operations data for the years ended September 30, 1994, 1995, and 1996 and the nine-month periods ended June 29, 1996 and June 28, 1997 gives effect to the Merger with Elexsys as if the Merger with Elexsys was completed at the beginning of the periods presented. The unaudited selected pro forma combined financial data is derived from the unaudited Pro Forma Condensed Combined Financial statements and notes thereto included elsewhere in this Proxy Statement/Prospectus and should be read in conjunction with such unaudited pro forma condensed combined financial statements and notes thereto.

     The unaudited selected pro forma combined financial data is provided for illustrative purposes only and is not necessarily indicative of the combined financial position or combined results of operations that would have been reported had the Merger occurred on the date indicated, nor does it represent a forecast of the combined financial position or results of operations for any future period. No pro forma adjustments have been included herein which reflect potential effects of (i) the efficiencies which may be obtained by combining the operations of Sanmina and Elexsys or (ii) the costs of restructuring, integrating or consolidating such operations.

(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            FISCAL YEAR ENDED SEPTEMBER
                                                        30,                  NINE MONTHS ENDED
 PRO FORMA COMBINED STATEMENT OF INCOME    ------------------------------   JUNE 29,   JUNE 28,
                  DATA:                      1994       1995       1996       1996       1997
-----------------------------------------  --------   --------   --------   --------   --------
Net sales................................  $210,805   $271,757   $391,982   $276,714   $409,195
Unusual items(1).........................   (16,919)        --         --         --         --
Income (loss) from operations............    (2,380)    32,351     55,329     39,008     57,356
Income (loss) before extraordinary
  item...................................    (7,296)    20,253     36,565     25,947     35,913
Income (loss) per common share before
  extraordinary item
  Primary................................  $   0.42   $   1.03   $   1.77   $   1.26   $   1.67
  Fully Diluted..........................     (0.39)      1.01       1.65       1.19       1.55
Common and common equivalent shares used
  in computing per share amounts
  Primary................................    17,596     19,788     20,684     20,623     21,463
  Fully Diluted..........................    18,382     20,391     23,964     23,735     24,611

                                                                                    AS OF
                                                                                   JUNE 28,
                    PRO FORMA COMBINED BALANCE SHEET DATA:                           1997
-------------------------------------------------------------------------------  ------------
Working capital................................................................      $172,799
Total assets...................................................................       362,231
Long-term obligations..........................................................       110,654
Stockholders' equity...........................................................    167,506(2)

---------------

(1) Reflects in 1994 write-off of goodwill of $11,190, plant closure costs of $3,629 and restructuring charges of $2,100.

(2) Reflects estimated expenses of Merger of $1,500.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of Sanmina and Elexsys and combined per share data on an unaudited pro forma combined basis after giving effect to the Merger with Elexsys as if the Merger was completed at the beginning of the respective periods for net income per common share data. The Exchange Ratio assumes that the Merger was consummated on June 28, 1997. The pro forma book value per common share assumes that the Merger was consummated on June 28, 1997 and September 30, 1996. The following data should be read in conjunction with the Unaudited Pro Forma Financial Information and the separate historical financial statements of Sanmina and Elexsys incorporated by reference or included elsewhere herein. The unaudited pro forma combined per common share data is provided for illustrative purposes only and is not necessarily indicative of the combined financial position or combined results of operations that would have been reported had the Merger occurred on the date indicated, nor does it represent a forecast of the combined financial position or results of operations for any future period. No pro forma adjustments have been included herein which reflect potential effects of (i) the efficiencies which may be obtained by combining Sanmina and Elexsys operations or (ii) the costs of restructuring, integrating or consolidating such operations.

                           COMPARATIVE PER SHARE DATA

                                                                                      AS OF OR FOR
                                                                                        THE NINE
                                                          FISCAL YEARS ENDED          MONTHS ENDED
                                                            SEPTEMBER 30,          -------------------
                                                        ----------------------     JUNE 29,   JUNE 28,
                                                         1994    1995    1996        1996       1997
                                                        ------   -----   -----     --------   --------
Historical -- Sanmina:
  Primary net income (loss) per share.................  ($0.20)  $1.01   $1.60      $ 1.13     $ 1.64
  Fully diluted net income (loss) per share...........   (0.20)   1.00    1.50        1.07       1.51
  Book value per common share (1).....................      --      --    6.14          --       8.01
Historical -- Elexsys:
  Primary net income per share
     Income (loss) before extraordinary item..........   (1.28)   0.37    0.89        0.65       0.61
     Extraordinary item...............................    1.82    0.20      --          --         --
                                                         -----   -----   -----       -----      -----
     Net income.......................................    0.54    0.57    0.89        0.65       0.61
  Fully diluted net income per share
     Income (loss) before extraordinary item..........   (0.91)   0.36    0.89        0.65       0.61
     Extraordinary item...............................    1.30    0.20      --          --         --
                                                         -----   -----   -----       -----      -----
     Net income.......................................    0.39    0.56    0.89        0.65       0.61
  Book value per common share (1).....................      --      --    2.64          --       3.32
Pro Forma Combined Per Sanmina Share:
  Income (loss) before extraordinary item
     Primary..........................................   (0.42)   1.03    1.77        1.26       1.62
     Fully diluted....................................   (0.39)   1.01    1.65        1.19       1.55
  Book value per common share (1).....................      --      --    6.31          --       8.16
Equivalent Pro Forma Combined per Elexsys Share (2):
  Income (loss) before extraordinary item
     Primary..........................................   (0.14)   0.34    0.58        0.42       0.53
     Fully diluted....................................   (0.13)   0.33    0.54        0.39       0.51
  Book value per common share (1).....................      --      --    2.08          --       2.69

---------------

(1) The historical book value per common share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of the period. The pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of Sanmina at the end of the period.

(2) The equivalent Elexsys pro forma per share amounts are calculated by multiplying the Sanmina combined pro forma per share amounts by 0.33, the Exchange Ratio.

                                  RISK FACTORS

     This Proxy Statement/Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and elsewhere in this Proxy Statement/Prospectus. The following factors should be considered carefully by holders of Elexsys Common Stock in evaluating whether to approve and adopt the Merger Agreement and approve the Merger. These factors should be considered in conjunction with the other information included or incorporated by reference in this Proxy Statement/Prospectus, including the forward-looking statements made herein. For periods following the Merger, references to Sanmina should be considered to refer to Sanmina and its subsidiaries, including Elexsys, unless the context otherwise requires.

     Uncertainty Relating to Integration. The successful combination of Sanmina and Elexsys will require substantial effort from each company, including the coordination of their sales and marketing efforts. The diversion of the attention of management and any difficulties encountered in the transition process (including, the interruption of, or a loss of momentum in, Elexsys' activities, problems associated with integration of management information and reporting systems, and delays in implementation of consolidation plans) could have an adverse impact on Sanmina's ability to realize the anticipated benefits of the Merger. There can be no assurance that Sanmina will be able to retain Elexsys' key management, technical, sales and marketing personnel, or that Sanmina will realize the anticipated benefits of the Merger.

     Risks Associated with Fixed Exchange Ratio. As a result of the Merger, each outstanding share of Elexsys Common Stock will be converted into 0.33 fully paid and nonassessable shares of Sanmina Common Stock. Because the Exchange Ratio is fixed and will not increase or decrease due to fluctuations in the market price of either Sanmina Common Stock or Elexsys Common Stock, the specific value of the consideration to be received by Elexsys stockholders in the Merger will depend on the market price of Sanmina Common Stock at the Effective Time. In the event that the market price of Sanmina Common Stock decreases or increases prior to the Effective Time, the market value at the Effective Time of Sanmina Common Stock to be received by Elexsys stockholders in the Merger would correspondingly decrease or increase. The market prices of Sanmina Common Stock and Elexsys Common Stock as of a recent date are set forth herein under "COMPARATIVE STOCK PRICES AND DIVIDEND POLICY." Elexsys stockholders are advised to obtain recent market quotations for Sanmina Common Stock and Elexsys Common Stock. No assurance can be given as to the market prices of Sanmina Common Stock or Elexsys Common Stock at any time before the Effective Time or as to the market price of Sanmina Common Stock at any time thereafter. See "COMPARATIVE STOCK PRICES AND DIVIDEND POLICY."

     Dependence on Electronics Industry. Sanmina's customers are manufacturers in the telecommunications, networking (data communications), industrial and medical instrumentation and computer systems segments of the electronics industry. These industry segments, and the electronics industry as a whole, are subject to rapid technological change and product obsolescence. Discontinuance or modification of products containing components manufactured by Sanmina could adversely affect Sanmina's results of operations. The electronics industry is also subject to economic cycles and has in the past experienced, and is likely in the future to experience, recessionary periods. A general recession in the electronics industry could have a material adverse effect on Sanmina's business, financial condition and results of operations. Sanmina typically does not obtain long-term volume purchase contracts from its customers and has recently experienced reduced lead times in customer orders. Nonetheless, customer orders may be canceled and volume levels may be changed or delayed. The timely replacement of canceled, delayed or reduced contracts with new business cannot be assured.

     Factors Affecting Operating Results. Sanmina's results of operations have varied and may continue to fluctuate significantly from period to period, including on a quarterly basis. Operating results are affected by a number of factors, including timing of orders from major customers, mix of product ordered by and shipped to major customers, the volume of orders as related to Sanmina's capacity, ability to effectively manage inventory and fixed assets, timing of expenditures in anticipation of future sales, economic conditions in the electronics industry and the mix of products between backplane assemblies and printed circuit boards. Operating results can also be significantly influenced by development and introduction of new products by Sanmina's customers. From time to time, Sanmina experiences changes in the volume of sales to each of its principal customers, and operating results may be affected on a period-to-period basis by these changes. Sanmina's customers generally require short delivery cycles, and a substantial portion of Sanmina's backlog is typically scheduled for delivery within 120 days. Quarterly sales and operating results therefore depend in large part on the volume and timing of bookings received during the quarter, which are difficult to forecast. Sanmina's backlog also affects its ability to plan production and inventory levels, which could lead to fluctuations in operating results. In addition, a significant portion of Sanmina's operating expenses are relatively fixed in nature and planned expenditures are based in part on anticipated orders. Any inability to adjust spending quickly enough to compensate for any revenue shortfall may magnify the adverse impact of such revenue shortfall on Sanmina's results of operations. Results of operations in any period should not be considered indicative of the results to be expected for any future period, and fluctuations in operating results may also result in fluctuations in the price of Sanmina Common Stock.

     Customer Concentration. A small number of customers are responsible for a significant portion of Sanmina's net sales. In fiscal 1996 and fiscal 1995, DSC Communications and Alcatel each accounted for more than 10% of Sanmina's net sales. In addition, during fiscal 1996 and 1995, Sanmina's ten largest customers accounted for approximately 65% and 67%, respectively, of Sanmina's net sales. Although there can be no assurance that Sanmina's principal customers will continue to purchase products and services from Sanmina at current levels, if at all, Sanmina expects to continue to depend upon its principal customers for a significant portion of its net sales. Sanmina's customer concentration could increase or decrease, depending on future customer requirements, which will be dependent in large part on market conditions in the electronics industry segments in which Sanmina's customers participate. The loss of one of more major customers or declines in sales to major customers could have a material adverse effect on Sanmina's business, financial condition and results of operations.

     Risks Associated with Acquisitions and Expansions. Sanmina has, for the past several fiscal years, pursued a strategy of growth. This growth has come in part through acquisitions. In addition to the acquisition of Elexsys as contemplated by the Merger Agreement, these acquisitions have involved both acquisitions of entire companies, such as the June 1995 acquisition of Assembly Solutions in Manchester, New Hampshire and the January 1996 acquisition of Golden Eagle, and acquisitions of selected assets, principally equipment, inventory and customer contracts, and, in certain cases, facilities or facility leases. Such acquisitions include the November 1996 acquisitions of the Guntersville, Alabama and Guaymas, Mexico operations of Comptronix Corporation and certain assets of the custom manufacturing services division of Lucent Technologies. In addition to these acquisitions, Sanmina has also grown its operations through internal expansion, such as the opening of its Richardson, Texas assembly facility, its Raleigh, North Carolina assembly facility and its Dublin, Ireland assembly facility. Acquisitions of companies and businesses and expansion of operations involve certain risks, including (i) the potential inability to successfully integrate acquired operations and businesses or realize anticipated synergies, economics of scale or other value, (ii) diversion of management's attention, (iii) difficulties in scaling up production at new sites and coordinating management of operations at new sites and (iv) loss of key employees of acquired operations. No assurance can be given that Sanmina will not incur problems in integrating the Elexsys operations or the former Lucent and Comptronix operations acquired in November 1996 or any future acquisition, and there can be no assurance that these acquisitions or any other future acquisition will result in a positive contribution to Sanmina's results of operations. Furthermore, there can be no assurance that Sanmina will realize value from any such acquisition, including in particular the Elexsys acquisition, which equals or exceeds the consideration paid. In addition, there can be no assurance that Sanmina will realize anticipated strategic and other benefits from expansion of existing operations to new sites. Any such problems could have a material adverse effect on Sanmina's business, financial condition and results of operations. In addition, future acquisitions by Sanmina may result in dilutive issuances of equity securities, the occurrence of additional debt, large one-time write-offs and the creation of goodwill or other intangible assets that could result in amortization expense. These factors could have a material adverse effect on Sanmina's business, financial condition and results of operation.

     Competition and Technological Change. The electronic interconnect product industry is highly fragmented and it is characterized by intense competition. Sanmina competes in the technologically advanced segment of the interconnect product market, which is also highly competitive but is much less fragmented than the industry as a whole. Sanmina's competitors consist primarily of larger manufacturers of interconnect products, and some of these competitors have greater manufacturing and financial resources than Sanmina as well as greater SMT assembly capacity. As a participant in the interconnect industry, Sanmina must continually develop improved manufacturing processes to accommodate its customers' needs for increasingly complex products. During periods of recession in the electronics industry, Sanmina's competitive advantages in the areas of quick turnaround manufacturing and responsive customer service may be of reduced importance to electronics OEMs, who may become more price sensitive. In addition, captive interconnect product manufacturers seek orders in the open market to fill excess capacity, thereby increasing price competition. Sanmina may be at a competitive disadvantage with respect to price when compared to manufacturers with lower cost structures, particularly those with offshore facilities where labor and other costs are lower.

     Environmental Matters. Proper waste disposal is a major consideration for printed circuit board manufacturers because metals and chemicals are used in the manufacturing process. Water used in the printed circuit board manufacturing process must be treated to remove metal particles and other contaminants before it can be discharged into the municipal sanitary sewer system. Maintenance of environmental controls is also important in the electronics assembly process, notwithstanding the fact that these processes generate significantly less waste water than the printed circuit board fabrication process. Each of Sanmina's printed circuit board and electronics assembly plants has personnel responsible for monitoring environmental compliance. These individuals report to Sanmina's director of environmental compliance, who has overall responsibility for environmental matters. Each plant operates under effluent discharge permits issued by the appropriate governmental authority. These permits must be renewed periodically and are subject to revocation in the event of violations of environmental laws. There can be no assurance that violations will not occur in the future as a result of human error, equipment failure or other causes. In the event of a future violation of environmental laws, Sanmina could be held liable for damages and for the costs of remedial actions and could be also subject to revocation of effluent discharge permits. Any such revocation could require Sanmina to cease or limit production at one or more of its facilities, thereby having an adverse impact on Sanmina's results of operations. Sanmina is also subject to environmental laws relating to the storage, use and disposal of chemicals, solid waste and other hazardous materials as well as air quality regulations. Furthermore, environmental laws could become more stringent over time, and the costs of compliance with and penalties associated with violation of more stringent laws could be substantial.

     In addition, Elexsys is currently involved in environmental testing and related remediation activities at certain of its facilities' locations and could be required by regulatory authorities to undertake additional remediation activities, including groundwater and soil remediation. Costs associated with such remediation activities could be substantial and could have a material adverse effect on the business, financial condition and results of operations of the combined company.

     Risks Associated with International Operations. Sanmina has recently opened its first overseas facility, located in Dublin, Ireland. Elexsys also operates a printed circuit board fabrication facility in Peterborough, England. A number of risks are inherent in international operations and transactions. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs, and difficulties in staffing, coordinating communications among and managing international operations. Additionally, Sanmina's business, financial condition and results of operations may be adversely affected by fluctuations in international currency exchange rates as well as increases in duty rates, difficulties in obtaining export licenses, constraints on its ability to maintain or increase prices and competition. There can be no assurance that Sanmina will realize the anticipated strategic benefits of its expansion in Ireland or that Sanmina's international operations will contribute positively to Sanmina's business, financial condition and results of operations. Furthermore, difficulties encountered in scaling up production at the new Irish facility or in coordinating Sanmina's United States and Irish operations, as well as any failure of the Irish operations to realize anticipated revenue growth, could, individually or in the aggregate, have a material adverse effect on Sanmina's business, financial condition and results of operations.

     Leverage. On August 16, 1995, Sanmina issued $86.25 million principal amount of 5.5% Convertible Subordinated Notes due on August 15, 2002 (the "Notes") under an indenture dated August 15, 1995 (the "Indenture") which increased Sanmina's ratio of long-term debt to total capitalization. As a result of this indebtedness, Sanmina's principal and interest obligations have increased substantially. In addition, Elexsys had $12.1 million of long-term obligations outstanding as of June 28, 1997. As a result, Sanmina's leverage would increase if the Merger is consummated. The degree to which Sanmina is leveraged could adversely affect Sanmina's ability to obtain additional financing for working capital, acquisitions or other purposes and could make it more vulnerable to industry downturns and competitive pressures. The Notes are convertible into Common Stock, at the option of the Note holder, at a conversion price of $28.1925 per share, subject to adjustments in certain events. The conversion of the Notes, which have a conversion price below the prevailing market price for Sanmina Common Stock, would result in the issuance of 3.06 million shares of Sanmina Common Stock, which would result in a reduction in the percentage of the issued and outstanding shares of Common Stock of the combined company held by the Elexsys stockholders.

     Possible Volatility of Stock Price. The trading price of the Sanmina Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, developments in the electronics industry, general economic conditions, changes in securities analysts' recommendations regarding Sanmina's securities and other factors. In addition, the stock market in recent years has experienced significant price and volume fluctuations which have affected the market prices of technology companies and which have often been unrelated to or disproportionately impacted by the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

                  COMPARATIVE STOCK PRICES AND DIVIDEND POLICY

     Sanmina Common Stock (symbol: SANM) and Elexsys Common Stock (symbol: ELEX) are quoted on the Nasdaq National Market. The following table sets forth, for the periods indicated, the high and low sale prices per share of Sanmina Common Stock and of Elexsys Common Stock on the Nasdaq National Market. Sanmina and Elexsys have never paid cash dividends on shares of Sanmina Common Stock and Elexsys Common Stock, respectively. In addition, the Merger Agreement restricts Elexsys' and Sanmina's ability to pay cash dividends between the date of the Merger Agreement and the Effective Time. Elexsys' bank credit agreement also prohibits the payment of cash dividends without the approval of the bank. Sanmina does not currently intend to pay any cash dividends in the future.

                                                                    SANMINA             ELEXSYS
                                                                    COMMON              COMMON
                                                                     STOCK               STOCK
                                                                --------------       -------------
                                                                HIGH       LOW       HIGH      LOW
                                                                ----       ---       ----      ---
    FISCAL 1994
      First Quarter...........................................  14 3/4    9 1/2        3/4      1/8
      Second Quarter..........................................  15 3/4    8 3/4      1          3/8
      Third Quarter...........................................  11 5/8    7 5/8      1 7/8    1 1/16
      Fourth Quarter..........................................  12 1/4    7 7/8      2 1/4    1 1/4

    FISCAL 1995
      First Quarter...........................................  13 7/8   10 1/8      4 5/16   1 1/4
      Second Quarter..........................................  17       12 7/8      5 5/8    3 5/8
      Third Quarter...........................................  20 3/8   14 5/8      7 3/8    3 1/2
      Fourth Quarter..........................................  25 1/4   18 7/8     15 5/8    6 3/4

    FISCAL 1996
      First Quarter...........................................  28 5/8   18 7/8     19 3/4   12 1/2
      Second Quarter..........................................  32 3/4   20 1/4     17 1/2   11 1/4
      Third Quarter...........................................  39 1/4   26 1/2     16 1/8    8 1/2
      Fourth Quarter..........................................  41 3/4   21         12 1/2    8 1/2

    FISCAL 1997
      First Quarter...........................................  56 3/4   38         21 3/8   10 1/2
      Second Quarter..........................................  64 1/8   38         25        9
      Third Quarter...........................................  66 1/2   43 1/16    17 1/4   10
      Fourth Quarter (to September 24, 1997)..................  90 3/4   60 7/8     29 1/2   16 3/4

---------------

(1) Per share amounts for Sanmina Common Stock have been restated to retroactively reflect a two-for-one stock split effected in January 1996.

     The following table sets forth the last reported sales prices per share of Sanmina Common Stock and of Elexsys Common Stock on the Nasdaq National Market on July 22, 1997, the last trading day before announcement of the Merger Agreement, and on September 24, 1997:

                                                                  SANMINA              ELEXSYS
                                                                COMMON STOCK         COMMON STOCK
                                                               --------------       --------------
July 22, 1997................................................       $ 675/16             $ 23 1/8
September 24, 1997...........................................       $ 8511/16            $ 2713/16

     ELEXSYS STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SANMINA COMMON STOCK AND ELEXSYS COMMON STOCK IN CONNECTION WITH VOTING THEIR SHARES.

                              THE SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE

     This Proxy Statement/Prospectus is being furnished to Elexsys stockholders in connection with the solicitation of proxies by the Elexsys Board for use at the Special Meeting to be held on October 30, 1997 at 8:00 a.m., local time, at Elexsys' principal offices at 4405 Fortran Court, San Jose, California 95134. Only holders of record of Elexsys Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. At the Special Meeting, holders of Elexsys Common Stock will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached as Annex I to this Proxy Statement/Prospectus, and approve the Merger of Merger Sub with and into Elexsys upon the terms and subject to the conditions of the Merger Agreement. Elexsys will be the Surviving Corporation in the Merger and will become a wholly owned subsidiary of Sanmina.

     At the Effective Time, each issued and outstanding share of Elexsys Common Stock, other than shares owned by Sanmina, Merger Sub or Elexsys, will be converted into 0.33 fully paid and nonassessable shares of Sanmina Common Stock. No fractional shares of Sanmina Common Stock will be issued in the Merger. Each holder of shares of Elexsys Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Sanmina Common Stock will receive, in lieu thereof, cash (without interest) in an amount, less the amount of any withholding taxes which may be required thereon, equal to such fraction of a share of Sanmina Common Stock multiplied by the per share last reported sale price of Sanmina Common Stock on the closing date of the Merger as such price is reported on the Nasdaq National Market. Sanmina will make available to the Exchange Agent (as defined in the Merger Agreement and described below under "THE MERGER AGREEMENT -- Exchange Agent; Exchange Procedures; Dividends; No Further Ownership Rights in Elexsys Common Stock; No Fractional Shares") from time to time, as needed, funds sufficient to pay cash in lieu of fractional shares. At the Effective Time, each Elexsys Option that has not been exercised prior to the Effective Time and that is included on a list (the "Net Exercise List") to be provided by Elexsys to Sanmina prior to the consummation of the Merger will be converted to that number of shares of Sanmina Common Stock equal to the difference between (a) the number of shares of Sanmina Common Stock derived by multiplying the number of shares of Elexsys Common Stock underlying the Elexsys Option by the Exchange Ratio and (b) the number of shares of Sanmina Common Stock derived by dividing the aggregate exercise price of the Elexsys Option by the fair market value of one share of Sanmina Common Stock as of the closing date of the Merger.

     THE ELEXSYS BOARD HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, ELEXSYS STOCKHOLDERS. ACCORDINGLY, THE ELEXSYS BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF ELEXSYS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER. CERTAIN MEMBERS OF THE ELEXSYS BOARD MAY BE DEEMED TO HAVE A CONFLICT OF INTEREST IN RECOMMENDING STOCKHOLDER APPROVAL OF THE MERGER. SEE "THE
MERGER -- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

     The Sanmina Board of Directors (the "Sanmina Board") has unanimously approved the Merger Agreement and the Merger and the issuance of Sanmina Common Stock in connection with the Merger. Sanmina, as the sole stockholder of Merger Sub, and the Board of Directors of Merger Sub, have each approved the Merger Agreement and the Merger. No approval by stockholders of Sanmina is required to effect the Merger.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

     The close of business on September 12, 1997 has been fixed as the Record Date for determining the holders of Elexsys Common Stock who are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 9,550,151 shares of Elexsys Common Stock outstanding, of which 4,100,461 shares (approximately 43% of the outstanding shares) of Elexsys Common Stock were owned by directors (in their capacity as stockholders) of Elexsys. As indicated below, all such directors of Elexsys have indicated that they intend to vote all such shares in favor of the approval and adoption of the Merger Agreement and approval of the Merger. The holders of record on the Record Date of shares of Elexsys Common Stock are entitled to one vote per share of Elexsys Common Stock on each matter submitted to a vote at the Special Meeting. The presence in person or by proxy of the holders of shares representing a majority of the voting power of Elexsys Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. Under the DGCL, the affirmative vote of holders of at least a majority of the outstanding shares of the Elexsys Common Stock is required for Stockholder Approval. An abstention from voting or a broker non-vote will have the practical effect of voting against approval and adoption of the Merger Agreement and approval of the Merger since a vote to abstain or a broker non-vote represents one less vote for such approval and adoption. A "broker non-vote" occurs when brokers who hold shares in street name for customers who are the beneficial owners of such shares do not give a proxy to vote such customers' shares because the customers have failed to give the broker specific instructions concerning the voting of the customers' shares.

     As indicated above, pursuant to the terms of the Stockholder Agreements, the directors of Elexsys (in their capacity as stockholders) have agreed, among other things, to vote (or cause to be voted) their shares of Elexsys Common Stock in favor of approval and adoption of the Merger Agreement and approval of the Merger at the Special Meeting. Together, such stockholders held on the Record Date 4,100,461 shares (approximately 43% of the outstanding shares) of Elexsys Common Stock. Consequently, holders of only approximately 7% of Elexsys Common Stock who are not parties to the Stockholder Agreements need vote in favor of approval and adoption of the Merger Agreement and approval of the Merger for Stockholder Approval to be obtained. The general effect of the Stockholder Agreements is to increase the likelihood that Stockholder Approval will be obtained. See "THE MERGER -- Interests of Certain Persons in the Merger" and "THE MERGER AGREEMENT -- The Stockholder Agreements."

PROXIES; PROXY SOLICITATION

     Shares of Elexsys Common Stock represented by properly executed proxies received at or prior to the Special Meeting that have not been revoked will be voted at the Special Meeting in accordance with the instructions contained therein. Shares of Elexsys Common Stock represented by properly executed proxies for which no instruction is given will be voted FOR approval and adoption of the Merger Agreement and approval of the Merger. Elexsys stockholders are requested to complete, sign and return promptly the enclosed proxy card in the enclosed postage-prepaid envelope to ensure that their shares are voted at the Special Meeting. An Elexsys stockholder may revoke a proxy by submitting at any time prior to the vote on the approval and adoption of the Merger Agreement and the approval of the Merger a later dated proxy with respect to the same shares, by delivering written notice of revocation to the Secretary of Elexsys at any time prior to such vote or by attending the Special Meeting and voting in person. Mere attendance at the Special Meeting will not in and of itself revoke a proxy. If an Elexsys stockholder is not the registered direct holder of his or her shares, such stockholder must obtain appropriate documentation from the registered holder in order to be able to vote the shares in person.

     If the Special Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Special Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted in the same or any other manner at a previous meeting.

     In addition to solicitation by mail, directors, officers and employees of Sanmina and Elexsys may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of Sanmina and Elexsys will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of Elexsys Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material. Elexsys may retain D.F. King & Co., Inc. to aid in soliciting proxies from its stockholders. The fees of such firm are estimated not to exceed $25,000, plus reimbursement of out-of-pocket expenses. Elexsys will bear the cost of solicitation of proxies from the stockholders.

                 SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL
                            STOCKHOLDERS OF ELEXSYS

     The following table sets forth certain information regarding beneficial ownership of Elexsys Common Stock as of September 5, 1997 (except as otherwise noted) by (i) each director of Elexsys, (ii) Elexsys' Chief Executive Officer and each of the four other most highly compensated executive officers of Elexsys during the fiscal year ended September 30, 1996 and one additional individual currently among the four most highly compensated executive officers of Elexsys for whom information would have been provided but for the fact that he was not serving as an executive officer at the end of the last completed fiscal year,
(iii) all directors and executive officers of Elexsys as a group, and (iv) all those known by Elexsys to be beneficial owners of more than five percent of the outstanding shares of Elexsys Common Stock. This table is based on information provided to Elexsys or filed with the SEC by Elexsys' directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to shares shown as beneficially owned. Applicable percentages are based on 9,534,201 shares outstanding on September 5, 1997, adjusted as required by rules promulgated by the SEC.

                                                                  AMOUNT AND         PERCENTAGE
                                                                   NATURE OF             OF
                                                                  BENEFICIAL        OUTSTANDING
                                                                 OWNERSHIP OF       COMMON STOCK
                     BENEFICIAL OWNER(1)                        COMMON STOCK(2)     STOCK OWNED
--------------------------------------------------------------  ---------------     ------------
Milan Mandaric................................................     4,072,961             42.7%
C. Bradford Jeffries..........................................        30,000                *
Roger W. Johnson..............................................        22,000                *
Alan C. Mendelson(3)..........................................        35,500                *
Michael S. Shimada(4).........................................        38,680                *
W.F. (Barry) Hegarty..........................................       255,000              2.6%
Michael Giggey(5).............................................        65,560                *
George Dudnikov, Jr.(6).......................................        40,000                *
Robert DeLaurentis............................................        50,000                *
All executive officers and directors as a group (8 persons)...     4,571,021             47.9%

---------------

 * Less than one percent.

(1) The mailing address of each stockholder (other than Mr. Shimada) is c/o Elexsys International, Inc., 4405 Fortran Court, San Jose, California 95134.

(2) The figures shown include the following number of shares that the persons have the right to acquire pursuant to options which will become fully exercisable at the Effective Time pursuant to the terms of the Company's Stock Option Plans. Mr. Jeffries, 20,000; Mr. Johnson, 20,000; Mr. Mendelson, 20,000; Mr. Hegarty, 225,000; Mr. Giggey, 57,600; Mr. Dudnikov, 40,000; and all directors and executive officers as a group, 432,600.

(3) Includes 12,000 shares held by a trustee of a profit sharing trust for the benefit of Mr. Mendelson who has sole voting and investment power with respect to these shares. Also includes 2,000 shares as to which Mr. Mendelson holds voting and dispositive power as trustee under two irrevocable trusts; Mr. Mendelson disclaims beneficial ownership of such 2,000 shares.

(4) Mr. Shimada ceased to be an executive officer of Elexsys in June 1997.

(5) Does not include 1,000 shares held by Mr. Giggey's wife in an Individual Retirement Account.

(6) Does not include 5,000 shares owned by Mr. Dudnikov's wife, an employee of Elexsys. Mr. Dudnikov disclaims beneficial ownership of such shares.

                                 THE COMPANIES

SANMINA CORPORATION

     Sanmina is a leading independent provider of customized integrated electronics manufacturing services, including turnkey electronic assembly and manufacturing management services, to original equipment manufacturers ("OEMs") in the electronics industry. Sanmina's electronic manufacturing services consist primarily of the manufacture of complex printed circuit board assemblies using surface mount ("SMT") and pin through-hole ("PTH") interconnection technologies, the manufacture of custom designed backplane assemblies, fabrication of complex multi-layer printed circuit boards, and testing and assembly of completed systems. In addition to assembly, turnkey manufacturing management also involves procurement and materials management, as well as consultation on printed circuit board design and manufacturability. Sanmina, through its Golden Eagle Systems ("Golden Eagle") subsidiary, which was acquired in January 1996, also manufactures custom cable assemblies for electronics industry OEMs.

     SMT and PTH printed circuit board assemblies are printed circuit boards on which various electronic components, such as integrated circuits, capacitors, microprocessors and resistors have been mounted. These assemblies are key functional elements of many types of electronic products. Backplane assemblies are large printed circuit boards on which connectors are mounted to interconnect printed circuit boards, integrated circuits and other electronic components. Interconnect products manufactured by Sanmina generally require greater manufacturing expertise and have shorter delivery cycles than mass produced interconnect products and therefore typically have higher profit margins.

     Sanmina's customers include leading OEMs in the telecommunications, networking (data communications), industrial and medical instrumentation and computer systems sectors. Sanmina's manufacturing and assembly plants are located in Northern California; Richardson, Texas; Manchester, New Hampshire; Raleigh, North Carolina; Guntersville, Alabama and Dublin, Ireland. Golden Eagle's manufacturing facility is located in Carrollton, Texas.

     Sanmina was incorporated in Delaware in 1989 to acquire the printed circuit board and backplane operations of its predecessor company, which had been in the printed circuit board and backplane business since 1980.

     See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     The principal executive offices of Sanmina are located at 355 East Trimble Road, San Jose, California 95131. The telephone number is (408) 435-8444.

ELEXSYS INTERNATIONAL, INC.

     Elexsys is a leading manufacturer of interconnect products used in advanced electronic equipment. Elexsys manufactures complex products in the mid-volume sector of the electronics interconnect industry. Elexsys offers to its customers complete original design capability for top level assembly, as Elexsys' products generally require greater engineering and manufacturing expertise than mass-produced, less complex products. Elexsys manufactures custom-designed, press-fit backpanels, surface mount backpanel assemblies and subsystems (known as card cages) complete with an assembled backpanel, power supply, fan and cable attachments as well as multilayer, high density printed circuit boards. Elexsys works closely with its customers, beginning with the early stages of the customer's product design and development.

     Elexsys believes its capabilities both in providing value added manufacturing services and manufacturing multilayer, high density printed circuit boards position Elexsys to serve high growth OEMs in the rapidly changing electronics markets. Elexsys' OEM customers include a diversified base of manufacturers in the telecommunications, data communications, computer, industrial systems and medical systems segments of the electronics industry.

     Elexsys' strategy is to continue to utilize its well established high technology printed circuit board manufacturing and engineering capabilities to further expand into the rapidly growing outsourcing market, providing products including complex press-fit backpanels, surface mount backpanel assemblies and subsystems. Key elements of this strategy include providing its customers with the highest levels of quality, superior service and leading edge technology.

     Elexsys was originally incorporated in California in 1980 and reincorporated in Delaware in 1987.

     See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     The principal offices of Elexsys are located at 4405 Fortran Court, San Jose, California 95134. The telephone number is (408) 935-6300.

                                   THE MERGER

BACKGROUND OF THE MERGER

     The terms and conditions of the Merger Agreement are the result of arm's length negotiations between representatives of Elexsys and representatives of Sanmina. Set forth below is a summary of the background of these negotiations.

     Elexsys and Sanmina have been familiar with each others' businesses for many years. Milan Mandaric, Chairman of the Board and Chief Executive Officer of Elexsys, was the founder of Sanmina and was a director of Sanmina until February 1994, and was President, Chief Executive Officer and Chairman of the Board of Sanmina from 1980 until September 1989. W.F. Barry Hegarty, the President and Chief Operating Officer of Elexsys, was Vice President of Sales and Marketing of Sanmina from 1987 to 1995. Jure Sola, Chairman of the Board and Chief Executive Officer of Sanmina, has been a director of Sanmina since 1989.

     On June 9, 1997, Mr. Mandaric met with Jure Sola. Mr. Mandaric and Mr. Sola have known one another for a number of years, and over the years have met regularly to discuss matters of mutual interest. During the June 9 meeting, Messrs. Mandaric and Sola discussed a number of matters, including the expected future direction of the electronics contract manufacturing industry. During the meeting, Mr. Sola suggested that the two companies explore the possible benefits of a combination of the two companies.

     Mr. Mandaric believed that the possible combination of Elexsys and Sanmina would be beneficial for a number of reasons. Mr. Mandaric believed that the electronic contract manufacturing industry was going through a period of consolidation, caused by a number of industry trends, including shifts to new assembly equipment and customer demand that vendors perform a wider range of assembly services at plants located close to customer manufacturing facilities. Mr. Mandaric was aware that Elexsys' balance sheet was relatively weaker than that of many competitors, including Sanmina, and believed that a combination with Sanmina would provide Elexsys with greater resources and a stronger balance sheet to compete in the electronic contract manufacturing industry. In particular, Mr. Mandaric believed that the combination with Sanmina would provide Elexsys with improved resources to acquire needed assembly equipment as described above, and would provide the combined company with additional plants close to customer manufacturing facilities, avoiding the need for the construction or acquisition of additional facilities.

     On June 11, 1997, Messrs. Mandaric and Sola met again to discuss the possible synergies that could be achieved by a merger involving Elexsys and Sanmina, the possible benefits that such a merger would have to the companies' respective stockholders, customers and employees and certain matters relating to the valuation of Elexsys. At the conclusion of that meeting, Messrs. Mandaric and Sola determined to continue to evaluate a possible merger. Following this meeting, Mr. Mandaric informed the members of the Elexsys Board of these meetings. Mr. Mandaric thereafter informally advised the members of the Elexsys Board of the progress of discussions with Sanmina.

     From June 12, 1997 through June 16, 1997, Messrs. Mandaric and Sola talked by telephone regarding a possible merger involving Elexsys and Sanmina, including how a combination of Elexsys and Sanmina could best be achieved. During the period from June 17, 1997 through the end of June 1997, while Mr. Mandaric was in Europe, Messrs. Mandaric and Sola had additional telephone conversations regarding a possible merger. In late June 1997, Messrs. Mandaric and Sola agreed that it would be beneficial to begin more formal negotiations and to involve outside legal counsel and financial advisors.

     Also in June, Mr. Mandaric had a telephone conversation with the Chairman and Chief Executive Officer of another public company in the electronic contract manufacturing business concerning the possibility of an acquisition of Elexsys by such company. This telephone conversation, which was initiated by such company, led to meetings between the two men on June 16, 1997 and on or about June 25, 1997 during which it was agreed that a divisional vice president of such company would meet with Mr. Hegarty. At the meeting with Mr. Hegarty, which took place on July 7, 1997, it became evident that a combination of the two companies would not have significant synergies for the other public company and that there was no possibility of a transaction at a price that would be superior to that being discussed with Sanmina.

     On June 30, 1997, Wilson Sonsini Goodrich & Rosati, Sanmina's outside legal counsel, delivered a draft merger agreement to Cooley Godward LLP, Elexsys' outside legal counsel, and suggested that a meeting of representatives of Elexsys and representatives of Sanmina be held on July 3, 1997 to discuss the draft merger agreement and the status of the contemplated transaction. The draft merger agreement (i) contained provisions that, among other things, required certain stockholders of Elexsys to indemnify Sanmina after the closing for breaches of representations and warranties contained in the merger agreement, and (ii) provided broad termination rights in favor of Sanmina. The draft merger agreement did not contain provisions permitting Elexsys to terminate the merger agreement if the Elexsys Board determined that its fiduciary duties required it to do so.

     On July 1, 1997 and July 2, 1997, Elexsys' outside legal counsel and Sanmina's outside legal counsel discussed a number of provisions contained in the draft merger agreement, and Elexsys' outside legal counsel indicated that Elexsys was reluctant to meet with Sanmina on July 3, 1997 unless an understanding relating to requested changes to certain provisions contained in the merger agreement could be reached prior to the scheduled meeting. At the conclusion of such discussions, it was determined that representatives of Elexsys and representatives of Sanmina would meet on July 3, 1997.

     On July 3, 1997, Messrs. Mandaric and Hegarty and Elexsys' outside legal counsel met with Mr. Sola, Randy W. Furr, the President and Chief Operating Officer of Sanmina, and Sanmina's outside legal counsel to discuss the draft merger agreement. After discussing the draft merger agreement and the general terms of a noncompetition agreement that Sanmina was seeking from Mr. Mandaric, the parties determined to continue to negotiate a possible merger involving Elexsys and Sanmina and discussed the schedule for moving forward with such a transaction. Following the meeting on July 3, 1997, Elexsys contacted Needham and requested Needham to render certain financial advisory services relating to the proposed Merger, including an analysis of the financial terms thereof, and requested Needham to render an opinion as to the fairness from a financial point of view to the Elexsys stockholders of the consideration proposed to be paid in the merger. Needham was formally engaged on July 9, 1997. In this regard, Needham provided to the Elexsys Board, at its July 9, 1997 meeting, the financial analyses described below. On July 9, 1997, Sanmina engaged Montgomery Securities as its financial advisor in connection with such possible merger transaction.

     Also on July 3, 1997, Mr. Mandaric and Mr. Hegarty met with the Chief Executive Officer of a third publicly-held electronics contract manufacturing company (in a meeting initiated by such company) to discuss a number of matters, including a possible acquisition of Elexsys by such other company. Mr. Mandaric and such Chief Executive Officer agreed to schedule a further meeting to discuss the possibility of such a transaction.

     During the week of July 7, 1997, Elexsys and Sanmina negotiated and executed non-disclosure agreements. In addition, during the week of July 7, 1997, Elexsys and Sanmina continued their business and legal due diligence review of each other's businesses through discussions with representatives and a review of financial information, material contracts and other due diligence materials and continued negotiating the Merger Agreement. The business review ongoing during the week of July 7, 1997 was a traditional business and legal due diligence review by the parties of the respective companies, including review of financial information, material contracts and other due diligence materials.

     On July 9, 1997, the Elexsys Board held a special meeting to discuss the status of negotiations between Elexsys and Sanmina, the terms of the proposed Merger Agreement, the potential valuation of Elexsys and other matters. Needham made a financial presentation to the Elexsys Board at this meeting. The presentation by Needham included a review and analysis of the material financial terms of the proposed Merger Agreement, an analysis of the stock trading histories of Elexsys' and Sanmina's common stock, and a financial analysis of other companies and merger and acquisition transactions in the contract manufacturing and printed circuit board assembly industries. The Needham presentation was based upon and subject to, as of the date of such presentation, the same assumptions, matters considered and scope of and limitations on the review undertaken by Needham as set forth below under "Opinion of Elexsys' Financial Advisor." Needham presented, for the period beginning on January 2, 1996 and ending on July 7, 1997, its stock trading history analysis and noted the same results for such period as the analysis and results set forth below under "Opinion of Elexsys' Financial Advisor -- Stock Trading History." Needham also presented the results of its contribution analysis set forth below under "Opinion of Elexsys' Financial Advisor -- Contribution Analysis." Needham presented its comparable company analysis, as set forth below under "Opinion of Financial Advisor -- Comparable Company Analysis," based upon the closing prices for the common stock of the companies analyzed as of July 7, 1997, and noted similar results as those set forth below in the description of such analysis under such heading. Needham also presented its comparable transaction analysis, as set forth below under "Opinion of Financial Advisor -- Comparable Transaction Analysis," and noted similar results as those set forth below in the description of such analysis under such heading, except that the one-day and four-week stock price premiums for the proposed Merger, based on the closing prices of Elexsys Common Stock and Sanmina Common Stock on July 8, 1997 and the exchange ratio of 0.33, were 9.1% and 35.9%, respectively. Elexsys' legal counsel also participated in this meeting.

     On July 10, 1997, representatives of Elexsys and representatives of Sanmina met at the offices of Sanmina's legal counsel to discuss a number of due diligence items. At that meeting, Sanmina requested that certain stockholders of Elexsys agree to indemnify Sanmina after the closing for breaches of representations and warranties contained in the Merger Agreement relating to certain contingent liabilities. Elexsys refused to agree to any post-closing indemnification by its stockholders.

     On July 11, 1997, Messrs. Mandaric and Sola met to discuss further the issue of post-closing indemnification. Because the parties could not reach an agreement regarding post-closing indemnification, the negotiations were temporarily suspended.

     On July 11, 1997, Messrs. Mandaric and Hegarty again met with representatives of the third publicly-held electronics contract manufacturing company referred to above to discuss a possible acquisition of Elexsys by such other company.

     On July 14, 1997, the Elexsys Board held a regularly scheduled board meeting, at which it discussed the status of discussions between Elexsys and Sanmina and other matters, including other long term strategies for Elexsys, including remaining independent. The Elexsys Board also considered in general terms whether to seek strategic alliances with third parties, although no specific strategic alliances were identified. Mr. Hegarty discussed the possibility that Elexsys would need to raise equity capital if it were to remain independent, the amount of capital that could reasonably be raised in the near term and the competitive position of Elexsys given the industry trends noted above. In part because of the perceived difficulties in raising sufficient capital to compete effectively in a changing industry, the Elexsys Board determined that proceeding with the Merger was a superior alternative to remaining independent or pursuing strategic alliances. The Elexsys Board also authorized Mr. Mandaric to continue discussions with the third publicly held electronics contract manufacturing company.

     Also on July 14, 1997, Messrs. Mandaric and Sola discussed the possibility that the parties would recommence negotiations and the due diligence review of each other's businesses, including a review of certain contingent liabilities, and decided that the due diligence review should be recommenced.

     On July 15, Mr. Mandaric and Mr. Hegarty met with representatives of the third publicly held electronics contract manufacturing company. At the July 15 meeting, the representatives of such company made it clear that, in part because of current market prices for such company's stock, the company was not prepared to move forward with acquisition discussions at that time. Following the July 15 meeting, Elexsys and such other company decided not to proceed with further discussions.

     Between July 15, 1997 and July 17, 1997, Elexsys and Sanmina continued their due diligence review of each other's businesses. On July 17, 1997, representatives of Elexsys (including Elexsys' legal counsel) met with representatives of Sanmina (including Sanmina's legal counsel) to discuss the results of the parties' due diligence investigation and the principal terms of the proposed merger. It was agreed at that meeting that Sanmina would not require post-closing indemnification from any of Elexsys' stockholders and that the parties would proceed to negotiate the final terms of the Merger Agreement.

     From July 18, 1997 through July 22, 1997, representatives of Elexsys met with representatives of Sanmina to continue to review each other's business, and to discuss plans for communicating information to employees and customers following the announcement of the Merger.

     On July 21, 1997 and July 22, 1997, legal counsel for Elexsys and Sanmina met to negotiate and finalize the terms of the Merger Agreement, including the formulation of the Exchange Ratio. No members of management of either Elexsys or Sanmina attended the meetings of outside legal counsel on July 21 and July 22, 1997.

     On July 22, 1997, the Elexsys Board held a special meeting to review the status of the transaction, including a review of the terms of the draft Merger Agreement, which had been revised to contain (i) a provision permitting the Elexsys Board to withhold, withdraw or modify in a manner adverse to Sanmina the Elexsys Board's approval or recommendation of the Merger and to terminate the Merger Agreement under certain circumstances if the Elexsys Board approved or recommended a higher offer by a third party to acquire a majority of Elexsys' stock or substantially all of its assets, and (ii) a $7.5 million "break-up" fee (rather than a $10 million "break-up" fee that was contained in earlier drafts of the Merger Agreement) triggered by a more limited set of events, including the events listed in clause (i) above, than was contemplated in earlier drafts of the Merger Agreement. The Elexsys Board received presentations by Elexsys' legal counsel and by Needham, including Needham's oral opinion that, as of such date and subject to certain assumptions and other matters set forth in its written opinion dated July 22, 1997 and subsequently provided to the Elexsys Board, the consideration to be received by the stockholders of Elexsys in the Merger was fair from a financial point of view to such stockholders. See below "-- Opinion of Elexsys' Financial Advisor." After discussion, the Elexsys Board unanimously approved the terms of the Merger Agreement and directed the officers of Elexsys to finalize and execute the Merger Agreement.

     On July 22, 1997, the Sanmina Board also held a special meeting to review the status of the transaction, including a review of the terms of the draft Merger Agreement. The Sanmina Board received presentations by Sanmina's legal counsel and by Montgomery Securities ("Montgomery"), including Montgomery's oral opinion that the consideration to be paid by Sanmina pursuant to the Merger was fair to Sanmina from a financial point of view, and after discussion unanimously approved the terms of the Merger Agreement and directed the officers of Sanmina to finalize and execute the Merger Agreement.

     The Merger Agreement was executed on behalf of Elexsys, Sanmina and Merger Sub on July 22, 1997. Elexsys and Sanmina announced the execution of the Merger Agreement following the closing of the market on July 22, 1997.

CERTAIN INFORMATION CONCERNING SANMINA

     As a matter of course, Sanmina does not publicly disclose forward-looking financial information. Nevertheless, because in connection with its review of Sanmina's business, Needham and the management and Board of Directors of Elexsys, as well as Montgomery and the management and Board of Directors of Sanmina, reviewed preliminary financial targets furnished by Sanmina, Sanmina has disclosed such financial targets below. Such financial targets indicated that, in fiscal 1997 and 1998, Sanmina may achieve earnings per share which are not materially different from the high end of the current range of the publicly available earnings estimates of securities analysts that cover Sanmina. As of the date hereof, the high end of the current range of such analysts' estimates of Sanmina's earnings per share is $2.05 and $2.55 for fiscal 1997 and 1998, respectively. The statement regarding Sanmina's preliminary financial targets constitutes a "forward-looking statement" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and is subject to the safe harbors created thereby. These preliminary financial targets were based on the assumptions that competitive conditions within the electronics manufacturing services industry would not change materially or adversely; that the market for telecommunications, networking (data communications), industrial and medical instrumentation and computer systems, and hence the market for electronics manufacturing services, would remain strong; and that there would be no material adverse change in Sanmina's operations or business. Such assumptions involve judgments with respect to, among other things, future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Sanmina. While Sanmina believes that the assumptions underlying the preliminary financial targets are reasonable, any of the assumptions could prove inaccurate; therefore, there can be no assurance that the forward-looking financial information will prove to be accurate. In addition, as disclosed elsewhere in this Proxy Statement/Prospectus under "Risk Factors," the business and operations of Sanmina are subject to substantial risks which increase the uncertainty inherent in such preliminary financial targets. Any of the factors disclosed under "Risk Factors" could cause the actual earnings of Sanmina to differ materially from the preliminary financial targets described above. In addition, the preliminary financial targets do not contemplate the combination of the operations of Sanmina and Elexsys. Accordingly, for these reasons, it is expected that there will be differences between the actual and targeted results, and actual results may be materially higher or lower than those indicated above.

     In light of the significant uncertainties inherent in forward-looking financial information of any kind, the inclusion of such information herein should not be regarded as a representation by Sanmina or any other person that the preliminary financial targets will be achieved. Investors are cautioned that these preliminary financial targets should not be regarded as fact and should not be relied upon as an accurate representation of future results. Further, the preliminary financial targets furnished by Sanmina were not prepared with a view to public disclosure or in compliance with the established guidelines concerning financial projections promulgated by the American Institute of Certified Public Accountants. In addition, such preliminary financial targets do not purport to present operations in accordance with generally accepted accounting principles and have not been audited, compiled or otherwise examined by Arthur Andersen LLP, Sanmina's independent auditors, or by any other independent auditor. Accordingly, neither Arthur Andersen LLP nor any other independent auditor assumes any responsibility for the preliminary financial targets disclosed herein. The preliminary financial targets are being presented solely because they were furnished to Elexsys, Needham and Montgomery, and they should not be interpreted as suggesting that Elexsys, Needham or Montgomery relied solely upon such targets in evaluating any proposed transaction. Sanmina has advised Elexsys, Needham and Montgomery that its preliminary financial targets are, in general, prepared solely for internal use and capital budgeting and other management decisions, and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. None of Elexsys, Sanmina or any of their financial advisors or any of their respective directors or officers assumes any responsibility as a result of the inclusion of such preliminary financial targets in this Proxy Statement/Prospectus for the accuracy of such information. Sanmina does not intend publicly to update or otherwise publicly to revise the preliminary financial targets disclosed above to reflect circumstances existing after the date hereof.

ELEXSYS' REASONS FOR THE MERGER -- RECOMMENDATION OF THE ELEXSYS BOARD

     The Elexsys Board has unanimously determined that the terms of the Merger Agreement and the Merger are fair to, and in the best interests of, Elexsys and its stockholders. Accordingly, the Elexsys Board has unanimously approved the Merger Agreement and unanimously recommends that the stockholders of Elexsys vote FOR approval and adoption of the Merger Agreement and approval of the Merger. In reaching its decision to approve the Merger Agreement and recommend the Merger, the Elexsys Board consulted with Elexsys' management, as well as its legal counsel and financial advisor, and gave significant consideration to a number of factors bearing on its decision. The Elexsys Board did not consider it practical to, nor did it attempt to, quantify or otherwise assign relative weight to the factors it considered in reaching its decision. Certain members of the Elexsys Board may be deemed to have a conflict of interest in recommending stockholder approval of the Merger. See "-- Interests of Certain Persons in the Merger."

     Elexsys' Reasons for the Merger. The following are the reasons the Elexsys Board believes the Merger will be beneficial to Elexsys and its stockholders:

     - Following the Merger, Elexsys' stockholders will be able to participate in the potential growth of Sanmina.

     - Industry trends towards consolidation, and customer demands for new equipment, greater integration of operations and more facilities all tend to favor larger competitors with stronger balance sheets than Elexsys as an independent company.

     - The Merger should provide Elexsys with greater resources to invest in capital equipment and infrastructure, as well as access to additional working capital. As holders of Sanmina Common Stock following the Merger, Elexsys stockholders will benefit to some extent in the event that access to such resources improves Elexsys' operating results.

     In addition to the factors set forth above, in the course of its deliberations concerning the Merger, the Elexsys Board consulted with Elexsys' legal counsel and financial advisors as well as Elexsys' management, and reviewed a number of other factors relevant to the Merger, including (i) oral reports from management and legal and financial advisors on specific terms of the Merger Agreement; (ii) information concerning the financial performance, business operations and prospects of Sanmina presented at meetings of the Elexsys Board, including among other things, Sanmina's recent and historical stock and earnings performance; (iii) Elexsys' belief that the management styles and corporate cultures of the two companies would be complementary; (iv) the expected tax and accounting treatment of the Merger; (v) financial presentations by Needham and Needham's opinion to the effect that, as of July 22, 1997 and based upon and subject to certain matters stated in such opinion, the consideration to be received by the stockholders of Elexsys was fair from a financial point of view to such stockholders; and (vi) the fact that the Merger Agreement would permit the Elexsys Board to terminate the agreement under certain circumstances; and (vii) the unsuccessful discussions with two potential merger partners prior to the execution of the Merger Agreement.

     The Elexsys Board also considered a number of potentially negative factors in its deliberations concerning the Merger, including:

     - The possibility of management disruption associated with the Merger and the risk that key personnel of Elexsys might not continue with Elexsys.

     - The risks associated with obtaining necessary approvals of the Merger and the possibility that the Merger may not be consummated even if approved by Elexsys' stockholders.

     - The possibility that the Merger might adversely affect Elexsys' relationship with certain of its customers.

     - The possibility of a decline in the value of Sanmina Common Stock.

     - The risk that the potential benefits of the Merger might not be realized.

     - The fact that certain elements of the financial analysis conducted by Needham indicated that the Merger was not as favorable to the Elexsys stockholders as certain comparable transactions, most notably the small one day premium to market and the disproportionately larger contribution of Elexsys to the combined Elexsys' and Sanmina revenues, and to a lesser extent, assets.

     The Elexsys Board concluded, however, that the benefits of the transaction to Elexsys and its stockholders outweighed the risks associated with the foregoing negative factors.

     Although Elexsys had acquisition discussions with the two publicly held electronics contract manufacturing companies as disclosed above, Elexsys did not seek alternative acquisition offers from, or strategic alliances with, other third parties following the initiation of discussions with Sanmina. Elexsys believed that the proposed merger with Sanmina was in the best interests of its stockholders, had not identified other potential bidders or strategic partners that were deemed likely to make a superior offer to the Sanmina offer, and believed that exploring such potential offers would present a risk that the Sanmina offer might not be consummated.

     The foregoing discussion of the information and factors considered by the Elexsys Board in connection with its evaluation of the Merger is not intended to be exhaustive but includes all of the material factors considered by the directors. In view of the wide variety of factors considered by the Elexsys Board, the directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered.

     Recommendation of Elexsys' Board of Directors. At a special meeting of the Elexsys Board held on July 22, 1997, the directors unanimously determined that the Merger is fair to and in the best interests of Elexsys and its stockholders, unanimously approved the Merger Agreement and the Merger, and unanimously recommended approval and adoption of the Merger Agreement and approval of the Merger by Elexsys' stockholders. Certain members of the Elexsys Board may be deemed to have a conflict of interest in recommending stockholder approval of the Merger. See below "-- Interests of Certain Persons in the Merger."

OPINION OF ELEXSYS' FINANCIAL ADVISOR

     Pursuant to an engagement letter dated July 9, 1997 (the "Engagement Letter"), Elexsys retained Needham to render an opinion as to whether or not the consideration to be received by the stockholders of Elexsys in the Merger was fair to the stockholders of Elexsys from a financial point of view and to render certain financial advisory services relating to the proposed Merger, including an analysis of the financial terms thereof. Needham was not requested to, and did not, make any recommendation to the Elexsys Board as to the Exchange Ratio to be provided for in the Merger, which Exchange Ratio was determined through arm's length negotiations between Elexsys and Sanmina. Except as described in this section, no other limitations were imposed by Elexsys on Needham with respect to the investigations made or procedures followed by Needham in rendering its opinion.

     At a meeting of the Elexsys Board on July 22, 1997, Needham delivered its oral opinion (subsequently confirmed in writing) that, as of such date and based upon and subject to certain assumptions and other matters described in its written opinion, the consideration to be received by the stockholders of Elexsys in the Merger was fair to such stockholders from a financial point of view. NEEDHAM'S OPINION IS ADDRESSED TO THE ELEXSYS BOARD, IS DIRECTED ONLY TO THE FINANCIAL TERMS OF THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF ELEXSYS AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING.

     Needham is not expressing any opinion as to what the value of Sanmina Common Stock will be when issued to the stockholders of Elexsys pursuant to the Merger or the prices at which Sanmina Common Stock will actually trade at any time. The full text of Needham's July 22, 1997 opinion (the "Needham Opinion"), which sets forth the assumptions made, matters considered, and limitations on and scope of the review undertaken by Needham, is attached to this Proxy Statement/Prospectus as Annex III, and the summary of the Needham Opinion set forth in the Proxy Statement/Prospectus is qualified in its entirety by reference to the Needham Opinion. All material elements of the Needham Opinion are described in this Proxy Statement/Prospectus. ELEXSYS STOCKHOLDERS ARE URGED TO READ THE NEEDHAM OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED, AND THE ASSUMPTIONS MADE BY NEEDHAM. IT IS NOT CURRENTLY EXPECTED THAT THE NEEDHAM OPINION WILL BE FURTHER UPDATED. THE NEEDHAM OPINION STATES THAT IT MAY BE USED IN CONNECTION WITH THIS PROXY STATEMENT/PROSPECTUS SO LONG AS THE NEEDHAM OPINION IS QUOTED IN FULL HEREIN.

     In arriving at its opinion, Needham, among other things: reviewed the Merger Agreement; reviewed certain other documents relating to the Merger; reviewed certain publicly available information concerning Sanmina and Elexsys and certain other relevant financial and operating data of Sanmina and Elexsys made available from the internal records of Sanmina and Elexsys; reviewed the historical stock prices and trading volumes of Sanmina's Common Stock and Elexsys Common Stock; held discussions with members of senior management of Sanmina and Elexsys concerning their current and future business prospects; reviewed certain financial forecasts and projections prepared by the respective managements of Sanmina and Elexsys; compared certain publicly available financial data of companies whose securities are traded in the public markets, which Needham deemed generally comparable to the business of Elexsys, to similar data for Elexsys; reviewed the financial terms of certain other business combinations that Needham deemed generally relevant; and performed and/or considered such other studies, analyses, inquiries and investigations as Needham deemed appropriate. Needham assumed and relied upon, without independent verification, the accuracy and completeness of the information it reviewed for purposes of its opinion. Needham assumed, with the consent of the Elexsys Board, that the Merger will be accounted for under the pooling of interests method of accounting, the Merger will constitute a tax-free reorganization, and that any material liabilities (contingent or otherwise, known or unknown) of Sanmina and Elexsys, respectively, were included. With respect to Sanmina's and Elexsys' financial forecasts provided to Needham by their respective managements, Needham assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements, at the time of preparation, of the future operating and financial performance of Sanmina and Elexsys. Needham did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of Elexsys or Sanmina. The Needham Opinion states that it was based on economic, monetary and market conditions existing as of the date of such opinion. Furthermore, Needham expresses no opinion as to what the value of Sanmina Common Stock will be when issued to the stockholders of Elexsys pursuant to the Merger or the prices at which Sanmina Common Stock will actually trade at any time.

     Based on this information, Needham performed a variety of financial analyses of the Merger and the consideration to be received by the Elexsys stockholders. The following paragraphs summarize the material financial analyses performed by Needham in arriving at its opinion presented to the Elexsys Board.

     Contribution Analysis. Needham reviewed and analyzed the pro forma contribution of each of Sanmina and Elexsys to pro forma combined operational and financial information as of March 29, 1997 and for the twelve months ended March 31, 1997 ("LTM"), projected fiscal 1997 operating results, and projected fiscal 1998 operating results. Needham reviewed, among other things, the pro forma contributions to revenues, net income, assets and stockholders' equity. This analysis did not take into account any transaction adjustments or potential synergies that may arise from the Merger; no such potential synergies had been quantified by Sanmina or Elexsys management as of the date of the Needham Opinion. Based on this analysis, Elexsys contributed 29.7% of the LTM pro forma combined revenues, 29.0% of the projected fiscal 1997 pro forma combined revenues, 29.0% of the projected fiscal 1998 pro forma combined revenues, 12.4% of the LTM pro forma combined net income, 13.0% of the projected fiscal 1997 pro forma combined net income, and 23.6% of the projected fiscal 1998 pro forma combined net income. In addition, Elexsys contributed 23.0% of the pro forma combined assets as of March 29, 1997, and 18.7% of the pro forma combined stockholders' equity as of March 29, 1997. Based on the Exchange Ratio (and assuming full exercise of all outstanding Elexsys Options), Elexsys' stockholders will own approximately 17% of Sanmina after the Merger. Needham noted that, based upon the foregoing, Elexsys' stockholders' ownership of Sanmina after the Merger was less than Elexsys' contributions to LTM, projected fiscal 1997 and projected fiscal 1998 pro forma combined revenues, less than projected fiscal 1998 pro forma combined net income of Sanmina after the Merger, and less than Elexsys' contributions to pro forma combined assets and stockholders' equity as of March 29, 1997, but greater than Elexsys' contributions to LTM and projected fiscal 1997 pro forma combined income. As noted below, Needham considered all of its analyses as a whole in reaching its conclusion as to the fairness, from a financial point of view, of the consideration to be received by the Elexsys stockholders in the Merger. The results of the contribution analysis are not necessarily indicative of the contributions that the respective businesses may have in the future.

     Comparable Company Analysis. To provide contextual data and comparative market information, Needham compared selected historical and projected operating and stock market data and operating and financial ratios for Elexsys to the corresponding data and ratios of certain publicly traded contract manufacturing and printed circuit board assembly companies which it deemed generally comparable to Elexsys. Such data and ratios included total market capitalization to historical and projected revenue, price per share to historical and projected earnings per share and market value to historical book value.

     Companies deemed to be generally comparable to Elexsys included Altron Incorporated, Continental Circuits Corp., Hadco Corporation, Merix Corporation, Praegitzer Industries, Inc., and Sanmina in the contract manufacturing industry (collectively, the "Comparable Manufacturers"); and The DII Group, Inc., Flextronics International Ltd., Jabil Circuit, Inc., SCI Systems, Inc., and Solectron Corporation in the printed circuit board assembly industry (collectively, the "Comparable Assemblers"). Needham deemed the Comparable Manufacturers and Comparable Assemblers to be generally comparable to Elexsys because such companies are publicly traded companies in the same industries as Elexsys.

     Needham calculated ratios for Elexsys based on the closing price of Sanmina Common Stock on July 18, 1997 of $67.00 and the resulting equivalent price per share for the Elexsys Common Stock of $22.11 based upon the Exchange Ratio of
0.33. For the Comparable Manufacturers (excluding Sanmina), the multiples of total market capitalization to LTM revenues ranged from 0.8 to 2.0 with a mean of 1.4 and a median of 1.4; the multiples of market capitalization to projected calendar 1997 revenues ranged from 0.7 to 1.3 with a mean of 1.1 and a median of 1.2; the multiples of market capitalization to projected calendar 1998 revenues ranged from 0.6 to 1.1 with a mean of 0.9 and a median of 1.0; the LTM price-earnings multiples ranged from 15.5 to 33.4 with a mean of 24.8 and a median of 23.5; the projected calendar 1997 price-earnings multiples ranged from
13.3 to 44.6 with a mean of 16.4 and a median of 22.7; the projected calendar 1998 price-earnings multiples ranged from 10.9 to 19.4 with a mean of 13.4 and a median of 11.3; and the multiples of market value to historical book value ranged from 1.6 to 8.9 with a mean of 4.1 and a median of 2.8.

     For the Comparable Assemblers, the multiples of total market capitalization to LTM revenues ranged from 0.4 to 2.2 with a mean of 1.3 and a median of 1.4; the multiples of market capitalization to projected calendar 1997 revenues ranged from 0.4 to 1.7 with a mean of 0.9 and a median of 1.0; the multiples of market capitalization to projected calendar 1998 revenues ranged from 0.3 to 1.2 with a mean of 0.7 and a median of 0.8; the LTM price-earnings multiples ranged from 21.5 to 55.6 with a mean of 33.2 and a median of 21.5; the projected calendar 1997 price-earnings multiples ranged from 19.1 to 30.1 with a mean of
24.1 and a median of 24.7; the projected calendar 1998 price-earnings multiples ranged from 13.8 to 22.1 with a mean of 17.7 and a median of 17.8; and the multiples of market value to historical book value ranged from 3.6 to 12.5 with a mean of 6.2 and a median of 5.4.

     For Sanmina, the ratios were as follows: total market capitalization to LTM revenues of 3.3; total market capitalization to projected calendar 1997 revenues of 2.6; total market capitalization to projected calendar 1998 revenues of 2.1; LTM price-earnings multiple of 37.4; projected calendar 1997 price-earnings multiple of 32.1; projected calendar 1998 price-earnings multiple of 25.2; and market value to historical book value multiple of 9.1.

     These ratios compared with the following ratios for Elexsys: total market capitalization to LTM revenues of 1.7; total market capitalization to projected calendar 1997 revenues of 1.4; total market capitalization to projected calendar 1998 revenues of 1.1; LTM price-earnings multiple of 43.0; projected calendar 1997 price-earnings multiple of 37.2; projected calendar 1998 price-earnings multiple of 14.3; and market value to historical book value multiple of 7.3. Needham compared the data and ratios for Elexsys, based on the July 18, 1997 Sanmina Common Stock closing price and the Exchange Ratio, to those for the Comparable Manufacturers and Comparable Assemblers, to provide an understanding of how such valuation-related data and ratios for Elexsys compared with the ranges, means and medians for those of the other companies in its industries. Needham also compared the data and ratios for Sanmina to provide similar contextual and comparative market information. Needham noted that the calculated ratios for Elexsys, based upon the Exchange Ratio, were within or above the ranges for such ratios derived for the Comparable Manufacturers and Comparable Assemblers and that the ratios for Sanmina were generally above or in the higher end of the ranges for such ratios derived for the Comparable Manufacturers and Comparable Assemblers.

     Comparable Transaction Analysis. Needham also analyzed publicly available financial information for five selected mergers and acquisitions involving companies in the printed circuit board industry that had transaction values in excess of $10 million and were completed since 1990. The five completed technology transactions analyzed by Needham were: Zycon Corporation / Hadco Corporation; ElectroStar, Inc. / Tyco International Ltd.; Circo Craft Co.
Inc. / Viasystems Group, Inc. (Hicks, Muse, Tate & Furst, Incorporated);

Citation Circuits, Inc. / Sigma Circuits, Inc.; and Advance Circuits,
Inc. / Johnson Matthey PLC. In examining these transactions, Needham analyzed certain premium information and income statement and balance sheet parameters of the acquired companies relative to the consideration offered, such as one-day and four-week premiums of the consideration offered to the target's stock price; aggregate transaction value as multiples of LTM revenues, earnings before interest and taxes ("EBIT"), and earnings before interest, taxes, depreciation and amortization ("EBITDA"); and multiples of market value to LTM net income and historical book value.

     Needham also calculated premiums and ratios for Elexsys, based on the closing price of Sanmina Common Stock on July 18, 1997 and the Exchange Ratio of 0.33, and compared these calculations to similar calculations for the five transactions mentioned above. For such five transactions mentioned above the one-day stock price premium ranged from 7.3% to 39.5% with a mean of 16.8% and a median of 10.1%, as compared with a premium for Elexsys of 1.7%, the four-week stock price premium ranged from 16.7% to 94.6% with a mean of 51.5% and a median of 47.3%, as compared with a premium for Elexsys of 38.2%. The multiples of transaction value to LTM sales ranged from 0.6 to 1.7 with a mean of 1.1 and a median of 1.0, as compared with a multiple for Elexsys of 1.6; the LTM EBIT multiples ranged from 11.2 to 16.3 with a mean of 13.0 and a median of 11.5, as compared with a multiple for Elexsys of 23.2; and the LTM EBITDA multiples ranged from 5.7 to 7.6 with a mean of 6.4 and a median of 6.1, as compared with a multiple for Elexsys of 14.2. The multiples of market value to LTM net income ranged from 10.5 to 29.2 with a mean of 18.4 and a median of 17.6, as compared with a multiple for Elexsys of 42.5; and the multiples of market value to book value ranged from 1.5 to 4.1 with a mean of 2.9 and a median of 3.1, as compared with a multiple for Elexsys of 7.3. Needham noted that the one-day stock price premium for Elexsys was below the range for the comparable transactions, that the four-week stock price premium was within the range for the comparable transactions, and that four of the calculated multiples were above and the fifth multiple was within the range for the comparable transactions.

     Needham also reviewed 11 additional mergers and acquisitions involving companies in the printed circuit board industry that had transaction values in excess of $10 million and were completed since 1990, but because financial data were not generally available for most aspects of such transactions, Needham focused on the above-described five transactions. The additional transactions reviewed by Needham were: PG Design Electronics, Inc./Milwaukee Land Company; Current Electronics, Inc. / Electronic Fab Technology Corp.; XCEL
Corporation / MicroTel International, Inc.; Comptronix Corporation / Sanmina Corporation; Alternate Circuit Technology, Inc. / Zycon Corporation; Cray Research, Inc. (Printed Circuit Board business) / Johnson Matthey PLC; Citation Circuits, Inc. / Sigma Circuits, Inc.; Multilayer Technology, Inc. / DOVatron International, Inc.; Computer Logics Limited / Digital Communications Associates, Inc.; Kollmorgen Corporation (Discrete Wiring Systems business) / Hitachi Chemical; XCEL Corporation / Scientific Imaging Instruments, Inc.; and Kollmorgen Corporation (Additive Products Company and PCK Technology division graphics business) / Investor Group.

     No company or transaction used in any comparable analysis as a comparison is identical to Elexsys, Sanmina or the Merger. Accordingly, these analyses are not simply mathematical; rather, they involve complex considerations and judgments concerning differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies and transactions to which they are being compared.

     Stock Trading History. Needham examined, for the period beginning on January 2, 1996 and ending on July 18, 1997, the history of trading prices and volumes for Elexsys Common Stock and Sanmina Common Stock and the relationship between movements of Elexsys Common Stock and Sanmina Common Stock and movements of a composite index composed of the common stocks of the Comparable Manufacturers. This analysis showed that Elexsys Common Stock underperformed the composite index at almost all times during the period and at all times since February 1997 and that Sanmina Common Stock outperformed the composite index at almost all times during the period and at all times since April 1996. Needham also noted that the average trading volumes of Sanmina Common Stock were significantly higher than those of Elexsys Common Stock, that the price-earnings ratio of Sanmina Common Stock was consistently and significantly higher than that of the Elexsys Common Stock over the period from January 1997 to July 1997, and that the

Sanmina Common Stock had a significantly higher percentage of institutional ownership and institutional stockholders than the Elexsys Common Stock.

     The summary set forth above does not purport to be a complete description of the analyses performed by Needham in connection with the rendering of its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Needham made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of Elexsys or Sanmina. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable as set forth therein. Additionally, analyses relating to the values of business or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold.

     Pursuant to the terms of the Engagement Letter, Elexsys has agreed to pay Needham an advisory fee of $50,000 and a fee for rendering the Needham Opinion of $100,000. Needham will also receive an additional transaction fee, upon consummation of the Merger, of $100,000. Elexsys has also agreed to reimburse Needham for certain of its reasonable out-of-pocket expenses and to indemnify it against certain liabilities relating to or arising out of services performed by Needham as financial advisor to Elexsys.

     Needham is a nationally recognized investment banking firm. As part of its investment banking services, Needham is frequently engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham was retained by the Elexsys Board to act as Elexsys' financial advisor in connection with the Merger based on Needham's experience as a financial advisor in mergers and acquisitions as well as Needham's familiarity with the electronics contract manufacturing and printed circuit board industries. In the normal course of its business, Needham may actively trade the equity securities of Elexsys or Sanmina for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in such securities.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material federal income tax considerations relevant to the conversion of shares of Elexsys Common Stock into Sanmina Common Stock pursuant to the Merger that are generally applicable to holders of Elexsys Common Stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could affect the continuing validity of this discussion.

     Elexsys stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Elexsys stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, who do not hold their Elexsys Common Stock as capital assets or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws, or the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger (whether or not any such transactions are undertaken in connection with the Merger), including without limitation any transaction in which shares of Elexsys Common Stock are acquired or shares of Sanmina Common Stock are disposed of. ACCORDINGLY, ELEXSYS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

     The parties are not requesting a ruling from the Internal Revenue Service (the "IRS") in connection with the Merger. Instead, Elexsys has received an opinion from its tax counsel, Cooley Godward LLP, and Sanmina has also received a similar opinion from its tax counsel, Wilson Sonsini Goodrich & Rosati, to the effect that, for federal income purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code (a "Reorganization"). These opinions will neither bind the IRS nor preclude the IRS from adopting a contrary position. In addition, these opinions are subject to certain assumptions and qualifications and will be based on the continuing truth and accuracy of certain representations made by Sanmina, Merger Sub and Elexsys, including representations made by the respective managements of Sanmina, Merger Sub and Elexsys, and by certain stockholders of Elexsys.

     The discussion below assumes that the Merger will qualify as a Reorganization, based upon the opinions of counsel described above, and accordingly the Merger will generally result in the following Federal income tax consequences. The discussion in paragraphs (a) through (e) below represents the conclusions of Sanmina. Counsel to Sanmina and Elexsys have stated in writing to Sanmina and Elexsys, respectively, their respective views that such discussion fairly presents the current federal income tax law applicable to the Merger and the material federal income tax consequences to Sanmina, Elexsys and the stockholders of Elexsys.

          (a) No gain or loss will be recognized by holders of Elexsys Common Stock solely as a result of the conversion of their shares of Elexsys Common Stock into shares of Sanmina Common Stock in the Merger.

          (b) The aggregate tax basis of Sanmina Common Stock received by Elexsys stockholders in the Merger will be the same as the aggregate tax basis of Elexsys Common Stock converted pursuant to the Merger (except for the tax basis attributable to fractional shares).

          (c) Cash payments in lieu of fractional shares will be treated as if a fractional share of Sanmina Common Stock had been received in the Merger and then redeemed by Sanmina. An Elexsys stockholder receiving such cash will generally recognize gain or loss upon such payment equal to the difference (if any) between such stockholder's basis in the fractional share and the amount of cash received.

          (d) The holding period of Sanmina Common Stock received by each Elexsys stockholder in the Merger will include the period for which Elexsys Common Stock surrendered in exchange therefor was considered to be held, provided that Elexsys Common Stock so surrendered is held as a capital asset at the time of the Merger.

          (e) Neither Sanmina nor Elexsys will recognize any gain solely as a result of the Merger.

     A successful IRS challenge to the reorganization status of the Merger would result in Elexsys stockholders recognizing taxable gain or loss with respect to each share of Elexsys Common Stock surrendered equal to the difference between such stockholder's basis in such share and the fair market value, as of the Effective Time, of Sanmina Common Stock received in exchange therefor. In such event, the stockholder's aggregate basis in Sanmina Common Stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Merger.

ANTICIPATED ACCOUNTING TREATMENT

     Sanmina intends to treat the Merger as a pooling of interests for accounting and financial reporting purposes.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Elexsys Board with respect to the approval and adoption of the Merger Agreement and approval of the Merger, stockholders of Elexsys should be aware that certain members of the management of Elexsys and the Elexsys Board may have certain interests in the Merger that are different from, or in addition to, the interests of Elexsys stockholders generally.

     Elexsys will be the Surviving Corporation in the Merger and, following the Merger, will be a wholly owned subsidiary of Sanmina. As of the Record Date, directors and executive officers of Elexsys owned

(i) 4,138,421 shares of Elexsys Common Stock for which they will receive the same consideration in connection with the Merger as other Elexsys stockholders and (ii) 432,600 unexercised Elexys Options which will be treated as described below. See "THE MERGER AGREEMENT -- Additional Information for Holders of Elexsys Options; Elexsys' Discretion with Respect to Net Exercise Treatment." Members of Elexsys management hold approximately 40% of the Elexsys Options. The Elexsys Options held by directors and executive officers of Elexsys will be treated the same as Elexsys Options held by other employees of Elexsys.

     The following indicates the aggregate value of Elexsys Options held on the close of business on September 5, 1997, by each executive officer and director of Elexsys (assuming that each and every Elexsys Option is exercised), respectively, which Elexsys Options will become fully exercisable at the Effective Time:

                             BENEFICIAL OWNER                       STOCK OPTION VALUE(1)
        ----------------------------------------------------------  ---------------------
        EXECUTIVE OFFICERS:
        Robert DeLaurentis........................................       $   756,250
        George Dudnikov, Jr.......................................       $ 1,005,000
        Michael Giggey............................................       $ 1,044,300
        W. F. Barry Hegarty.......................................       $ 4,181,000

        OUTSIDE DIRECTORS:
        Bradford Jeffries.........................................       $   261,050
        Roger Johnson.............................................       $   232,500
        Alan C. Mendelson.........................................       $   261,250

---------------

(1) Stock Option Value for each Elexsys Option is determined as the difference between $26.375 (the closing sale price of Elexsys' Common Stock as of the close of business on September 5, 1997) and the exercise price of such Elexsys Option. The closing sale price of Elexsys' Common Stock on September 24, 1997 was $27.813.

     Employment and Noncompetition Agreements. Sanmina will enter into a noncompetition agreement (the "Noncompetition Agreement") with Milan Mandaric, the Chairman and Chief Executive Officer of Elexsys, under which Mr. Mandaric will agree to refrain from competing with Sanmina in certain portions of the electronics contract manufacturing business as conducted by Elexsys as of the Effective Time. The Noncompetition Agreement will have a term of five years and will cover North America, the United Kingdom and Ireland. Mr. Mandaric will not receive any consideration for such Noncompetition Agreement other than Sanmina Common Stock issuable to him in connection with the Merger. Mr. Hegarty has entered into an employment agreement with Sanmina. Such employment agreement (the "Employment Agreement") provides that Mr. Hegarty will serve as Vice President of Strategic Marketing and will report to the Chairman and Chief Executive Officer of Sanmina. Under the Employment Agreement, Mr. Hegarty also agrees, commencing on the Effective Date and for a period of three years thereafter, not (a) to engage in any other employment, occupation, consulting or other business activity directly related to the business in which Sanmina is now involved or becomes involved during the term of Mr. Hegarty's employment or (b) to engage in any other activities that conflict with his obligations to Sanmina. In consideration for his services, Mr. Hegarty will receive a base salary, bonus and other benefits. In addition, in consideration for the noncompetition covenant referred to above, certain payments are to be made over three years if, at any time during the three year period beginning on the Effective Date: (a) Mr. Hegarty resigns for any reason or (b) Mr. Hegarty is terminated by Sanmina, other than for "Justifiable Cause" (which term is defined in the Employment Agreement as (i) a willful act which constitutes gross misconduct and is injurious to Sanmina, (ii) a willful breach of a material provision of the Employment Agreement, or (iii) a material and willful violation of a federal or state law or of regulations applicable to the business of Sanmina). Mr. Hegarty will also receive a continuation of benefits for a period of six months if he is terminated for Justifiable Cause or if he resigns for any reason within the three year period beginning on the Effective Date.

     Stockholder Agreements. Each of the directors of Elexsys (in his capacity as a stockholder) has entered into a Stockholder Agreement relating to the Merger. The general effect of the Stockholder Agreements is to increase the likelihood that Stockholder Approval will be obtained. See "THE MERGER AGREEMENT -- The Stockholder Agreements."

     Registration Rights Agreement. Sanmina has entered into a registration rights agreement (the "Registration Rights Agreement") with Milan Mandaric, the Chairman of the Elexsys Board and Chief Executive Officer of Elexsys, under which Sanmina will, if requested by Mr. Mandaric, register for resale the shares of Sanmina Common Stock issuable to Mr. Mandaric in connection with the Merger. Sanmina is obligated to maintain the effectiveness of such registration statement for up to two years. See "THE MERGER AGREEMENT -- Resale of Sanmina Common Stock."

     Indemnification Pursuant to the Merger Agreement. Sanmina has agreed that, from and after the Effective Time, Sanmina will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Elexsys pursuant to (i) each indemnification agreement currently in effect between Elexsys and each person who is or was a director or officer of Elexsys at or prior to the Effective Time and (ii) any indemnification provision under the Elexsys Certificate of Incorporation or the Elexsys Bylaws as each is in effect on the date hereof (such persons to be indemnified are referred to as, collectively, the "Indemnified Parties"). The Merger Agreement also provides that the Certificate of Incorporation and Bylaws of the Surviving Corporation will contain the provisions with respect to indemnification and exculpation from liability set forth in the Elexsys Certificate of Incorporation and the Elexsys Bylaws on the date of the Merger Agreement, which provisions may not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party.

     During the period ending six years after the Effective Time, Sanmina also has agreed, to the fullest extent permitted under applicable law, to indemnify and hold harmless each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to (a) any action or omission, or alleged action or omission, in his or her capacity as a director or officer of Elexsys or any of its subsidiaries, or (b) any of the transactions contemplated by the Merger Agreement. Sanmina has also agreed to maintain Elexsys' existing directors and officers insurance during such six-year period, subject to certain limitations on the maximum amount of premiums payable by Sanmina with respect to such insurance.

RESALE OF SANMINA COMMON STOCK

     The Sanmina Common Stock issued in connection with the Merger will be transferable under the Securities Act except for shares issued to any Elexsys stockholder who may be deemed to be an affiliate of Elexsys (an "Affiliate") for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"). An Affiliate is defined generally as including, without limitation, directors of certain executive officers of and certain other persons who control a company. Elexsys has agreed to use its reasonable efforts to cause each Affiliate to deliver to Sanmina on or prior to the Closing Date, a written agreement (an "Affiliate Agreement") providing, among other things, that such Affiliate will not transfer any Sanmina Common Stock received in connection with the Merger, except in compliance with the Securities Act, and the Merger Agreement provides that Sanmina's obligation to consummate the Merger is subject to Sanmina receiving such Affiliate Agreements from the Affiliates.

     In addition, Sanmina has also entered into a Registration Rights Agreement with Milan Mandaric, the Chairman of the Elexsys Board and Chief Executive Officer of Elexsys, under which Sanmina will, if requested by Mr. Mandaric, register for resale the shares of Sanmina Common Stock issuable to Mr. Mandaric in connection with the Merger. Sanmina is obligated to maintain the effectiveness of the registration statement for up to two years.

                              THE MERGER AGREEMENT

     The following is a brief summary of certain provisions of the Merger Agreement, which is attached as Annex I to this Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. All material elements of the Merger Agreement are described in this Proxy Statement/Prospectus.

THE MERGER

     The Merger. The Merger Agreement provides that, following the approval and adoption of the Merger Agreement and approval of the Merger by the stockholders of Elexsys and the satisfaction or waiver of the other conditions to the Merger, Merger Sub will be merged with and into Elexsys (with Elexsys being the Surviving Corporation).

     Effective Time. The Merger shall become effective at such time as a Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Elexsys and Sanmina shall agree should be specified in such Certificate of Merger. The Merger Agreement provides that Sanmina and Elexsys will cause a Certificate of Merger to be filed as soon as practicable on or after the Closing Date.

MERGER CONSIDERATION

     Common Stock. At the Effective Time, each issued and outstanding share of Elexsys Common Stock, other than shares owned by Sanmina, Merger Sub or Elexsys, will be converted into 0.33 fully paid and nonassessable shares of Sanmina Common Stock. As of the Effective Time, all shares of Elexsys Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Elexsys Common Stock will cease to have any rights with respect thereto, except the right to receive certificates representing the number of fully paid and nonassessable shares of Sanmina Common Stock into which such shares of Elexsys Common Stock were converted at the Effective Time and any cash in lieu of fractional shares of Sanmina Common Stock, without interest.

     Any shares of Elexsys Common Stock owned by Sanmina, Merger Sub or Elexsys will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

     As of September 5, 1997, an aggregate of 9,534,201 shares of Elexsys Common Stock and options to purchase an aggregate of 1,061,185 shares of Elexsys Common Stock were outstanding. Based upon the number of shares of Sanmina Common Stock issued and outstanding on September 5, 1997, and after giving effect to the Sanmina Common Stock that is expected to be issued in the Merger and assuming the exercise of all outstanding Elexsys Options, the former holders of Elexsys Common Stock would hold and have voting power with respect to approximately 16.9% of Sanmina's issued and outstanding shares (16.4% if all outstanding Elexsys Options are instead exchanged on a "Net Exercise" basis as described below). The foregoing numbers of shares and percentages are subject to change to reflect any changes in the capitalization of either Sanmina or Elexsys subsequent to the date indicated and prior to the Effective Time, and there can be no assurance as to the actual capitalization of Sanmina or Elexsys at the Effective Time or Sanmina at any time following the Effective Time.

     The terms of Elexsys' stock option plans (collectively, the "Stock Option Plans") and the agreements evidencing Elexsys Options provide for the acceleration prior to the Effective Time of the vesting of each unexercised Elexsys Option granted thereunder and held by employees or directors of Elexsys (i.e., each such Elexsys Option will be fully vested and exercisable immediately prior to the Effective Time), and for the termination of all unexercised Elexsys Options as of the Effective Time.

     The Merger Agreement provides that certain holders of Elexsys Options may cause such options to be exchanged in connection with the Merger on a net basis directly for shares of Sanmina Common Stock as described below. Prior to the Effective Time, Elexsys shall deliver to Sanmina a Net Exercise List specifying those Elexsys Options with respect to which Sanmina is to issue shares of Sanmina Common Stock as of the Effective Time. As of the Effective Time, Sanmina shall issue, with respect to each such Elexsys Option that remains unexercised as of the Effective Time, in the name of the holder thereof, a number of shares of Sanmina Common Stock equal to:

            A * C
A * B   -     D

where:

     A = the maximum number of shares of Elexsys Common Stock purchasable immediately prior to the Effective Time upon exercise of the applicable Specified Option

     B =  the Exchange Ratio

     C =  the per share exercise price of the applicable Specified Option

     D = the per share last reported sale price of Sanmina Common Stock on the Nasdaq National Market (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source), on the Closing Date.

     Holders of Elexsys Options that elect to exchange such options directly for shares of Sanmina Common Stock as set forth above will not be able to treat such Elexsys Options as incentive stock options for federal income tax purposes. Accordingly, such holders will, at the time of the exchange of their Elexsys Options for Sanmina Common Stock, recognize ordinary income in an amount equal to the fair market value of the Sanmina Common Stock issued to them in such "net exercise" transaction.

     All Stock Option Plans will terminate as of the Effective Time, and following the Effective Time no holder of an Elexsys Option or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of Elexsys, Sanmina or the Surviving Corporation except as described above. Elexsys has delivered to the holders of Elexsys Options appropriate notices describing the transactions contemplated by the Merger Agreement and the effect that consummation of those transactions will have on outstanding Elexsys Options.

     As of the close of business on September 5, 1997, Elexsys Options to purchase 1,061,185 shares of Elexsys Common Stock were outstanding (of which 432,600 were held by affiliates of Elexsys) at exercise prices ranging from $1.00 to $24.375 per share. As of such date, all of such Elexsys Options were "in the money" (i.e., had exercise prices below the market price of Elexsys Common Stock on such date).

     Elexsys Employee Stock Purchase Plan. Elexsys has adopted a 1996 Employee Stock Purchase Plan (the "Purchase Plan"). Under the Purchase Plan, eligible Elexsys employees may purchase shares of Elexsys Common Stock through payroll deductions. The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Elexsys Board. Generally, each such offering is six months in duration. The purchase price per share at which shares are sold in an offering under the Purchase Plan is the lower of (a) 85% of the fair market value of a share of Elexsys Common Stock on the date of commencement of the offering, or (b) 85% of the fair market value of a share of Elexsys Common Stock on the last day of the purchase period. Elexsys has pending an offering under the Purchase Plan that will terminate on October 31, 1997. At the Effective Time, each outstanding right under the currently ongoing "offering period" to purchase Elexsys Common Stock under the Purchase Plan (an "Assumed Purchase Right") shall be deemed to constitute a purchase right to acquire, on the same terms and conditions as were applicable under the Purchase Plan immediately prior to the Effective Time, a number of shares of Sanmina Common Stock determined as provided in the Purchase Plan except that the purchase price of such shares of Sanmina Common Stock under each Assumed Purchase Right shall be eighty-five percent (85%) of the lower of (i) the quotient determined by dividing the fair market value of the Elexsys Common Stock on the offering date of each offering period that is ongoing as of the Effective Time by the Exchange Ratio or (ii) the fair market value of the Sanmina Common Stock on each exercise date occurring after the Effective Time with respect to each offering period that is ongoing as of the Effective Time. The Assumed Purchase Rights, in accordance with their terms, shall be subject to further adjustment upon a stock split, stock dividend, recapitalization or similar transaction after the Effective Time. As soon as practicable after the Effective Time

(and in any event within 5 days after the Effective Time), Sanmina is required to deliver to the participants in the Purchase Plan an appropriate notice setting forth such participants' rights pursuant thereto and stating that the Assumed Purchase Rights pursuant to the Purchase Plan shall continue in effect on the same terms and conditions.

     Convertible Debentures. Elexsys has entered into an Indenture (the "Indenture"), dated as of February 15, 1987, with Manufacturers Hanover Trust Company, a New York corporation, as Trustee, pursuant to which $12,000,000 in aggregate principal amount of 5 1/2% Convertible Subordinated Debentures due March 1, 2012 (the "Convertible Debentures"), were outstanding as of the Record Date. At the option of the holders of the Convertible Debentures, the Convertible Debentures may be converted into shares of Elexsys Common Stock, at a conversion price of $39.50 per share, subject to adjustment. Such conversion right expires at the close of business on February 29, 2012. A total of 303,797 shares of Elexsys Common Stock are reserved for issuance pursuant to the conversion of the Convertible Debentures.

     Pursuant to the Indenture, at the Effective Time the Convertible Debentures will become convertible into shares of Sanmina Common Stock, with appropriate adjustments as to the conversion price and the number of shares of stock into which the Convertible Debentures are convertible. Pursuant to the Merger Agreement, Sanmina has agreed to take such action as may be required by the Indenture relating to the Convertible Debentures in connection with the consummation of the Merger. Promptly after the Effective Time, Sanmina has agreed to either (i) commence a tender offer for the outstanding Convertible Debentures at a price not less than the prevailing market price for such Convertible Debentures or (ii) cause the redemption of such Convertible Debentures in accordance with the redemption provisions of the Indenture relating thereto. Until the Convertible Debentures are acquired or redeemed by Sanmina or Elexsys, Sanmina has agreed to reserve sufficient shares of Sanmina Common Stock for issuance upon conversion of the Convertible Debentures.

ADDITIONAL INFORMATION FOR HOLDERS OF ELEXSYS OPTIONS; ELEXSYS' DISCRETION WITH RESPECT TO NET EXERCISE TREATMENT

     In connection with the Merger, holders of Elexsys Options will have three alternatives. Holders may (i) elect Net Exercise Treatment, as described below,
(ii) exercise their Elexsys Options prior to the Effective Time and receive shares of Elexsys Common Stock (which will be exchanged in the Merger for shares of Sanmina Common Stock at the Exchange Ratio), or (iii) take no action, with the result that their Elexsys Options will terminate at the Effective Time without the holder receiving any value. Unexercised Elexsys Options which have not received Net Exercise Treatment will not automatically convert into options to purchase Sanmina Common Stock at the Effective Time; rather, under the terms of the Elexsys Stock Option Plans governing the Elexsys Options, any such unexercised Elexsys Options will terminate at the Effective Time.

     At the Effective Time, each Elexsys Option that has not been exercised prior to the Effective Time and that is included on the Net Exercise List to be provided by Elexsys to Sanmina prior to the consummation of the Merger will be converted into that number of shares of Sanmina Common Stock equal to the difference between (a) the number of shares of Sanmina Common Stock derived by multiplying the number of shares of Elexsys Common Stock underlying the Elexsys Option by the Exchange Ratio and (b) the number of shares of Sanmina Common Stock derived by dividing the aggregate exercise price of the Elexsys Option by the fair market value of one share of Sanmina Common Stock as of the closing date of the Merger (a "Net Exercise"). Holders of Elexsys Options who wish to engage in a Net Exercise of Elexsys Options must deliver a Notice of Interest in Net Exercise (a "Notice of Interest") to Robert DeLaurentis, the Vice President and Chief Financial Officer of Elexsys, prior to the Closing Date (as defined in the Merger Agreement). Upon receiving the Notice of Interest, Elexsys will determine, in its discretion, whether to offer the holder Net Exercise treatment. If a Notice of Interest is accepted, Elexsys Options held by the holder will be placed on the Net Exercise List, and the holder will, prior to the Effective Time, receive an offer from Elexsys to receive a Net Exercise payment in exchange for the Elexsys Options held by such holder. Holders whose Elexsys Options are placed on the Net Exercise List will no longer be entitled to exercise such Elexsys Options for Elexsys Common Stock. Holders of Elexsys Options may, if they wish (and if permitted to do so by Elexsys), elect Net Exercise treatment with respect to a portion of the Elexsys Options held by them.

     Elexsys' current intention and expectation is that all holders of Elexsys Options who so request will receive Net Exercise Treatment. Elexsys might, however, deny Net Exercise Treatment to a holder of Elexsys Options if such holder's employment with Elexsys is terminated for cause. In the event that a holder of Elexsys Options were to be denied Net Exercise Treatment or fail to elect Net Exercise Treatment, then (unless the Elexsys Option is exercised for Elexsys Common Stock in accordance with its terms prior to the Effective Time) such Elexsys Option will terminate at the Effective Time without the holder receiving any value.

     The federal income tax consequences to holders of Elexsys Options depend upon whether the holder elects Net Exercise treatment and whether the Elexsys Options are incentive stock options ("ISOs") or nonstatutory stock options ("NSOs").

     ISOs generally have the following tax consequences. There generally are no federal income tax consequences to the optionee or to Elexsys by reason of the exercise of an ISO. However, the exercise of an ISO may increase the optionee's alternative minimum tax liability, if any. If an optionee holds stock acquired through exercise of an ISO for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition the optionee will recognize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss. Any capital gain or loss recognized by an optionee on a qualifying disposition or a disqualifying disposition of stock acquired through exercise of an ISO will be long-, mid- or short-term depending on whether the stock was held for more than eighteen months (long-term), less than eighteen months and more than one year (mid-term) or one year or less (short-term). To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, Elexsys generally will be entitled (subject to the requirement of reasonableness and the satisfaction of a reporting obligation) to a corresponding business expense deduction in the tax year in which the disposition occurs.

     NSOs generally have the following federal income tax consequences. Upon exercise of an NSO normally the optionee will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the exercise price. Generally, with respect to employees, Elexsys is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness and the satisfaction of a reporting obligation, Elexsys generally will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-, mid- or short-term depending on whether the stock was held for more than eighteen months (long-term), less than eighteen months and more than one year (mid-term) or one year or less (short-term). If the holder exercises an NSO, the option spread will be subject to income and FICA tax withholding. The holder can satisfy the withholding obligation by delivering cash in an amount necessary to satisfy the withholding obligation (34% of the spread for federal and California income taxes, plus an additional amount necessary to satisfy FICA taxes). If the holder chooses Net Exercise treatment, the holder will have shares withheld from the stock the holder would otherwise receive to pay the withholding tax.

     In the event that Net Exercise treatment is elected (and if Elexsys permits such Net Exercise treatment), the full value of the shares of Sanmina Common Stock that the holder receives (before taxes) in exchange for the Elexsys Options surrendered will be ordinary income. Sanmina shares in excess of those withheld to pay the exercise price will be withheld from the shares otherwise due to satisfy income and FICA tax withholding.

EXCHANGE AGENT; EXCHANGE PROCEDURES; DIVIDENDS; NO FURTHER OWNERSHIP RIGHTS IN ELEXSYS COMMON STOCK; NO FRACTIONAL SHARES

     Exchange Agent. The Merger Agreement requires Sanmina to deposit as of the Effective Time, with Norwest Bank Minnesota, N.A. (or such other bank or trust company designated by Sanmina and acceptable to Elexsys) (the "Exchange Agent"), for the benefit of the holders of shares of Elexsys Common Stock, certificates representing the shares of Sanmina Common Stock issuable in exchange therefor.

     Exchange Procedures. As soon as reasonably practicable after the Effective Time, Sanmina will cause the Exchange Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Elexsys Common Stock (the "Certificates"), whose shares were converted into shares of Sanmina Common Stock pursuant to the Merger Agreement, (i) a letter of transmittal (which shall specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in customary form and have such other provisions as Sanmina may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Sanmina Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor a certificate representing that number of whole shares of Sanmina Common Stock which such holder has the right to receive pursuant to the Merger Agreement, cash in lieu of fractional shares of Sanmina Common Stock to which such holder is entitled and any dividends or other distributions to which such holder is entitled, and the Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of Elexsys Common Stock that is not registered in the transfer records of Elexsys, a certificate representing the proper number of shares of Sanmina Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate will be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment pays any transfer or other taxes required by reason of the issuance of shares of Sanmina Common Stock to a person other than the registered holder of such Certificate or establishes to the reasonable satisfaction of Sanmina that such taxes have been paid or are nonapplicable. Until surrendered, each Certificate will be deemed at any time after the Effective Time to represent only the shares of Sanmina Common Stock into which the shares of Elexsys Common Stock represented thereby were converted at the Effective Time, and the right to receive cash in lieu of any fractional shares of Sanmina Common Stock and any dividends or other distributions to which such holder is entitled. No interest will be paid or will accrue on any cash payable pursuant to the exchange provisions of the Merger Agreement.

     ELEXSYS STOCKHOLDERS SHOULD NOT FORWARD ELEXSYS STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED FORMS OF LETTERS OF TRANSMITTAL. ELEXSYS STOCKHOLDERS SHOULD NOT RETURN ELEXSYS STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Dividends. No dividends or other distributions with respect to Sanmina Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Sanmina Common Stock represented thereby, and no cash payment in lieu of fractional shares will be paid to any such holder until the holder of record of such Certificate surrenders such Certificate. Following surrender of any such Certificate, there will be paid to the record holder of the certificate representing whole shares of Sanmina Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Sanmina Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Sanmina Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and a payment date subsequent to such surrender payable with respect to such whole shares of Sanmina Common Stock.

     No Further Ownership Rights in Elexsys Common Stock. All shares of Sanmina Common Stock issued in the Merger (and any cash paid) will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Elexsys Common Stock, subject, however, to the obligation of the Surviving Corporation (as defined in the Merger Agreement) to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Elexsys on such shares of Elexsys Common Stock in accordance with the terms of, or prior to the date of, the Merger Agreement and which remain unpaid at the Effective Time, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Elexsys Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they will be canceled and exchanged as described in the Merger Agreement.

     No Fractional Shares. No certificates or scrip representing fractional shares of Sanmina Common Stock will be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Sanmina. Each holder of shares of Elexsys Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Sanmina Common Stock will receive, in lieu thereof, cash (without interest) in an amount, less the amount of any withholding taxes which may be required thereon, equal to such fraction of a share of Sanmina Common Stock multiplied by the per share closing price of Sanmina Common Stock as of the Closing Date, as such price is reported on the Nasdaq National Market (as published in The Wall Street Journal or, if not published therein, in any other authoritative source).

     Certificate of Incorporation and By-laws. The Merger Agreement provides that the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time will be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law except that the name of the Surviving Corporation will be changed to be "Elexsys International, Inc." in such Certificate of Incorporation. The Merger Agreement provides that the Bylaws of Merger Sub as in effect immediately prior to the Effective Time will be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The Merger Agreement provides that Sanmina will cause the Surviving Corporation to fulfill and honor and maintain certain indemnification and exculpation provisions of the Elexsys Certificate of Incorporation and the Elexsys By-laws. See "THE MERGER -- Interests of Certain Persons in the Merger."

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement includes various representations and warranties of the parties thereto, each of which is qualified by reference to certain documents filed by such parties with the SEC and in certain other respects. The Merger Agreement includes representations and warranties by Elexsys as to, among other things, (i) the organization, standing and corporate power of Elexsys; (ii) the absence of undisclosed subsidiaries of Elexsys; (iii) Elexsys' capital structure (the "Elexsys Capital Structure Representations"); (iv) the authorization, execution, delivery, and enforceability of the Merger Agreement, the Merger's noncontravention of any agreement, law, or charter or bylaw provision and the absence of the need for governmental or third-party filings, consents, approvals or actions with respect to any transaction contemplated by the Merger Agreement (except for certain filings specified in the Merger Agreement) (the "Elexsys Authority Representations"); (v) compliance as to form of, and the accuracy of information contained in, documents filed with the SEC; (vi) the accuracy of information supplied by Elexsys in connection with this Proxy Statement/Prospectus and the Registration Statement; (vii) the absence of certain material changes or events since the date of the most recent financial statements filed with the SEC, including the absence of any material adverse change in Elexsys, any material change in Elexsys' accounting methods, any material reevaluation of Elexsys' assets or any declaration, setting aside or payment of a dividend or other distribution, with respect to Elexsys' capital stock; (viii) the absence of material litigation or investigations; (ix) the disclosure of material contracts; (x) compliance with laws applicable to the business of Elexsys, including environmental laws; (xi) compliance with applicable labor laws (xii) the absence of certain material changes in the benefit plans of Elexsys or labor relations; (xiii) the compliance with applicable laws of the benefit plans of Elexsys and certain other matters relating to ERISA; (xiv) the filing of tax returns and payment of taxes; (xv) the absence of "excess parachute payments" under the Code; (xvi) good and valid title to, or valid leasehold interests in (and compliance with the terms of such leaseholds), all material property and assets necessary to conduct Elexsys' business; (xvii) ownership of or the right to use, and no infringement of others' rights to, and lack of licensing of, the intellectual property necessary to conduct Elexsys' business; (xviii) the voting requirements for the approval of the Merger; (xix) compliance with applicable state takeover laws; (xx) certain broker's or advisor's fees; (xxi) the receipt of an opinion of Needham; (xxii) the absence of actions taken or agreed to be taken which would prevent pooling of interests accounting treatment for the Merger; and (xxiii) certain matters with respect to equipment and personal property leases, product and service warranties, customers and inventories.

     The Merger Agreement also includes representations and warranties by Sanmina and Merger Sub as to, among other things, (i) the organization, standing and corporate power of Sanmina and Merger Sub; (ii) the subsidiaries of Sanmina;
(iii) Sanmina's capital structure (iv) the authorization, execution, delivery, and enforceability of the Merger Agreement and related matters, the Merger Agreement's noncontravention of any agreement, law, or charter or bylaw provision and the absence of the need for governmental or third-party filings, consents, approvals or actions with respect to any transaction contemplated by the Merger Agreement or the Stockholder Agreements (except for certain filings specified in the Merger Agreement) (the "Sanmina and Merger Sub Authority Representations"); (v) compliance as to form of, and the accuracy of information contained in, documents filed with the SEC; (vi) the accuracy of information supplied by Sanmina or Merger Sub in connection with this Proxy Statement/Prospectus and the Registration Statement; (vii) the absence of certain material changes or events since the date of the most recent audited financial statements filed with the SEC, including the absence of any material adverse change in Sanmina, any material change in Sanmina's accounting methods, any material reevaluation of Sanmina's assets or any declaration, setting aside or payment of any dividend or other distribution with respect to Sanmina's capital stock; (viii) the absence of material litigation or investigations; (ix) the disclosure of material contracts; (x) compliance with laws applicable to the business of Sanmina, including environmental laws; (xi) compliance with applicable labor laws; (xii) the absence of certain material changes in the benefit plans of Sanmina; (xiii) the filing of tax returns and payment of taxes;
(xiv) good and valid title to, or valid leasehold interests in (and compliance with the terms of such leaseholds), all material property and assets necessary to conduct Sanmina's business; (xv) ownership of or the right to use, and no infringement of others' rights to, and lack of licensing of, the intellectual property necessary to conduct Sanmina's business; (xvi) the absence of a stockholder voting requirements for the approval of the Merger; (xvii) certain broker's or advisor's fees; (xviii) the receipt of an opinion of Montgomery Securities; (xix) the absence of actions taken or agreed to be taken which would prevent pooling of interests accounting treatment for the Merger; (xx) certain matters with respect to product and service warranties, customers and inventories; (xxi) the absence of prior activities of Merger Sub; and (xxii) the Sanmina Common Stock to be issued in connection with the Merger.

BUSINESS OF ELEXSYS PENDING THE MERGER

     Elexsys has agreed that, prior to the Effective Time, it will carry on its businesses in the ordinary course consistent with prior conduct and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organization, and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Elexsys has also agreed that, prior to the Effective Time, without Sanmina's consent (which consent will not be unreasonably withheld) or except as contemplated or permitted by or not inconsistent with the Merger Agreement, it will not, among other things: (i)(x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than the issuance of Elexsys Common Stock upon the exercise of Elexsys Options outstanding on the date of, and in accordance with their terms as of the date of, the Merger Agreement or as contemplated by the Merger Agreement) or (z) purchase, redeem or otherwise acquire any shares of capital stock of Elexsys or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (ii) amend the Elexsys Certificate of Incorporation or the Elexsys Bylaws; (iii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than pursuant to employee stock purchase plans, to convertible indebtedness in effect as of the date of the Merger Agreement, to stock option plans, or the grant of Elexsys Options to employees of Elexsys in an amount not to exceed options for 50,000 shares of Elexsys Common Stock); (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any asset, except in the ordinary course of business and except for capital expenditures which are not outside the ordinary course of business or inconsistent with past practice(which are described below under subsection
(vii)); (v) sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its properties or assets, except sales in the ordinary course of business consistent with past practice and except for subjecting any of its properties or assets to certain Liens (as defined and permitted under the Merger Agreement); (vi) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, except for short-term borrowings incurred in the ordinary course of business consistent with past practice and borrowings of up to $32 million in the aggregate under a new credit facility (approximately $20 million of which will be used to refinance an existing credit facility) and borrowings under existing facilities and modifications not to increase such facilities by more than 20%; (vii) make any material payment outside the ordinary course of business to settle any dispute; (viii) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which Elexsys is a party or waive, release or assign any material rights or claims thereunder; (ix) except as required to comply with applicable law and except for actions which do not materially increase Elexsys' compensation expense or benefits to employees taken as a whole, (A) adopt, enter into, terminate or amend any benefit plan or other arrangement for the benefit or welfare of any current or former employee, officer or director, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases of cash compensation or cash bonuses in the ordinary course of business consistent with past practice), (C) pay any benefit not provided for under any benefit plan, (D) except as permitted in clause (B), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder) or
(E) except as permitted in clauses (A) through (D), take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan; (x) form any subsidiary of Elexsys; (xi) allow Elexsys or any of Elexsys' subsidiaries or any significant portion of their respective assets to be acquired; (xii) enter into any transaction that is extraordinary in nature or magnitude (when compared to transactions historically entered into by Elexsys); or (xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

BUSINESS OF SANMINA PENDING THE MERGER

     Sanmina has agreed that, prior to the Effective Time, it will carry on its businesses in the ordinary course consistent with prior conduct and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Sanmina has also agreed that, prior to the Effective Time, without Elexsys' consent (which consent will not be unreasonably withheld), it will not, among other things: (i)(x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of Sanmina or any other securities thereof or any rights, warranties or options to acquire any such shares or other securities; (ii) amend the Sanmina Restated Certificate of Incorporation or the Sanmina Bylaws; (iii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than in the ordinary course of business and consistent with past practice pursuant to stock option plans, employee stock purchase plans and convertible indebtedness in effect as of the date of the Merger Agreement, or pursuant to acquisitions of businesses involving the issuance by Sanmina of less than 1,000,000 shares in the aggregate for all such acquisitions); (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof except that Sanmina shall not be prohibited from effecting an acquisition of any other business if (A) such acquisition would not materially affect the ability of Sanmina to, or materially delay Sanmina's ability to, complete the transactions contemplated by the Merger Agreement, and (B) such acquisition would involve the issuance by Sanmina of equity securities and, when considered together with all other acquisitions effected by Sanmina, would not involve the issuance of more than 1,000,000 shares of Sanmina's capital stock or securities convertible into or exercisable for more than 1,000,000 shares of Sanmina's capital stock; (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien (as defined in the Merger Agreement) or otherwise dispose of any substantial part of its (or any of its subsidiaries') material properties, assets or business, except sales made in the ordinary course of business and except for subjecting any of its properties to Parent Permitted Liens (as defined in the Merger Agreement); (vi) make any material payments outside the ordinary course of business for purposes of settling any dispute; (vii) allow Sanmina or any of its subsidiaries, or any significant portion of their respective businesses or assets, to be acquired (by merger, tender offer, purchase or otherwise); (viii) enter into (directly or through any subsidiary) any transaction that is extraordinary in nature or magnitude (when compared to the transactions historically entered into by Sanmina); or (ix) authorize any of, or commit or agree to take any of, the foregoing actions.

     Each of Sanmina and Elexsys also have agreed to (i) file all tax returns and reports ("Post-Signing Returns") required to be filed by it (after taking into account any extensions); (ii) pay timely all taxes due and payable with respect to such Post-Signing Returns that are so filed; (iii) notify the other party promptly of any action, suit, proceeding, claim or audit (collectively, "Actions") pending against or with respect to the notifying party in respect of any tax where there is a reasonable possibility of a determination or decision which would have a material adverse effect on such party's tax liabilities or tax attributes; and (iv) not make any material tax election without the other party's consent. Elexsys has agreed to not settle or compromise any such Action without Sanmina's consent.

CERTAIN ADDITIONAL AGREEMENTS

     The Merger Agreement contains additional covenants relating to, among other things, (i) Elexsys promptly establishing a record date and calling a stockholder meeting; (ii) the use of reasonable efforts to obtain "comfort letters" from each party's accountants regarding the financial statements contained in or incorporated by reference in this Proxy Statement/Prospectus;
(iii) each party having reasonable access to the others' properties, books, contracts, commitments, personnel and records; (iv) each party consulting with the other party regarding any press release or other public statement relating to the transactions contemplated by the Merger Agreement; (v) each party's use of reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper and advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement; (vi) each party identifying all persons who are, at the time the Merger Agreement is submitted for approval to the stockholders of Elexsys, Affiliates of such party for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations and to use its reasonable efforts to cause each such person to deliver to the other party at least thirty days prior to the Effective Time an Affiliate Agreement (as described under "THE MERGER -- Resale of Sanmina Common Stock"); (viii) each party's use of reasonable efforts to cause the transactions contemplated by the Merger Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations; and (ix) each party not taking action or failing to take any action, which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. In addition, Sanmina has agreed (i) to maintain all rights of indemnification in favor of the Indemnified Parties as described above under "THE MERGER -- Interests of Certain Persons in the Merger" and (ii) to cause the shares of Sanmina Common Stock to be issued in connection with the Merger to be approved for listing on the Nasdaq National Market.

     Under the Merger Agreement, Elexsys has also agreed not to solicit other Takeover Proposals or to withdraw its recommendation of the Merger except as set forth below under "-- No Solicitation" and "-- Right of the Elexsys Board to Withdraw Recommendation."

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     Conditions to Each Party's Obligations to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of the following conditions: (i) the Merger Agreement having received Stockholder Approval; (ii) the shares of Sanmina Common Stock issuable to Elexsys security holders pursuant to the Merger Agreement having been approved for listing on the Nasdaq National Market, subject to official notice of issuance; (iii) the waiting period (and any extensions thereof) under the HSR Act applicable to the Merger having expired or having been terminated; (iv) there not being in effect any temporary restraining order, preliminary or permanent injunction or other order of any U.S. federal or state court of competent jurisdiction or other legal restraint or prohibition issued by a U.S. federal or state governmental entity preventing the consummation of the Merger;
(v) the Registration Statement having become effective under the Securities Act and not being the subject of any stop order suspending the effectiveness thereof or any proceeding seeking such a stop order; and (vi) Elexsys having received from Deloitte & Touche LLP, independent public accountants for Elexsys, a letter to the effect that Deloitte & Touche LLP concurs with Elexsys' management's conclusion that Elexsys would meet the applicable specific criteria for a pooling of interests in accordance with generally accepted accounting principles, as such criteria relate only to Elexsys (and not to Sanmina) and Sanmina having received from Arthur Andersen LLP, independent public accountants for Sanmina, a letter to the effect that Arthur Andersen LLP concurs with Sanmina's management's conclusion that no conditions exist that would preclude Sanmina from accounting for the Merger as a pooling of interests.

     Conditions to the Obligations of Sanmina and Merger Sub. The obligations of Sanmina and Merger Sub to effect the Merger are further subject to the following conditions: (i) the representations and warranties of Elexsys contained in the Merger Agreement being accurate (excluding any representation or warranty that refers specifically to "the date of the Merger Agreement" or any other date other than the Closing Date) in all material respects as of the Closing Date (except that (x) any inaccuracy that does not have a material adverse effect on Elexsys shall be disregarded, (y) any inaccuracy that results from or relates to general business, economic or industry conditions shall be disregarded, and (z) any inaccuracy that results from or relates to the taking of any action contemplated or permitted by the Merger Agreement or the announcement or pendency of the Merger shall be disregarded); (ii) Elexsys having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; (iii) Sanmina having received from each Affiliate of Elexsys for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations an executed Affiliate Agreement; (iv) Sanmina having received the opinion of Wilson Sonsini Goodrich & Rosati, counsel to Sanmina, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and (v) the execution by Elexsys and its Chairman and Chief Executive Officer of the Noncompetition Agreement in the form attached as Exhibit C to the Merger Agreement.

     Conditions to the Obligations of Elexsys. The obligation of Elexsys to effect the Merger is further subject to the following conditions: (i) the representations and warranties of Sanmina and Merger Sub contained in the Merger Agreement being accurate (excluding any representation or warranty that refers specifically to "the date of the Merger Agreement" or any other date other than the Closing Date) in all material respects as of the Closing Date (except that
(x) any inaccuracy that does not have a material adverse effect on Sanmina shall be disregarded, (y) any inaccuracy that results from or relates to general business, economic or industry conditions shall be disregarded, and (z) any inaccuracy that results from or relates to the taking of any action contemplated or permitted by the Merger Agreement or the announcement or pendency of the Merger shall be disregarded); (ii) Sanmina having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; (iii) Elexsys having received from each Affiliate of Sanmina for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations an executed Affiliate Agreement; (iv) Elexsys having received the opinion of Cooley Godward LLP, counsel to Elexsys, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and (v) Sanmina shall have taken such action (if any) as may be required by the Indenture relating to the Convertible Debentures in connection with the Merger.

NO SOLICITATION

     The Merger Agreement provides that Elexsys will not, nor will it authorize or instruct any of its officers, directors or employees or any investment banker, attorney or other advisor or representative retained by it to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal (as hereinafter defined) by any person (other than Sanmina or its affiliates or representatives) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action intended or reasonably expected to facilitate the making of any inquiry or proposal to Elexsys that constitutes, or may reasonably be expected to lead to, any Takeover Proposal by any person (other than Sanmina or its affiliates or their respective representatives); provided, however, that if, at any time prior to receipt of Stockholder Approval the Elexsys Board determines in good faith, after consultation with outside counsel, that failure to do so would create a substantial risk of liability for breach of its fiduciary duties to Elexsys stockholders under applicable law, Elexsys may, prior to receipt of Stockholder Approval, in response to a Takeover Proposal that was unsolicited or that did not otherwise result from a breach of the terms described in this paragraph, and subject to compliance with the notice requirements described in the following paragraph, (x) furnish nonpublic information with respect to Elexsys and its subsidiaries to any person pursuant to a customary and reasonable confidentiality agreement and (y) participate in discussions and negotiations regarding such Takeover Proposal. Under the Merger Agreement, any violation of the foregoing restrictions by any officer, director or employee of Elexsys or any investment banker, attorney or other advisor or representative of Elexsys, acting on behalf of and with the authorization of Elexsys, shall be deemed to be a breach of the foregoing nonsolicitation provision by Elexsys. Under the Merger Agreement, "Takeover Proposal" means any proposal or offer from any person (other than Sanmina or its affiliates or their respective representatives) for any acquisition by such person of a substantial amount of assets of Elexsys (other than an acquisition of assets of Elexsys in the ordinary course of business or as permitted under the terms of the Merger Agreement) having a fair market value (as determined by the Elexsys Board in good faith) in excess of 25% of the fair market value of all the assets of Elexsys and its subsidiaries immediately prior to such acquisition or more than a 25% interest in the total voting securities of Elexsys or any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of Elexsys or any merger, consolidation, or business combination of Elexsys with any unaffiliated third party, other than the transactions contemplated by the Merger Agreement or the Stockholder Agreements.

     Under the Merger Agreement, Elexsys has also agreed to promptly advise Sanmina orally and in writing of any request for nonpublic information which Elexsys reasonably believes could lead to a Takeover Proposal, of any Takeover Proposal submitted to Elexsys or any inquiry with respect to or which Elexsys reasonably believes could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry and the identity of the person making any such Takeover Proposal or inquiry. Elexsys has agreed to keep Sanmina informed in all material respects of the status and details (including amendments or proposed amendments) of any such Takeover Proposal or inquiry, except to the extent that the Elexsys Board determines in good faith, after consultation with outside counsel, that to do so would create a substantial risk of liability for breach of its fiduciary duties to the Elexsys stockholders under applicable law.

     Nothing contained in the Merger Agreement prohibits Elexsys from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (which set forth Elexsys' obligations to respond to tender offer proposals made by third parties, including Elexsys' duty to either (x) recommend to its stockholders the acceptance or rejection of a bidder's tender offer, (y) express no opinion and remain neutral as to the tender offer, or (z) express that it is unable to take a position with respect to the bidder's tender offer) or (ii) making any disclosure to Elexsys stockholders or any public announcement if, in the good faith judgment of the Elexsys Board, after consultation with independent counsel, failure to so disclose would be inconsistent with applicable laws, rules, regulations or duties of the Elexsys Board; provided that Elexsys shall not, except in accordance with the provisions of the Merger Agreement described in the next succeeding paragraph, withdraw or modify, or propose to withdraw or modify, its recommendation of the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

RIGHT OF THE ELEXSYS BOARD TO WITHDRAW RECOMMENDATION

     Except as expressly permitted by the terms of the Merger Agreement described in this paragraph, neither the Elexsys Board nor any committee of the Elexsys Board may (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Sanmina, the approval or recommendation by the Elexsys Board or any such committee of the Elexsys Board of the Merger Agreement or the Merger, (ii) approve or recommend any Takeover Proposal or (iii) cause Elexsys to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Takeover Proposal. Notwithstanding the foregoing or any other provision of the Merger Agreement, prior to the adoption and approval of the Merger Agreement and the approval of the Merger by the holders of a majority of the shares of Elexsys Common Stock outstanding on the Record Date, the Elexsys Board, to the extent it determines in good faith, after consultation with outside counsel, that failure to do so would create a substantial risk of liability for breach of its fiduciary duties to Elexsys' stockholders under applicable law, may (x) withdraw or modify its approval or recommendation of the Merger Agreement or the Merger and/or (y) approve or recommend any Takeover Proposal.

EXPENSES

     The Merger Agreement provides that (except under the circumstances described below under "-- Termination Fee") all fees and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with printing and mailing this Proxy Statement/Prospectus and the Registration Statement will be shared equally by Sanmina and Elexsys.

TERMINATION FEE

     The Merger Agreement requires Elexsys to pay Sanmina a fee in the aggregate amount of $7.5 million (the "Termination Fee") if (i) the Merger Agreement is validly terminated pursuant to Section 7.1(b)(iv) of the Merger Agreement by any party to the Merger Agreement in the event that the Elexsys Board (or any committee thereof) withholds, withdraws or modifies in a manner adverse to Sanmina its approval or recommendation of the Merger or approves or recommends a Superior Proposal (as defined below) or the Elexsys Board resolves to take any of the foregoing actions and (ii) Sanmina shall not have materially breached the Merger Agreement. The Termination Fee is only due if the Merger Agreement is terminated pursuant to Section 7.1(b)(iv) and is not due if the Merger Agreement is terminated for any other reason. A "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the voting power of Elexsys Common Stock or all or substantially all the assets of Elexsys and otherwise on terms which the Elexsys Board determines in its good faith judgment (after consultation with its financial advisor) to be more favorable to Elexsys' stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Elexsys Board, is capable of being obtained by such third party. The Termination Fee is payable in installments as follows: $2.5 million promptly, but in no event later than five business days after termination, $2.5 million on the 180th day after termination and $2.5 million on the 270th day after termination, provided that if a transaction contemplated by a Superior Proposal accepted by Elexsys is consummated prior to payment of either the second or third installments, any such unpaid amounts shall be payable upon consummation of such transaction.

TERMINATION, AMENDMENT AND WAIVER

     The Merger Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after receipt of Stockholder Approval; (i) by mutual written consent of Sanmina, Merger Sub and Elexsys; (ii) by either Sanmina or Elexsys if the Merger is not consummated by December 31, 1997 (subject to exceptions described in the Merger Agreement);
(iii) by either Sanmina or Elexsys, if any temporary restraining order, preliminary or permanent injunction or other order issued by any U.S. federal or state court of competent jurisdiction or other material legal restraint or prohibition issued or promulgated by a U.S. Federal or state governmental entity having the effect of preventing the consummation of the Merger shall be in effect and shall have become final and nonappealable; (iv) by either Sanmina or Elexsys if (x) the Special Meeting (including any adjournments thereof) shall have been held and completed and Elexsys's stockholders shall have taken a final vote on a proposal to approve and adopt the Merger Agreement and to approve the Merger, and (y) the adoption and approval of the Merger Agreement and the approval of the Merger by the holders of a majority of the shares of Elexsys Common Stock outstanding on the Record Date shall not have been obtained; (v) by either Sanmina or Elexsys if (x) the Elexsys Board or any committee thereof shall have withheld, withdrawn or modified in a manner adverse to Sanmina its approval or recommendation of the Merger, or approved or recommended any Superior Proposal, or (y) the Elexsys Board shall have resolved to take any of the foregoing actions; (vi) by Elexsys, upon a breach of any representation, warranty, covenant or agreement on the part of Sanmina set forth in the Merger Agreement, or if any such representation or warranty of Sanmina shall have become inaccurate, in either case such that the conditions in the Merger Agreement relating to accuracy of representations and warranties of Sanmina and compliance with covenants by Sanmina would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that if such inaccuracy in Sanmina's representations and warranties or breach by Sanmina is curable, then (x) Elexsys may not terminate the Merger Agreement under the applicable provisions of the Merger Agreement relating to termination due to breaches of representations, warranties, covenants or agreements on the part of Sanmina with respect to a particular breach or inaccuracy prior to or during the 45-day period commencing upon delivery by Elexsys of written notice to Sanmina describing such breach or inaccuracy, provided Sanmina continues to exercise reasonable efforts to cure such breach or inaccuracy and (y) Elexsys may not, in any event, terminate the Merger Agreement under the applicable provisions of the Merger Agreement relating to termination due to breaches of representations, warranties, covenants or agreements on the part of Sanmina if such inaccuracy or breach shall have been cured in all material respects; and, provided further that Elexsys may not terminate the Merger Agreement under the applicable provisions of the Merger Agreement relating to termination due to breaches of representations, warranties, covenants or agreements on the part of Sanmina if Elexsys shall have wilfully and materially breached the Merger Agreement; or
(vii) by Sanmina, upon a breach of any representation, warranty, covenant or agreement on the part of Elexsys set forth in the Merger Agreement, or if any such representation or warranty of Elexsys shall have become inaccurate, in either case such that the conditions in the Merger Agreement relating to accuracy of representations and warranties of Elexsys and compliance with covenants by Elexsys, as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that if such inaccuracy in Elexsys' representations and warranties or breach by Elexsys is curable, then (x) Sanmina may not terminate the Merger Agreement under the applicable provisions of the Merger Agreement related to termination due to breaches of representations, warranties, covenants or agreements on the part of Elexsys with respect to a particular breach or inaccuracy prior to or during the 45-day period commencing upon delivery by Sanmina of written notice to Elexsys describing such breach or inaccuracy, provided Elexsys continues to exercise reasonable efforts to cure such breach or inaccuracy and (y) Sanmina may not, in any event, terminate the Merger Agreement under the applicable provisions of the Merger Agreement related to termination due to breaches of representations, warranties, covenants or agreements on the part of Elexsys if such inaccuracy or breach shall have been cured in all material respects; and, provided further that Sanmina may not terminate the Merger Agreement under the applicable provisions of the Merger Agreement related to termination due to breaches of representations, warranties, covenants or agreements on the part of Elexsys if Sanmina shall have wilfully and materially breached the Merger Agreement.

     Subject to applicable law, (i) the Merger Agreement may be modified or amended by written agreement executed and delivered by the respective duly authorized officers of Sanmina, Merger Sub and Elexsys (except that after Stockholder Approval has been obtained, no amendment may be made which requires the approval by such stockholders without the further approval of such stockholders) and (ii) the parties, by written agreement signed by each party, may extend the time for performance of any of the obligations or other acts of the other parties to the Merger Agreement, waive inaccuracies in representations and warranties or waive compliance with any of the agreements or conditions of the other parties contained in the Merger Agreement. In the event that an amendment to, or waiver of, a provision of the Merger Agreement would materially affect the information available to holders of Elexsys Common Stock, Elexsys will resolicit proxies with respect to approval of the Merger Agreement.

THE STOCKHOLDER AGREEMENTS

     The description of the Stockholder Agreements contained in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Stockholder Agreements, the form of which is attached hereto as Annex II and incorporated herein by reference. All material elements of the Stockholder Agreements are described in this Proxy Statement/Prospectus.

     Sanmina entered into the Stockholder Agreements dated as of July 22, 1997 with the directors of Elexsys (in their capacities as stockholders) (the "Stockholder Parties"). Together, the Stockholder Parties held as of the Record Date 4,100,461 shares of Elexsys Common Stock (approximately 43% of the outstanding shares). Consequently, holders of only approximately 7% of Elexsys Common Stock who are not parties to the Stockholder Agreements need vote in favor of approval and adoption of the Merger Agreement for Stockholder Approval to be obtained. The general effect of the Stockholder Agreements is to increase the likelihood that Stockholder Approval will be obtained.

     Pursuant to the terms of the Stockholder Agreements, each Stockholder Party has agreed to vote (or cause to be voted), at the Special Meeting or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, his shares of Elexsys Common Stock (together, the "Subject Shares") in favor of approval and adoption of the Merger Agreement and approval of the Merger.

     Each Stockholder Party also has irrevocably granted to, and appointed, Sanmina and two of Sanmina's officers, in their capacities as officers of Sanmina, and each of them individually, such Stockholder Party's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder Party, to vote such Stockholder Party's Subject Shares, or grant a consent or approval in respect of such Subject Shares, in favor of approval and adoption of the Merger Agreement and approval of the Merger.

     Under the Stockholder Agreements, each Stockholder Party has agreed not to
(i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), consent to any Transfer of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any or all of the Subject Shares (or any interest therein) to any person other than pursuant to the terms of the Merger or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any Takeover Proposal (as defined in the Merger Agreement and described above under "-- No Solicitation"), and has agreed not to commit or agree to take any of the foregoing actions; provided, however, that notwithstanding anything to the contrary contained in the Merger Agreement, each Stockholder Party may, without the consent of Sanmina or any other person, transfer any or all of the Subject Shares (or any interest therein) to one or more members of the Stockholder Party's family, any trust for the benefit of the Stockholder Party or one or more members of such Stockholder Party's family or any entity controlled by the Stockholder Party so long as the transferee of such Subject Shares (or such interest therein) agrees to be bound by the applicable provisions of the Stockholder Agreement.

     Each Stockholder Party has agreed not to instruct any agent or any investment banker, attorney or other adviser or representative of such Stockholder Party to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission to Elexsys of, any Takeover Proposal or (ii) participate in any discussions or negotiations with any person (other than Sanmina and its affiliates, agents and representatives) regarding, or furnish to any such person any nonpublic information with respect to, or take any other action intended to facilitate the making of any inquiry or proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal.

     Under each Stockholder Agreement, Sanmina has agreed to indemnify and hold harmless each Stockholder Party against any costs or expenses (including reasonable attorneys' fees), demands, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding, that arises from or relates to the execution, delivery or performance of the Stockholder Agreements or any of the transactions contemplated by the Stockholder Agreements.

     The Stockholder Agreements will terminate on the earlier of the Effective Time or the date upon which the Merger Agreement is terminated in accordance with its terms.

     Section 12(g) of each of the Stockholder Agreements provides that nothing in the Stockholder Agreement shall be deemed to prevent the Stockholder Party from acting in accordance with his fiduciary duties as a director of Elexsys or otherwise limit the ability of the Stockholder Party to take any action in his capacity as a director or officer of Elexsys. The effect of this provision is to permit the Elexsys directors to take any action that might be required by their fiduciary duties to Elexsys and its stockholders (including without limitation action with respect to Takeover Proposals) without thereby violating the Stockholder Agreements.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Corporation until their respective successors have been duly elected and qualified or until their earlier resignation or removal. The officers of Elexsys at the Effective Time will be the officers of the Surviving Corporation until their respective successors have been duly appointed and qualified or until their earlier resignation or removal.

                                 OTHER MATTERS

GOVERNMENTAL AND REGULATORY MATTERS

     Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and specified waiting period requirements have been satisfied. Sanmina and Elexsys each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger on July 31, 1997. The waiting period under the HSR Act terminated on August 30, 1997. At any time before or after the Effective Time, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of Elexsys by Sanmina, in whole or in part, or the divestiture of substantial assets of Sanmina, Elexsys or their respective subsidiaries. State Attorneys General and private parties may also bring legal actions under federal or state antitrust laws in certain circumstances. Based on an examination of information available to Sanmina and Elexsys relating to the businesses in which Sanmina, Elexsys and their respective subsidiaries are engaged, Sanmina and Elexsys believe that the consummation of the Merger will not violate the antitrust laws.

     Sanmina and Elexsys do not believe that any other material governmental approvals or actions will be required for consummation of the Merger. See "THE MERGER AGREEMENT -- Conditions to the Consummation of the Merger."

ABSENCE OF APPRAISAL RIGHTS

     Holders of Elexsys Common Stock will not be entitled to appraisal rights as a result of the Merger. Under Delaware law, appraisal rights are unavailable to holders of Elexsys Common Stock because Elexsys Common Stock was, on the Record Date, quoted on the Nasdaq National Market and will be converted into shares of Sanmina Common Stock, which at the Effective Time will also be quoted on the Nasdaq National Market.

                      DESCRIPTION OF SANMINA CAPITAL STOCK

     The authorized capital stock of Sanmina consists of 75,000,000 shares of Sanmina Common Stock and 5,000,000 shares of Preferred Stock.

     The following summary of certain provisions of the Sanmina Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of Sanmina's Restated Certificate of Incorporation and by the provisions of applicable law. All material elements of the Sanmina Restated Certificate of Incorporation are described in this Proxy Statement/Prospectus.

     Common Stock. The holders of shares of Sanmina Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. Subject to preferences of any Preferred Stock that may be issued in the future, the holders of Sanmina Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Sanmina Board out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of Sanmina, the holders of Sanmina Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Sanmina Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Sanmina Common Stock. All outstanding shares of Sanmina Common Stock are fully paid and nonassessable, including the Sanmina Common Stock to be issued in connection with the Merger.

     Preferred Stock. The Sanmina Board has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, qualifications, preferences, privileges, limitations and restrictions of each such series, including the dividend rights, dividend rate or rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series, without any further vote or action by the stockholders. Thus, any series may, if so determined by the Sanmina Board, have disproportionately high voting rights or class voting rights, be convertible into or exchangeable for Sanmina Common Stock or another security of Sanmina, be redeemable, carry the right to specified participating dividends (which may be fixed or adjustable and which may be cumulative) and have such other relative rights, preferences and limitations as the Sanmina Board shall determine. Issuance of authorized but unissued shares of Sanmina Common Stock or Preferred Stock (including issuance upon conversion of any convertible Preferred Stock) could cause a dilution of the book value of the Sanmina Common Stock and (in the case of Sanmina Common Stock and Preferred Stock with voting rights) would dilute the voting power of the then current stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Sanmina without further action by the stockholders, may discourage bids for Sanmina's Common Stock at a premium over the market price of Sanmina Common Stock and may adversely affect the market price of Sanmina Common Stock.

     The ability to issue Preferred Stock will enhance Sanmina's flexibility in connection with possible future corporate financing needs such as equity financing, acquisitions, raising of capital for infusion into its subsidiaries or other corporate purposes deemed appropriate by the Sanmina Board. Preferred Stock may have significant advantages in certain financing situations over the issuance of debt securities or Sanmina Common Stock and Sanmina's Restated Certificate of Incorporation allows the Sanmina Board the flexibility to tailor the rights and terms of future Preferred Stock issuances to the requirements of specific situations.

     Change of Control Provisions. Certain provisions of the Sanmina's Restated Certificate of Incorporation and Bylaws may have the effect of preventing, discouraging or delaying any change in control of Sanmina. The authorization of undesignated Preferred Stock makes it possible for the Sanmina Board to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of Sanmina. There are also a substantial number of authorized but unissued shares of Sanmina Common Stock that could be issued for such purpose.

     Section 203 of the DGCL ("Section 203") prohibits certain "Business Combination" transactions (as defined in Section 203) between a publicly held Delaware corporation, such as Sanmina, and any "interested stockholder" (as defined in Section 203) for a period of three years after the date such stockholder becomes an interested stockholder unless (a) prior to such stockholder becoming an interested stockholder, either the proposed Business Combination or the proposed acquisition of stock that would make such stockholder an interested stockholder was approved by the corporation's board of directors, or (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned
(i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) the interested stockholder obtained the approval of the corporation's board of directors and the approval of the holders of at least two-thirds of the outstanding shares of the corporation's voting stock, other than any shares of voting stock held by the interested stockholder.

     For purposes of Section 203, an "interested stockholder" is any person or entity that (a) beneficially owns 15% or more of the outstanding voting stock of the corporation or (b) is an affiliate or associate of the corporation and at any time within the preceding three-year period was the beneficial owner of 15% or more of the outstanding voting stock of the corporation, together in each case with the affiliates and associates of such person.

     The "Business Combination" transactions to which Section 203 applies include (a) any merger or consolidation of the corporation or any of its majority-owned subsidiaries with an interested stockholder, (b) any disposition or pledge to an interested stockholder (except proportionately as a stockholder of the corporation) of assets of the corporation or any of its majority-owned subsidiaries having an aggregate market value equal to 10% or more of either the aggregate market value of all of the assets of the corporation and its subsidiaries or of all of the outstanding stock of the corporation; (c) any issuance or transfer of stock to the interested stockholder except (i) pursuant to the exercise of previously outstanding options, rights or convertible securities or (ii) pursuant to options, rights or convertible securities offered on the same terms or distributed pro rata by the corporation to all stockholders so long as the interested stockholder's percentage ownership does not increase and (d) any loan or other financial benefit provided by or through the corporation or any of its majority-owned subsidiaries to the interested stockholder, except proportionately as a stockholder of such corporation.

     Debentures. Sanmina has outstanding an aggregate of $86,250,000 principal amount of 5 1/4% Convertible Debentures due August 15, 2002 (the "Sanmina Debentures"). The Sanmina Debentures are convertible into Sanmina Common Stock at any time at the option of the holders thereof at a conversion price of $28.125 per share of Sanmina Common Stock. Sanmina has filed, and has agreed to maintain effective through August 15, 1998, a registration statement covering the resale of the Sanmina Common Stock issuable upon conversion of the Sanmina Debentures. Interest on the Sanmina Debentures is payable twice annually, on February 15 and August 15 of each year. There is no sinking fund applicable to the Sanmina Debentures. The Sanmina Debentures are redeemable by Sanmina in whole or in part after August 15, 1998 upon at least 30 days' prior written notice to the holders initially at 103.143% of the issue price and at decreasing prices thereafter to 100% at maturity, in each case together with accrued interest.

     Transfer Agent and Registrar. The transfer agent and registrar for Sanmina's Common Stock is Norwest Bank Minnesota, N.A. Its address is 161 North Concord Exchange, South St. Paul, Minnesota 55075-0738 and its telephone number is (800) 468-9716.

                                    EXPERTS

     The audited consolidated financial statements of Sanmina incorporated by reference in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements as of September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996 and the related financial statement schedule of Elexsys incorporated in this Proxy Statement/Prospectus by reference from the Annual Report on Form 10-K of Elexsys for the year ended September 30, 1996 have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     Representatives for Deloitte & Touche LLP, principal accountants for Elexsys for the current year and for the most recently completed fiscal year:
(i) are expected to be present at the Special Meeting; (ii) will have the opportunity to make a statement if they desire to do so; and (iii) are expected to be available to respond to appropriate questions.

                                 LEGAL MATTERS

     The legality of the shares of Sanmina Common Stock offered hereby will be passed upon for Sanmina by Wilson Sonsini Goodrich & Rosati, Palo Alto, California. Mario M. Rosati, a director of Sanmina, and Christopher D. Mitchell, Assistant Secretary of Sanmina, are members of Wilson Sonsini Goodrich & Rosati.

     Wilson Sonsini Goodrich & Rosati, counsel for Sanmina, and Cooley Godward LLP, counsel for Elexsys, have delivered opinions concerning certain federal income tax consequences of the Merger. See "THE MERGER -- Certain Federal Income Tax Consequences" and "THE MERGER AGREEMENT -- Conditions to the Consummation of the Merger." As of the date of this Proxy Statement/Prospectus, certain members of Cooley Godward LLP and investment partnerships of which such persons are partners beneficially own approximately 37,000 shares of Elexsys Common Stock. Alan Mendelson, a director of Elexsys, is a partner of Cooley Godward LLP. C. Bradford Jeffries, a director of Elexsys, is a retired partner, currently of counsel of Cooley Godward LLP.

                             STOCKHOLDER PROPOSALS

     If the Merger is not consummated, the only proposals of holders of Elexsys Common Stock eligible to be considered for inclusion in the proxy statement and form of proxy statement relating to the Annual Meeting of the Stockholders of Elexsys (the "Annual Meeting") to be held in 1998 will be those which have been duly received by Elexsys, at 4405 Fortran Court, San Jose, CA 95134, no later than September 17, 1997 (which date is 120 days prior to the anticipated mailing date of the proxy statement and form of proxy relating to such Annual Meeting). If the Merger is approved at the Special Meeting, no Annual Meeting will be held in 1998.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial statements give effect to the Merger with Elexsys and should be read in conjunction with historical financial statements and accompanying notes for Sanmina and Elexsys incorporated by reference. The Merger with Elexsys is subject to approval by the stockholders of Elexsys.

     The unaudited pro forma combined statements of operations for the fiscal years ended September 30, 1994, 1995, and 1996 and the nine-month periods ended June 29, 1996 and June 28, 1997 give effect to the proposed Merger with Elexsys, which will be accounted for as a pooling of interests, as if the Merger were completed at the beginning of the periods presented. The unaudited pro forma condensed combined balance sheet has been prepared as if the Merger were completed as of June 28, 1997.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position.

                              SANMINA AND ELEXSYS

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED JUNE 28, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           PRO FORMA
                                                 SANMINA      ELEXSYS      ADJUSTMENTS     BALANCES
                                                 --------     --------     -----------     ---------
Net sales....................................... $290,974     $118,802       $  (581)(2)   $ 409,195
Cost of sales...................................  222,633       98,362          (581)(2)     320,414
                                                 --------     --------       -------        --------
Gross profit....................................   68,341       20,440            --          88,781
                                                 --------     --------       -------        --------
Expenses:
Selling, general and administrative.............   17,446       12,274                        29,720
Research and development........................       --          201                           201
Amortization expense............................    1,504           --                         1,504
                                                 --------     --------       -------        --------
                                                   18,950       12,475            --          31,425
                                                 --------     --------       -------        --------
Operating income................................   49,391        7,965            --          57,356
Interest expense................................     (366)      (1,590)                       (1,956)
                                                 --------     --------       -------        --------
Income before provision for income taxes........   49,025        6,375            --          55,400
Provision for income taxes......................   19,118          369                        19,487
                                                 --------     --------       -------        --------
Net income...................................... $ 29,907     $  6,006            --       $  35,913
                                                 ========     ========       =======        ========
Earnings per share
  Primary....................................... $   1.64     $   0.61                     $    1.67
  Fully diluted.................................     1.51         0.61                          1.55
Shares used in computing per share amounts
  Primary.......................................   18,214        9,844        (6,595)(1)      21,463
  Fully diluted.................................   21,362        9,844        (6,595)(1)      24,611

---------------

(1) Reflects the exchange of all Elexsys Common Stock for Sanmina Common Stock at a ratio of 0.33 shares of Sanmina Common Stock for one share of Elexsys Common Stock.

(2) To eliminate intercompany sales.

                              SANMINA AND ELEXSYS

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED JUNE 29, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           PRO FORMA
                                                  SANMINA      ELEXSYS     ADJUSTMENTS     BALANCES
                                                  --------     -------     -----------     ---------
Net sales.......................................  $186,574     $90,140            --       $ 276,714
Cost of sales...................................   141,744      73,527                       215,271
                                                  --------     -------       -------        --------
Gross profit....................................    44,830      16,613            --          61,443
                                                  --------     -------       -------        --------
Expenses:
Selling, general and administrative.............    11,838       9,165                        21,003
Research and development........................        --         211                           211
Amortization expense............................     1,221          --                         1,221
                                                  --------     -------       -------        --------
                                                    13,059       9,376            --          22,435
                                                  --------     -------       -------        --------
Operating income................................    31,771       7,237            --          39,008
Interest income(expense), net...................        71        (982)                         (911)
                                                  --------     -------       -------        --------
Income before provision for income taxes........    31,842       6,255            --          38,097
Provision for income taxes......................    12,098          52                        12,150
                                                  --------     -------       -------        --------
Net income......................................  $ 19,744     $ 6,203            --       $  25,947
                                                  ========     =======       =======        ========
Earnings per share
  Primary.......................................  $   1.13     $  0.65                     $    1.26
  Fully diluted.................................      1.07        0.65                          1.19
Shares used in computing per share amounts
  Primary.......................................    17,472       9,548        (6,397)(1)      20,623
  Fully diluted.................................    20,584       9,548        (6,397)(1)      23,735

---------------

(1) Reflects the exchange of all Elexsys Common Stock for Sanmina Common Stock at a ratio of 0.33 shares of Sanmina Common Stock for one share of Elexsys Common Stock.

                                SANMINA AND ELEXSYS

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                            YEAR ENDED SEPTEMBER 30, 1996
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           PRO FORMA
                                                 SANMINA      ELEXSYS      ADJUSTMENTS     BALANCES
                                                 --------     --------     -----------     ---------
Net sales....................................... $265,076     $126,906            --       $ 391,982
Cost of sales...................................  201,531      103,696                       305,227
                                                 --------     --------       -------        --------
Gross profit....................................   63,545       23,210            --          86,755
                                                 --------     --------       -------        --------
Expenses:
Selling, general and administrative.............   16,593       12,852                        29,445
Research and development........................       --          258                           258
Amortization expense............................    1,723           --                         1,723
                                                 --------     --------       -------        --------
                                                   18,316       13,110            --          31,426
                                                 --------     --------       -------        --------
Operating income................................   45,229       10,100            --          55,329
Interest income(expense), net...................       83       (1,428)                       (1,345)
                                                 --------     --------       -------        --------
Income before provision for income taxes........   45,312        8,672                        53,984
Provision for income taxes......................   17,217          202                        17,419
                                                 --------     --------       -------        --------
Net income...................................... $ 28,095     $  8,470            --       $  36,565
                                                 ========     ========       =======        ========
Earnings per share
  Primary....................................... $   1.60     $   0.89                     $    1.77
  Fully diluted.................................     1.50         0.89                          1.65
Shares used in computing per share amounts
  Primary.......................................   17,532        9,553        (6,401)(1)      20,684
  Fully diluted.................................   20,812        9,553        (6,401)(1)      23,964

---------------

(1) Reflects the exchange of all Elexsys Common Stock for Sanmina Common Stock at a ratio of 0.33 shares of Sanmina Common Stock for one share of Elexsys Common Stock.

                              SANMINA AND ELEXSYS

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED SEPTEMBER 30, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           PRO FORMA
                                                 SANMINA      ELEXSYS      ADJUSTMENTS     BALANCES
                                                 --------     --------     -----------     ---------
Net sales......................................  $167,787     $103,970            --       $ 271,757
Cost of sales..................................   128,677       88,137                       216,814
                                                 --------     --------       -------        --------
Gross profit...................................    39,110       15,833            --          54,943
                                                 --------     --------       -------        --------
Expenses:
Selling, general and administrative............    11,752       10,154                        21,906
Research and development.......................        --          395                           395
Amortization expense...........................       291           --                           291
                                                 --------     --------       -------        --------
                                                   12,043       10,549            --          22,592
                                                 --------     --------       -------        --------
Operating income...............................    27,067        5,284                        32,351
Interest income(expense), net..................       924       (1,765)                         (841)
                                                 --------     --------       -------        --------
Income before provision for income taxes and
  extraordinary item...........................    27,991        3,519            --          31,510
Provision for income taxes.....................    11,037          220                        11,257
                                                 --------     --------       -------        --------
Income before extraordinary item...............  $ 16,954     $  3,299            --       $  20,253
                                                 ========     ========       =======        ========
Earnings per share before extraordinary item
  Primary......................................  $   1.01     $   0.37                     $    1.03
  Fully diluted................................      1.00         0.36                          1.01
Shares used in computing per share amounts
  Primary......................................    16,812        9,018        (6,042)(1)      19,788
  Fully diluted................................    17,392        9,087        (6,088)(1)      20,391

---------------

(1) Reflects the exchange of all Elexsys Common Stock for Sanmina Common Stock at a ratio of 0.33 shares of Sanmina Common Stock for one share of Elexsys Common Stock.

                              SANMINA AND ELEXSYS

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED SEPTEMBER 30, 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           PRO FORMA
                                                      SANMINA    ELEXSYS   ADJUSTMENTS     BALANCES
                                                      --------   -------   -----------     ---------
Net sales...........................................  $115,125   $95,680            --     $ 210,805
Cost of sales.......................................    87,175    88,301                     175,476
                                                      --------    ------       -------      --------
Gross profit........................................    27,950     7,379            --        35,329
                                                      --------    ------       -------      --------
Expenses:
Selling, general and administrative.................     9,240    10,167                      19,407
Research and development............................        --       718                         718
Amortization expense................................       665        --                         665
Write-off of goodwill...............................    11,190        --                      11,190
Provision for restructuring of operations...........     3,629     2,100                       5,729
                                                      --------    ------       -------      --------
                                                        24,724    12,985            --        37,709
                                                      --------    ------       -------      --------
Operating income (loss).............................     3,226    (5,606)                     (2,380)
Interest income (expense), net......................       369    (2,007)                     (1,638)
                                                      --------    ------       -------      --------
Income (loss) before provision for income taxes and
  extraordinary item................................     3,595    (7,613)           --        (4,018)
Provision (benefit) for income taxes................     6,704        --        (3,426)(2)     3,278
                                                      --------    ------       -------      --------
Loss before extraordinary item......................  $ (3,109)  $(7,613)    $   3,426     $  (7,296)
                                                      ========    ======       =======      ========
Loss per share before extraordinary item
  Primary...........................................  $  (0.20)  $ (1.28)                  $   (0.42)
  Fully diluted.....................................     (0.20)    (0.91)                      (0.39)
Shares used in computing per share amounts
  Primary...........................................    15,488     6,387        (4,279)(1)    17,596
  Fully diluted.....................................    15,488     8,769        (5,875)(1)    18,382

---------------

(1) Reflects the exchange of all Elexsys Common Stock for Sanmina Common Stock at a ratio of 0.33 shares of Sanmina Common Stock for one share of Elexsys Common Stock.

(2) To adjust the provision (benefit) for income taxes due to Elexsys loss based upon a 45% effective tax rate.

                              SANMINA AND ELEXSYS

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 28, 1997
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                             PRO
                                                                                            FORMA
                                                  SANMINA      ELEXSYS     ADJUSTMENTS     BALANCES
                                                  --------     -------     -----------     --------
Current Assets
  Cash and cash equivalents...................    $ 34,754     $ 1,063        --           $ 35,817
  Short-term investments......................      68,054          --                       68,054
  Accounts receivable, net....................      51,484      24,813                       76,297
  Inventories.................................      50,466      16,737                       67,203
  Deferred income taxes.......................       6,852          --                        6,852
  Prepaid expenses and other..................         903       1,744                        2,647
                                                  --------     -------        ------       --------
          Total Current Assets................     212,513      44,357        --            256,870
Property, plant & equipment, net..............      60,215      32,526                       92,741
Deposits and other............................       8,577       4,043                       12,620
                                                  --------     -------        ------       --------
          Total Assets........................    $281,305     $80,926        --           $362,231
                                                  ========     =======        ======       ========
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable............................    $ 39,011     $14,444       $ 1,500(1)    $ 54,955
  Accrued liabilities.........................      15,606       5,278                       20,884
  Income taxes payable........................       2,716          --                        2,716
  Short term borrowings.......................          --       4,633                        4,633
  Current portion of long term debt...........          --         883                          883
                                                  --------     -------        ------       --------
          Total Current Liabilities...........      57,333      25,238         1,500         84,071
                                                  --------     -------        ------       --------
Long Term Liabilities
  Convertible subordinated notes..............      86,250      12,000                       98,250
  Long term debt..............................         250      12,154                       12,404
                                                  --------     -------        ------       --------
          Total Long Term liabilities.........      86,500      24,154        --            110,654
                                                  --------     -------        ------       --------
Stockholders' Equity
  Common stock and additional paid-in
     capital..................................      65,556      17,414                       82,970
  Unrealized holding gain on investments......          32          --                           32
  Retained earnings...........................      71,884      13,985        (1,500)(1)     84,369
  Cumulative foreign currency translation
     adjustment...............................          --         135                          135
                                                  --------     -------        ------       --------
Total Stockholders' Equity....................     137,472      31,534        (1,500)       167,506
                                                  --------     -------        ------       --------
Total Liabilities and Stockholders' Equity....    $281,305     $80,926       $     0       $362,231
                                                  ========     =======        ======       ========

---------------

(1) Reflects expenses of merger.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                  FINANCIAL STATEMENTS OF SANMINA AND ELEXSYS

NOTE 1. BASIS OF PRESENTATION

     The unaudited pro forma condensed combined statements of income combine the historical statements of income of Sanmina and Elexsys for all periods presented following the pooling method of accounting. No adjustments were necessary to conform the accounting policies of the combining companies.

NOTE 2. PRO FORMA NET INCOME PER SHARE

     The pro forma combined net income per share is based on the combined weighted average number of common and dilutive equivalent shares of Sanmina and Elexsys based upon the exchange ratio of 0.33 of a share of Sanmina Common Stock for each share of Elexsys Common Stock. The pro forma fully diluted earnings per share amounts assume the full conversion of Sanmina debentures into common shares and the elimination of the related interest requirements, net of tax. The computations do not assume the conversion of Elexsys debentures into common shares since such conversion would not be dilutive.

NOTE 3. MERGER RELATED EXPENSES OF SANMINA AND ELEXSYS

     Sanmina and Elexsys estimate that they will incur merger-related expenses, consisting primarily of transaction costs for investment banker fees, attorneys, accountants, financial printing and other related charges, of approximately $1.5 million. This estimate is preliminary and is therefore subject to change. These nonrecurring expenses will be charged to operations during the period in which the Merger is consummated. The pro forma combined balance sheet gives effect to such expenses as if they had been incurred as of June 28, 1997, but the pro forma condensed statements of income do not give effect to such expenses as such expenses are non-recurring.

                   ANNEXES TO THE PROXY STATEMENT/PROSPECTUS

     ANNEX I  Agreement and Plan of Merger

     ANNEX II  Form of Stockholder Agreement

     ANNEX III  Opinion of Needham & Company, Inc.

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF JULY 22, 1997

                                     AMONG

                              SANMINA CORPORATION

                       SANM ACQUISITION SUBSIDIARY, INC.

                                      AND

                          ELEXSYS INTERNATIONAL, INC.

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
ARTICLE I  The Merger..................................................................    1
  SECTION   1.1      The Merger........................................................    1
  SECTION   1.2      Closing...........................................................    1
  SECTION   1.3      Effective Time....................................................    1
  SECTION   1.4      Effects of the Merger.............................................    2
  SECTION   1.5      Certificate of Incorporation and Bylaws...........................    2
  SECTION   1.6      Directors.........................................................    2
  SECTION   1.7      Officers..........................................................    2
ARTICLE II  Effect of the Merger on the Capital Stock of the Constituent Corporations;
  Exchange of Certificates.............................................................    2
  SECTION   2.1      Effect on Capital Stock...........................................    2
  SECTION   2.2      Exchange of Certificates..........................................    3
ARTICLE III  Representations and Warranties............................................    5
  SECTION   3.1      Representations and Warranties of the Company.....................    5
            (a)      Organization, Standing and Corporate Power........................    5
            (b)      Subsidiaries......................................................    5
            (c)      Capital Structure.................................................    5
            (d)      Authority; Noncontravention.......................................    6
            (e)      SEC Documents.....................................................    7
            (f)      Information Supplied..............................................    7
            (g)      Absence of Certain Changes or Events..............................    8
            (h)      Litigation........................................................    8
            (i)      Contracts.........................................................    8
            (j)      Compliance with Laws..............................................    8
            (k)      Labor Matters.....................................................   10
            (l)      Absence of Changes in Benefit Plans...............................   10
            (m)      ERISA Compliance..................................................   10
            (n)      Taxes.............................................................   12
            (o)      No Excess Parachute Payments......................................   12
            (p)      Title to Properties...............................................   12
            (q)      Intellectual Property.............................................   13
            (r)      Voting Requirements...............................................   13
            (s)      State Takeover Statutes...........................................   13
            (t)      Brokers...........................................................   13
            (u)      Opinion of Financial Advisor......................................   13
            (v)      Accounting Matters................................................   13
            (w)      Equipment and Other Personal Property Leases......................   13
            (x)      Product and Service Warranties....................................   14
            (y)      Customers.........................................................   14
            (z)      Inventory.........................................................   14
  SECTION   3.2      Representations and Warranties of Parent and Sub..................   14
            (a)      Organization, Standing and Corporate Power........................   14
            (b)      Subsidiaries......................................................   14
            (c)      Capital Structure.................................................   14
            (d)      Authority; Noncontravention.......................................   15
            (e)      SEC Documents.....................................................   16

                                                                                         PAGE
                                                                                         ----
            (f)      Information Supplied..............................................   16
            (g)      Absence of Certain Changes or Events..............................   17
            (h)      Litigation........................................................   17
            (i)      Contracts.........................................................   17
            (j)      Compliance with Laws..............................................   17
            (k)      Labor Matters.....................................................   18
            (l)      Absence of Changes in Benefit Plans...............................   19
            (m)      Taxes.............................................................   19
            (n)      Title to Properties...............................................   19
            (o)      Intellectual Property.............................................   20
            (p)      Voting Requirements...............................................   20
            (q)      Brokers...........................................................   20
            (r)      Opinion of Financial Advisor......................................   20
            (s)      Accounting Matters................................................   20
            (t)      Product and Service Warranties....................................   20
            (u)      Customers.........................................................   20
            (v)      Inventory.........................................................   20
            (w)      Interim Operations of Sub.........................................   21
            (x)      Parent Common Stock...............................................   21
ARTICLE IV  Covenants Relating to Conduct of Business..................................   21
  SECTION   4.1      Conduct of Business by Parent and the Company.....................   21
  SECTION   4.2      No Solicitation...................................................   24
ARTICLE V  Additional Agreements.......................................................   25
  SECTION   5.1      Preparation of Form S-4 and Proxy Statement; Stockholders
                     Meeting...........................................................   25
  SECTION   5.2      Letters of the Company's Accountants..............................   26
  SECTION   5.3      Letters of Parent's Accountants...................................   26
  SECTION   5.4      Access to Information; Confidentiality............................   26
  SECTION   5.5      Reasonable Efforts; Notification..................................   27
  SECTION   5.6      Stock Options and Other Employee Benefits.........................   27
  SECTION   5.7      Indemnification and Insurance.....................................   29
  SECTION   5.8      Fees and Expenses.................................................   30
  SECTION   5.9      Public Announcements..............................................   31
  SECTION   5.10     Affiliates........................................................   31
  SECTION   5.11     Nasdaq National Market Listing....................................   31
  SECTION   5.12     Pooling of Interests..............................................   31
  SECTION   5.13     Stop Transfer.....................................................   31
  SECTION   5.14     Tax Treatment.....................................................   31
  SECTION   5.15     Convertible Debentures............................................   32
ARTICLE VI  Conditions Precedent.......................................................   32
  SECTION   6.1      Conditions to Each Party's Obligation to Effect the Merger........   32
  SECTION   6.2      Conditions to Obligations of Parent and Sub.......................   32
  SECTION   6.3      Conditions to Obligation of the Company...........................   33
ARTICLE VII  Termination, Amendment and Waiver.........................................   34
  SECTION   7.1      Termination.......................................................   34
  SECTION   7.2      Effect of Termination.............................................   35
  SECTION   7.3      Amendment.........................................................   35
  SECTION   7.4      Extension; Waiver.................................................   35

                                                                                         PAGE
                                                                                         ----
ARTICLE VIII  General Provisions.......................................................   35
  SECTION   8.1      Nonsurvival of Representations and Warranties.....................   35
  SECTION   8.2      Notices...........................................................   35
  SECTION   8.3      Definitions.......................................................   36
  SECTION   8.4      Interpretation....................................................   36
  SECTION   8.5      Counterparts......................................................   36
  SECTION   8.6      Entire Agreement; No Third-Party Beneficiaries....................   36
  SECTION   8.7      Governing Law.....................................................   37
  SECTION   8.8      Assignment........................................................   37
  SECTION   8.9      Enforcement.......................................................   37
  SECTION   8.10     Severability......................................................   37
EXHIBIT A  Elexsys International, Inc. Affiliate Agreement.............................  A-1
EXHIBIT B  Sanmina Corporation Affiliate Agreement.....................................  B-1
EXHIBIT C  Noncompetition Agreement....................................................  C-1

     AGREEMENT AND PLAN OF MERGER dated as of July 22, 1997, among SANMINA CORPORATION, a Delaware corporation ("Parent"), SANM ACQUISITION SUBSIDIARY, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and ELEXSYS INTERNATIONAL, INC., a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company, and Parent, acting as the sole stockholder of Sub, have approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $1.00 per share, of the Company ("Company Common Stock"), other than Company Common Stock owned by Parent, Sub or the Company, will be converted into common stock, par value $.01 per share, of Parent ("Parent Common Stock");

     WHEREAS, substantially concurrently herewith and as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and certain stockholders of the Company are entering into Stockholder Agreements (the "Stockholder Agreements");

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. At the election of Parent, any direct or indirect wholly owned subsidiary (as defined in Section 8.3) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties hereto agree to execute an appropriate amendment to this Agreement in order to reflect such substitution.

     SECTION 1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (as such date may be extended, but not for more than 30 days, by the Company, in its sole discretion) (the "Closing Date"), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA 94304, unless another date or place is agreed to in writing by the parties hereto.

     SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file with the Delaware Secretary of State a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Parent and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

     SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 1.5  Certificate of Incorporation and Bylaws.

     (a) Subject to Section 5.7(a), the Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that the name of the Surviving Corporation in such Certificate of Incorporation will be changed to be Elexsys International, Inc.

     (b) Subject to Section 5.7(a), the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.6 Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

     SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company and each share of Company Common Stock that is owned by Parent or Sub shall automatically be canceled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Subject to Section 2.2(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into thirty three hundredths (0.33) (such fraction, as it may be adjusted pursuant to the final sentence of this Section 2.1(c), being referred to as the "Exchange Ratio") of a fully paid and nonassessable share of Parent Common Stock. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive certificates representing the number of fully paid and nonassessable shares of Parent Common Stock into which such shares of Company Common Stock were converted at the Effective Time and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or any similar transaction or if Parent pays an extraordinary dividend or makes an extraordinary distribution, the Exchange Ratio shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange or other similar transaction or extraordinary dividend or distribution.

     SECTION 2.2  Exchange of Certificates.

     (a) Exchange Agent. As of the Effective Time, Parent shall deposit with Norwest Bank Minnesota, N.A. or such other bank or trust company as may be designated by Parent prior to the Effective Time (with the approval of the Company) (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1 and cash sufficient to make payments in lieu of fractional shares in accordance with Section 2.2(e) (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and the cash so deposited, being hereinafter referred to as the "Exchange Fund").

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into Parent Common Stock pursuant to Section 2.1(c),
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered, cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the shares of Parent Common Stock into which the shares of Company Common Stock represented thereby were converted at the Effective Time, and the right to receive cash in lieu of any fractional shares of Parent Common Stock as contemplated by Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c). No interest will be paid or will accrue on any cash payable pursuant to Sections 2.2(c) or 2.2(e).

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of record of such Certificate shall surrender such Certificate. Following surrender of any such Certificate, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective

Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

     (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued pursuant to this Article II (and any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

     (e) No Fractional Shares.

          (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

          (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, less the amount of any withholding taxes which may be required thereon, equal to such fraction of a share of Parent Common Stock multiplied by the per share closing price of Parent Common Stock as of the Closing Date as such price is reported on the Nasdaq National Market (as published by The Wall Street Journal, or, if not published therein, any other authoritative source).

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for certificates evidencing Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

     (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

     (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue and pay in exchange for such lost, stolen or destroyed Certificate
(i) a certificate representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificate were converted pursuant to Section 2.1, and (ii) any cash in lieu of fractional shares, and unpaid dividends and distributions on such shares of Parent Common Stock, pursuant to this Agreement.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1 Representations and Warranties of the Company. Except as set forth on the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), and except as set forth in the Company SEC Documents (as defined in Section 3.1(e)), or in the exhibits thereto, the Company represents and warrants to Parent and Sub as follows:

          (a) Organization, Standing and Corporate Power. The Company and each of its subsidiaries (as defined in Section 8.3) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a material adverse effect (as defined in Section 8.3) on the Company. The Company has delivered to Parent complete and correct copies of its Restated Certificate of Incorporation and Bylaws, in each case as amended to the date hereof.

          (b) Subsidiaries. The Company has no subsidiaries and does not own as of the date hereof, directly or indirectly, beneficially or of record, any shares of capital stock or other equity security of any other entity or any other similar investment in any other entity.

          (c) Capital Structure. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share ("Company Preferred Stock"). At the close of business on July 21, 1997, (i) 9,492,676 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 1,055,660 shares of Company Common Stock were subject to issuance pursuant to outstanding options to purchase shares of Company Common Stock, (iv) 303,797 shares of Company Common Stock were reserved for issuance pursuant to the conversion of the Company's 5 1/2% Convertible Subordinated Debentures due March 1, 2012 (the "Convertible Debentures"), (v) 250,000 shares of Company Common Stock were reserved for issuance under the Company's 1996 Employee Stock Purchase Plan (the "Company ESPP") (stock options granted by the Company are referred to in this Agreement as "Company Options"), and (vi) no shares of Company Preferred Stock were issued or outstanding. Except as set forth above and except for Company Common Stock issued between July 21, 1997 and the date of this Agreement upon the exercise of options to purchase Company Common Stock, at the close of business on July 22, 1997, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to Company Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the Convertible Debentures, there are no bonds, debentures, notes or other indebtedness of the Company outstanding having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above and except for (a) Company Common Stock issued between July 21, 1997 and the date of this Agreement upon the exercise of options to purchase Company Common Stock and (b) "rights" to purchase Company Common Stock outstanding under the Company ESPP, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other securities of the Company. As of the date of this Agreement, and except as contemplated by this Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of capital stock of the Company. All of the outstanding capital stock of the Company's subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien (as defined in Section 3.1(d)) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law), except for shares of capital stock or other similar ownership interests of certain subsidiaries of the Company that may be owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries. There are no securities of the Company or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of, any capital stock or other ownership interests in, or any other equity securities of, any subsidiary of the Company. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company.

          (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the adoption and approval of this Agreement and the approval of the Merger by the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Stockholders Meeting (as defined in Section 5.1), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement and the Merger, to approval and adoption of this Agreement and approval of the Merger by the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Stockholders Meeting. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution, and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers. The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any pledge, adverse claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, "Liens") in or upon any of the properties or assets of the Company under any provision of (i) the Restated Certificate of Incorporation or Bylaws of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or its properties or assets and to which the Company is a party as of the date of this Agreement or
     (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation applicable to the Company or (B) judgment, order or decree applicable to the Company or its properties or assets, other than, in the case of clause
     (ii) and clause (iii)(A), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any third party, including any federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required to be made or obtained by the Company at or before the Effective

     Time in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any applicable filings under the antitrust laws of any foreign country, (2) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the adoption and approval by the Company's stockholders of this Agreement and approval by the Company's stockholders of the Merger (as amended or supplemented from time to time, the "Proxy Statement") and such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings, which if not obtained or made, would not, individually or in the aggregate, have a material adverse effect on the Company or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

          (e) SEC Documents. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC between September 30, 1994 and the date of this Agreement. All reports, schedules, forms, statements and other documents filed by the Company with the SEC between September 30, 1994 and the date of this Agreement (other than any exhibits to such reports, schedules, forms, statements and documents) are collectively referred to in this Agreement as the "Company SEC Documents." As of the time each of the Company SEC Documents was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), (i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and (ii) except to the extent that information contained in any Company SEC Document has been revised or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Between March 31, 1997 and the date of this Agreement, the Company has not incurred any liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with U.S. generally accepted accounting principles, except for
     (i) liabilities incurred in the ordinary course of business, and (ii) liabilities that would not, individually or in the aggregate, have a material adverse effect on the Company.

          (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in connection with the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

          (g) Absence of Certain Changes or Events. Between March 31, 1997 and the date of this Agreement, there has not occurred (i) any material adverse change in the Company, (ii) any material change by the Company in its accounting methods, principles or practices except as required by concurrent changes in U.S. generally accepted accounting principles, (iii) any material reevaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course, or (iv) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock.

          (h) Litigation. There is no suit, action or proceeding pending, and no person has overtly threatened in a writing delivered to the Company since January 1, 1997 to commence any suit, action or proceeding, against or affecting the Company or any of its subsidiaries that would, individually or in the aggregate, have a material adverse effect on the Company, nor is there any judgment, decree, injunction, or order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, pending investigation by any Governmental Entity involving, the Company or any of its subsidiaries that individually or in the aggregate would have a material adverse effect on the Company.

          (i) Contracts. As of the date this Agreement, there are no contracts or agreements that are of a nature required to be filed by the Company as an exhibit to a Report on Form 10-K under the Exchange Act and the rules and regulations promulgated thereunder. Neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which any of them is a party or by which any of their properties or assets is bound, except for violations or defaults that individually or in the aggregate would not have a material adverse effect on the Company.

          (j) Compliance with Laws.

             (i) The Company and each of its subsidiaries is in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity (collectively, "Legal Provisions") applicable to their business or operations, except for instances of possible noncompliance that, individually or in the aggregate, would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger. The Company and each of its subsidiaries has in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under Environmental Laws (as hereinafter defined) ("Permits"), necessary for them to own, lease or operate their properties and assets and to carry on their business substantially as now conducted, and there currently exists no default under, or violation of, any such Permit, except for the lack of Permits and for defaults under, or violations of, Permits which lack, default or violation individually or in the aggregate would not have a material adverse effect on the Company. Between January 1, 1997 and the date of this Agreement, the Company has not received any written notice or other written communication from any Governmental Entity alleging any violation of any Legal Provision by the Company (except for (A) notices of violations which have been cured or corrected in all material respects (B) notices which have been rescinded or withdrawn, and (C) notices which would not have a material adverse effect on the Company).

             (ii) The term "Hazardous Material" means any material or substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment. The term "Company Business Facility" means any property including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by the Company or any of its subsidiaries in connection with the operation of its business. The term "Disposal Site" means a landfill, disposal agent, waste hauler or recycler of Hazardous Materials. The term "Environmental Laws" means all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean air Act, the Hazardous Materials Transportation Act, the Clean Water Act, comparable laws, rules, regulations, orders, treaties, statutes, and codes of other Governmental Entities the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended to date. The term "Hazardous Materials Activity" means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material. The term "Company Environmental Permit" means any approval, permit, license, clearance or consent required to be obtained from any private person or any Governmental Entity with respect to a Hazardous Materials Activity which is or was conducted by the Company or any of its subsidiaries.

             (iii) To the knowledge of the Company, no Hazardous Materials are present on any Company Business Facility currently owned, operated, occupied, controlled or leased by the Company or any of its subsidiaries except in such cases as would not reasonably be expected to have a material adverse effect on the Company. There are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Company Business Facility currently owned, operated, occupied, controlled or leased by the Company or any of its subsidiaries except in such cases as would not reasonably be expected to have a material adverse effect on the Company.

             (iv) The Company and each of its subsidiaries are conducting all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws except where the failure to comply would not have a material adverse effect on the Company. To the knowledge of the Company after reasonable inquiry, the Hazardous Materials Activities of the Company and each of its subsidiaries have not resulted in the exposure of any person to a Hazardous Material in a manner which has resulted in said person currently having a claim against the Company that is likely to be adversely determined against the Company and that would reasonably be expected to have a material adverse effect on the Company.

             (v) The Company Environmental Permits held by the Company and each of its subsidiaries are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of the Company and each of its subsidiaries as such activities are currently being conducted, except for those permits the absence of which could not reasonably be expected to result in a material adverse effect on the Company. All such Company Environmental Permits are valid and in full force and effect except where the failure to be valid and in full force and effect would not have a material adverse effect on the Company. The Company and its subsidiaries are in compliance in all material respects with all covenants and conditions of any Company Environmental Permit which are in force with respect to their Hazardous Materials Activities, except where the failure to comply with such covenants and conditions would not have a material adverse effect on the Company. To the knowledge of the Company, no circumstance exists which would reasonably be expected to cause any Company Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee, except to the extent such revocation, modification, or non-renewability would not have a material adverse effect on the Company.

             (vi) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending against the Company or its subsidiaries by any Governmental Entity, and no person has overtly threatened in a writing delivered to the Company since January 1, 1997 to commence any action, proceeding, revocation proceeding or amendment procedure against the Company or its subsidiaries, concerning or relating to any Company Environmental Permit or any Hazardous

        Materials Activity of the Company or any of its subsidiaries, or to any Company Business Facility currently owned, operated, occupied, controlled or leased by the Company or any of its subsidiaries, which could reasonably be expected to have a material adverse effect on the Company.

             (vii) To the knowledge of the Company after reasonable inquiry, no action, proceeding, or claim exists, and no person has overtly threatened in a writing delivered to the Company since January 1, 1997 to commence any action or proceeding, against any Disposal Site or against the Company or any of its subsidiaries with respect to any transfer or release of Hazardous Materials by the Company to a Disposal Site which could reasonably be expected to have a material adverse effect on the Company.

             (viii) The Company has delivered to Parent or made available for inspection by Parent and its agents and employees all material records in the Company's possession as of the date of this Agreement concerning the current Hazardous Materials Activities of the Company and each of its subsidiaries and all environmental audits and environmental assessments of any Company Business Facility conducted at the request of, or otherwise in the possession of, the Company or any of its subsidiaries as of the date of this Agreement.

          (k) Labor Matters. As of the date of this Agreement, there are no collective bargaining agreements or other labor union agreements to which the Company or any of its subsidiaries is a party, or by which they are bound. The Company and each of its subsidiaries are in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice except where the failure to comply, or the engaging in such practice, would not have a material adverse effect on the Company. As of the date of this Agreement, there is no unfair labor practice complaint against the Company or any of its subsidiaries pending, and no person has overtly threatened in a writing delivered to the Company since January 1, 1997 to commence any unfair labor practices complaint before the National Labor Relations Board or the United States Department of Labor. There is no labor strike, slowdown or stoppage in progress, and no person has overtly threatened in a writing delivered to the Company since January 1, 1997 to commence any strike, slowdown or stoppage, against or involving the Company or any of its subsidiaries. No written agreement restricts the Company or any of its subsidiaries from relocating, closing or terminating any of its operations or facilities. Neither the Company nor any of its subsidiaries has, in the past three years, experienced any labor strike, slowdown or stoppage.

          (l) Absence of Changes in Benefit Plans. Between March 31, 1997 and the date of this Agreement, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits for which the Company or any of its subsidiaries will be responsible to any current or former employee, officer or director of the Company (collectively, "Benefit Plans"). As of the date of this Agreement, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company and any current or former employee, officer or director of the Company, which is either currently effective or will become effective at the Closing Date.

          (m) ERISA Compliance.

             (i) Each Benefit Plan has been administered in accordance with its terms, and the Company and all the Benefit Plans are all in compliance with applicable provisions of ERISA and the Code, except where the failure to so administer the Benefit Plans or to so comply would not have a material adverse effect on the Company.

             (ii) Neither the Company nor any person or entity that, together with the Company, is treated as a single employer under Section 414(b),
        (c), (m) or (o) of the Code (the Company and each such other person or entity, a "Commonly Controlled Entity") has maintained, contributed or been obligated to contribute to any Benefit Plan that is subject to Title IV of ERISA; and neither the Company nor any Commonly Controlled Entity is obligated to make any contribution, other than discretionary contributions, to any Benefit Plan.

             (iii) With respect to any Benefit Plan that is an "employee welfare benefit plan," (as defined in Section 3(l) of ERISA) there are no agreements, written or oral, that would prevent any such plan (including any such plan covering retirees or other former employees) from being amended or terminated without material adverse effect on the Company on or at any time after the Effective Time.

             (iv) Neither the Company nor any of its subsidiaries contributes to or has any material liability to the Pension Benefit Guaranty Corporation or any other person, plan or entity under or with respect to
        (A) a pension plan subject to Title IV of ERISA or Section 412 of the Code, or (B) a multi-employer pension plan, as defined in Section 3(37) of ERISA. Neither the Company nor any of its subsidiaries maintains an employee welfare benefit plan providing health or medical benefits for retired employees.

             (v) No employee welfare benefit plan of the Company or any of its subsidiaries provides for continuing benefits or coverage after termination or retirement from employment, except with respect to any "group health plan" as defined in Section 4980B(g) of the Code and
        Section 607 of ERISA. With respect to any Benefit Plan which is a "group health plan," as so defined, the Company warrants that in all "qualified events" (including those resulting from the Merger) occurring prior to or on the Closing Date, the Company has or will offer to its eligible employees and their "qualified beneficiaries" the opportunity to elect continuation coverage under Section 602 of ERISA to the extent required by ERISA Sections 601-607 and will provide that coverage, if elected, at no expense to Parent.

             (vi) There is no Benefit Plan covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of an amount that would not be deductible pursuant to the terms of Sections 280G or 162 of the Code.

             (vii) Neither the Company nor any entity under common control with the Company has ever participated in or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and neither the Company nor any of its subsidiaries has incurred or owes any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Sections 4201, 4203, or 4205 of ERISA.

             (viii) No executive officer of the Company or, to the Company's knowledge, other employee of the Company or any of its subsidiaries is obligated under any agreement or judgment that would conflict with such employee's obligation to use his best efforts to promote the interests of the Company or would conflict with the Company's business as conducted or proposed to be conducted. No executive officer of the Company or, to the Company's knowledge, other employee of the Company or any of its subsidiaries is, by virtue of his or her employment by the Company or any of its subsidiaries, in material violation of the terms of any employment agreement or any other agreement relating to such employee's relationship with any previous employer and no litigation is pending, and no person has overtly threatened in a writing delivered to the Company since January 1, 1997 to commence any litigation, against the Company with regard thereto.

             (ix) Schedule 3.1(m)(ix) to the Company Disclosure Schedule lists all Company Options outstanding as of the date of this Agreement, showing for each such option: (1) the number of shares issuable under each option grant, and (2) the exercise price thereof.

             (x) No employee of the Company will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement except as described in the Company Option Plans.

             (xi) The deduction of any amount payable pursuant to the terms of the Benefit Plans will not be subject to disallowance under Section 162(m) of the Code.

          (n) Taxes. As of the date of this Agreement, the Company has filed all tax returns and reports required to be filed by it and has paid all taxes that are shown on such tax returns as due and payable, and the most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements. As of the date of this Agreement, no material deficiencies for any taxes have been proposed, asserted or assessed against the Company, nor is there, to the knowledge of the Company after reasonable inquiry, any reasonable basis for the assertion of any such deficiency. No requests for waivers of the time to assess any such taxes are pending as of the date of this Agreement. No material special charges, penalties, fines, liens, or similar encumbrances are owed by or pending against the Company with respect to payment of or failure to pay any taxes. The Company is not a party to any executory agreements extending the period for assessment or collection of any taxes. Proper amounts have been withheld by the Company from employee compensation payments for all periods in compliance with the tax withholding provisions of applicable federal and state laws, except where the failure to withhold proper amounts would not have a material adverse effect on the Company. As of the date of this Agreement, none of the Federal income tax returns of the Company have been examined by the United States Internal Revenue Service for the fiscal years through September 30, 1996. The Company has not taken any action nor does it have any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever.

          (o) No Excess Parachute Payments. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its subsidiaries who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.28OG-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). No such person is entitled to receive any additional payment from the Company, the Surviving Corporation or any other person (a "Parachute Gross-Up Payment") in the event that the excise tax of
     Section 4999(a) of the Code is imposed on such person. No officer, director or employee of the Company or any of its subsidiaries has been granted any right to receive any Parachute Gross-Up Payment by the Company or any of its subsidiaries.

          (p) Title to Properties.

             (i) The Company and each of its subsidiaries has good title to, or valid leasehold interests in, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and other encumbrances that individually or in the aggregate would not materially interfere with the ability of the Company and its subsidiaries to conduct their business as currently conducted. All such material assets and properties, other than assets and properties in which the Company or any of its subsidiaries has a leasehold interest, are free and clear of all Liens except for Liens that (A) are created or arise in the ordinary course of business, (B) are created, arise or exist under or in connection with any of the contracts or other matters referred to in the Company Disclosure Schedule or in the Company SEC Documents or the exhibits thereto, (C) relate to any taxes or other governmental charges or levies that are not yet due and payable, (D) relate to, or are created, arise or exist in connection with, any legal proceeding that is being contested in good faith, or (E) individually or in the aggregate would not materially interfere with the ability of the Company and each of its subsidiaries to conduct their business as currently conducted ("Company Permitted Liens").

             (ii) The Company and each of its subsidiaries are in compliance in all material respects with the terms of all material leases to which they are a party and under which they are in occupancy, and all such leases are in full force and effect except where the failure to be in compliance or the failure to be in full force and effect would not have a material adverse effect on the Company. As of the date of this Agreement, the Company and/or one or more of its subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except for failures to do so that would not individually or in the aggregate have a material adverse effect on the Company.

          (q) Intellectual Property. The Company owns, or is validly licensed or otherwise has the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") which are material to the conduct of the business of the Company and its subsidiaries taken as a whole. As of the date of this Agreement, no suits, actions or proceedings are pending, and no person has overtly threatened in a writing delivered to the Company since January 1, 1997 to commence any suit, action or proceeding, alleging that the Company or any of its subsidiaries is infringing the rights of any person with regard to any Intellectual Property Right, except for suits, actions or proceedings which, individually or in the aggregate, would not have a material adverse effect on the Company. To the knowledge of the Company, no person is infringing the rights of the Company or any of its subsidiaries with respect to any Intellectual Property Right, except for infringements which individually or in the aggregate, would not have a material adverse effect on the Company. Neither the Company nor any of its subsidiaries is licensing, or otherwise granting, to any third party, any rights in or to any Intellectual Property Rights which would have a material adverse effect on the Company.

          (r) Voting Requirements. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding as of the record date for the Stockholders Meeting is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

          (s) State Takeover Statutes. The Board of Directors of the Company has approved the Merger and this Agreement and such approval is sufficient to render inapplicable to the Merger and this Agreement the provisions of
     Section 203 of the DGCL to the extent, if any, such Section is applicable to the Merger and this Agreement To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or this Agreement.

          (t) Brokers. No broker, investment banker, financial advisor or other person, other than Needham & Company, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's or financial advisor's fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

          (u) Opinion of Financial Advisor. The Company has received the opinion of Needham & Company, dated the date hereof, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, a copy of which opinion has been delivered to Parent for informational purposes only.

          (v) Accounting Matters. The Company has not taken or agreed to take any action that would prevent the business combination to be effected by the Merger to be accounted for as a pooling of interests.

          (w) Equipment and Other Personal Property Leases. All of the material items of equipment and personal property leased by the Company or any of its subsidiaries from any third party is currently used by the Company and/or one or more of its subsidiaries in the ordinary course of their businesses. All leases in effect as of the date of this Agreement pursuant to which the Company leases material items of equipment or other material items of personal property are valid, subsisting and in full force and effect, and neither the Company nor any other party thereto is in default of any of its obligations under any of such leases, except for defaults and failures to be valid, subsisting and in full force and effect which would not have a material adverse effect on the Company. No consent to the consummation of the transactions contemplated by this Agreement is required from the lessors under such leases except for any such consent the failure to obtain which would not have a material adverse effect on the Company.

          (x) Product and Service Warranties. Between January 1, 1997 and the date of this Agreement, the Company has not received any written notice pursuant to which any third party has made any claims against the Company or its subsidiaries regarding any product or service warranties sold or provided by the Company or its subsidiaries, except for (i) claims which have been fully settled and (ii) unresolved claims that would not have a material adverse effect on the Company.

          (y) Customers. As of the date of this Agreement, neither the Company nor any of its subsidiaries has received any information from any current material Customer that such Customer will not continue as a customer of the Company, such subsidiary or Parent after the Closing or that any such Customer intends to terminate or materially modify any such Customer Contract, except where the termination or modification of a customer relationship would not have a material adverse effect on the Company.

          (z) Inventory. The inventory of the Company is in all material respects of good and merchantable quality and is in all material respects usable and saleable in the ordinary course of the Company's and its subsidiaries' businesses, except for items of obsolete materials and materials of below standard quality, substantially all of which have been written down to realizable market value or for which adequate reserves have been provided.

     SECTION 3.2 Representations and Warranties of Parent and Sub. Except as set forth on the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), and except as set forth in the Parent SEC Documents (as defined in Section 3.2(e)), or in the exhibits thereto, Parent represents and warrants to the Company as follows:

          (a) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a material adverse effect on Parent. Parent has delivered to the Company complete and correct copies of its Certificate of Incorporation and Bylaws and the Certificate of Incorporation and Bylaws of Sub, in each case as amended to the date hereof.

          (b) Subsidiaries. Parent has no subsidiaries and does not own as of the date hereof, directly or indirectly, beneficially or of record, any shares of capital stock or other equity security of any other entity or any other similar investment in any other entity.

          (c) Capital Structure. The authorized capital stock of Parent consists of 75,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share ("Parent Preferred Stock"). At the close of business on July 21, 1997, (i) 17,159,618 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held by the Company in its treasury,
     (iii) 2,957,152 shares of Parent Common Stock were reserved for issuance pursuant to Parent's stock option and employee stock purchase plans ("Parent Equity Incentive Plans"), (iv) 3,059,324 shares of Parent Common Stock were reserved for issuance pursuant to the conversion of Parent's
     5 1/4% Convertible Subordinated Debentures due August 15, 2002 (the "Parent Convertible Debentures"), and (v) no shares of Parent Preferred Stock were issued or outstanding. Except as set forth above, at the close of business on July 22, 1997, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to the Parent Equity Incentive Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the Parent Convertible Debentures, there are no bonds, debentures, notes or other indebtedness of Parent outstanding having the right to vote

     (or, other than the Parent Convertible Debentures, convertible into securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth above, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party, or by which it is bound, obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, are not any outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock or other securities of Parent. As of the date of this Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any shares of capital stock of Parent. All of the outstanding capital stock of Parent's subsidiaries is owned by Parent, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law), except for shares of capital stock or other similar ownership interests of certain subsidiaries of Parent that may be owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries. There are no securities of Parent or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from Parent or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other equity securities of, any subsidiary of Parent. As of the date of this Agreement, there are no outstanding contractual obligations of Parent or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of Parent.

          (d) Authority; Noncontravention. Parent and Sub have the requisite corporate power and authority to enter into this Agreement (and, in the case of Parent, the Stockholder Agreements), and to consummate the transactions contemplated by this Agreement (and, in the case of Parent, those contemplated by the Stockholder Agreements). The execution and delivery of this Agreement by Parent and Sub (and, in the case of Parent, the Stockholder Agreements), and the consummation by Parent and Sub of the transactions contemplated by this Agreement (and, in the case of Parent, those contemplated by the Stockholder Agreements), have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement (and, in the case of Parent, the Stockholder Agreements) has been duly executed and delivered by Parent and Sub, and, assuming the due authorization, execution, and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers. The execution and delivery of this Agreement by Parent and Sub (and, in the case of Parent, the Stockholder Agreements), do not, and the consummation by Parent and Sub of the transactions contemplated by this Agreement (and, in the case of Parent, the Stockholder Agreements) and compliance by Parent and Sub with the provisions of this Agreement (and, in the case of Parent, the Stockholder Agreements) will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under any provision of (i) the Certificate of Incorporation or Bylaws of Parent or Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Sub or their respective properties or assets and to which Parent or Sub is a party as of the date of this Agreement or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation applicable to Parent or Sub or (B) judgment, order or decree applicable to Parent, Sub or their respective properties or assets, other than, in the case of clause
     (ii) and clause (iii)(A), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on Parent, (y) impair in any material respect the ability of Parent and Sub to perform their respective obligations under this Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by Parent or Sub at or before the Effective Time in connection with the execution and delivery of this Agreement (and, in the case of Parent, the Stockholder Agreements) by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated by this Agreement (and, in the case of Parent, those contemplated by the Stockholder Agreements), except for (1) the filing of a premerger notification and report form by Parent under the HSR Act and any applicable filings under the antitrust laws of any foreign country, (2) the filing with the SEC of the Form S-4 and such reports under the Exchange Act as may be required in connection with this Agreement or the Stockholder Agreements and the transactions contemplated by this Agreement or the Stockholder Agreements, (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business and
     (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings, which if not obtained or made, would not, individually or in the aggregate, have a material adverse effect on Parent or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

          (e) SEC Documents. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC between September 30, 1994 and the date of this Agreement. All reports, schedules, forms, statements and other documents filed by Parent with the SEC between September 30, 1994 and the date of this Agreement (other than any exhibits to such reports, schedules, forms, statements and documents) are collectively referred to in this Agreement as the "Parent SEC Documents." As of the time each of the Parent SEC Documents was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), (i) the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and (ii) except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later-filed Parent SEC Document, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Between March 31, 1997 and the date of this Agreement, Parent has not incurred any liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with U.S. generally accepted accounting principles, except for
     (i) liabilities incurred in the ordinary course of business, and (ii) liabilities that would not, individually or in the aggregate, have a material adverse effect on Parent.

          (f) Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4.

          (g) Absence of Certain Changes or Events. Between March 31, 1997 and the date of this Agreement, there has not occurred (i) any material adverse change in Parent, (ii) any material change by Parent in its accounting methods, principles or practices except as required by concurrent changes in U.S. generally accepted accounting principles, (iii) any material reevaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course, (iv) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent's capital stock.

          (h) Litigation. There is no suit, action or proceeding pending, and no person has overtly threatened in a writing delivered to Parent since January 1, 1997 to commence any suit, action or proceeding, against or affecting Parent or any of its subsidiaries that would, individually or in the aggregate, have a material adverse effect on Parent, nor is there any judgment, decree, injunction, or order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of Parent, pending investigation by any Governmental Entity involving, Parent or any of its subsidiaries that individually or in the aggregate would have a material adverse effect on Parent.

          (i) Contracts. As of the date of this Agreement, there are no contracts or agreements that are of a nature required to be filed by Parent as an exhibit to a Report on Form 10-K under the Exchange Act and the rules and regulations promulgated thereunder. Neither Parent nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which any of them is a party or by which any of their properties or assets is bound, except for violations or defaults that individually or in the aggregate would not have a material adverse effect on Parent.

        (j) Compliance with Laws.

             (i) Parent and each of its subsidiaries is in compliance with all Legal Provisions applicable to their business or operations, except for instances of possible noncompliance that, individually or in the aggregate, would not have a material adverse effect on Parent or prevent or materially delay the consummation of the Merger. Parent and each of its subsidiaries has in effect all Permits, necessary for them to own, lease or operate their properties and assets and to carry on their business substantially as now conducted, and there currently exists no default under, or violation of, any such Permit, except for the lack of Permits and for defaults under, or violations of, Permits which lack, default or violation individually or in the aggregate would not have a material adverse effect on Parent. Between January 1, 1997 and the date of this Agreement, Parent has not received any written notice or other written communication from any Governmental Entity alleging any violation of any Legal Provision by Parent (except for (A) notices of violations which have been cured or corrected in all material respects,
        (B) notices which have been rescinded or withdrawn, and (C) notices which would not have a material adverse effect on Parent).

             (ii) The term "Parent Business Facility" means any property including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by Parent or any of its subsidiaries in connection with the operation of its business. The term "Parent Environmental Permit" means any approval, permit, license, clearance or consent required to be obtained from any private person or any Governmental Entity with respect to a Hazardous Materials Activity which is or was conducted by Parent or any of its subsidiaries.

             (iii) To the knowledge of Parent, no Hazardous Materials are present on any Parent Business Facility currently owned, operated, occupied, controlled or leased by Parent or any of its subsidiaries except in such cases as would not reasonably be expected to have a material adverse effect on Parent. There are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Parent Business Facility currently owned, operated, occupied, controlled or leased by Parent or any of its subsidiaries except in such cases as would not reasonably be expected to have a material adverse effect on Parent.

             (iv) Parent and each of its subsidiaries are conducting all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws except where the failure to comply would not have a material adverse effect on Parent. To the knowledge of Parent after reasonable inquiry, the Hazardous Materials Activities of Parent and each of its subsidiaries have not resulted in the exposure of any person to a Hazardous Material in a manner which has resulted in said person currently having a claim against Parent that is likely to be adversely determined against Parent and that would reasonably be expected to have a material adverse effect on Parent.

             (v) The Parent Environmental Permits held by Parent and each of its subsidiaries are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of Parent and each of its subsidiaries as such activities are currently being conducted, except for those permits the absence of which could not reasonably be expected to result in a material adverse effect on Parent. All such Parent Environmental Permits are valid and in full force and effect except where the failure to be valid and in full force and effect would not have a material adverse effect on Parent. Parent and its subsidiaries are in compliance in all material respects with all covenants and conditions of any Parent Environmental Permit which are in force with respect to their Hazardous Materials Activities, except where the failure to comply with such covenants and conditions would not have a material adverse effect on Parent. To the knowledge of Parent, no circumstance exists which would reasonably be expected to cause any Parent Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee, except to the extent such revocation, modification, or non-renewability would not have a material adverse effect on Parent.

             (vi) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending against Parent or its subsidiaries by any Governmental Entity, and no person has threatened in a writing delivered to Parent since January 1, 1997 to commence any action, proceeding, revocation proceeding or amendment procedure against Parent or its subsidiaries, concerning or relating to any Parent Environmental Permit or any Hazardous Materials Activity of Parent or any of its subsidiaries, or to any Parent Business Facility currently owned, operated, occupied, controlled or leased by Parent or any of its subsidiaries which could reasonably be expected to have a material adverse effect on Parent.

             (vii) To the knowledge of Parent after reasonable inquiry, no action, proceeding or claim exists, and no person has overtly threatened in a writing delivered to Parent since January 1, 1997 to commence any action or proceeding, against any Disposal Site or against Parent or any of its subsidiaries with respect to any transfer or release of Hazardous Materials by Parent to a Disposal Site which could reasonably be expected to have a material adverse effect on Parent.

             (viii) Parent has delivered to the Company or made available for inspection by the Company and its agents and employees all material records in Parent's possession as of the date of this Agreement concerning the current Hazardous Materials Activities of Parent and each of its subsidiaries and all environmental audits and environmental assessments of any Parent Business Facility conducted at the request of, or otherwise in the possession of, Parent or any of its subsidiaries as of the date of this Agreement.

          (k) Labor Matters. As of the date of this Agreement, there are no collective bargaining agreements or other labor union agreements to which Parent or any of its subsidiaries is a party, or by which they are bound. Parent and each of its subsidiaries are in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice except where the failure to comply, or the engaging in such practice, would not have a material adverse effect on Parent. As of the date of this Agreement, there is no unfair labor practice complaint against Parent or any of its subsidiaries pending, and no person has overtly threatened in a writing delivered to Parent since January 1, 1997 to commence and unfair labor practices complaint before the National Labor Relations Board or the United States Department of Labor. There is no labor strike, slowdown or stoppage in progress, and no person has overtly threatened in a writing delivered to Parent since January 1, 1997 to commence any strike, slowdown or stoppage against or involving Parent or any of its subsidiaries. No written agreement restricts Parent or any of its subsidiaries from relocating, closing or terminating any of its operations or facilities. Neither Parent nor any of its subsidiaries has, in the past three years, experienced any labor strike, slowdown or stoppage.

          (l) Absence of Changes in Benefit Plans. Between March 31, 1997 and the date of this Agreement, there has not been any adoption or amendment in any material respect by Parent or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits for which Parent or any of its subsidiaries will be responsible to any current or former employee, officer or director of Parent (collectively, "Parent Benefit Plans").

          (m) Taxes. As of the date of this Agreement, Parent has filed all tax returns and reports required to be filed by it and has paid all taxes that are shown on such tax returns as due and payable, and the most recent financial statements contained in the Parent SEC Documents reflect an adequate reserve for all taxes payable by Parent for all taxable periods and portions thereof through the date of such financial statements. As of the date of this Agreement, no material deficiencies for any taxes have been proposed, asserted or assessed against Parent, nor is there, to the knowledge of Parent after reasonable inquiry, any reasonable basis for the assertion of any such deficiency. No requests for waivers of the time to assess any such taxes are pending as of the date of this Agreement. No material special charges, penalties, fines, liens, or similar encumbrances are owed by or pending against Parent with respect to payment of or failure to pay any taxes. Parent is not a party to any executory agreements extending the period for assessment or collection of any taxes. Proper amounts have been withheld by Parent from employee compensation payments for all periods in compliance with the tax withholding provisions of applicable federal and state laws, except where the failure to withhold proper amounts would not have a material adverse effect on Parent. As of the date of this Agreement, none of the Federal income tax returns of Parent have been examined by the United States Internal Revenue Service for the fiscal years through September 30, 1996. Parent has not taken any action nor does it have any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (n) Title to Properties.

             (i) Parent and each of its subsidiaries has good title to, or valid leasehold interests in, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and other encumbrances that individually or in the aggregate would not materially interfere with the ability of Parent and its subsidiaries to conduct their business as currently conducted. All such material assets and properties, other than assets and properties in which Parent or any of its subsidiaries has a leasehold interest, are free and clear of all Liens except for Liens that (A) are created or arise in the ordinary course of business, (B) are created, arise or exist under or in connection with any of the contracts or other matters referred to in the Parent Disclosure Schedule or in the Parent SEC Documents or the exhibits thereto, (C) relate to any taxes or other governmental charges or levies that are not yet due and payable, (D) relate to, or are created, arise or exist in connection with, any legal proceeding that is being contested in good faith, or (E) individually or in the aggregate would not materially interfere with the ability of Parent and each of its subsidiaries to conduct their business as currently conducted ("Parent Permitted Liens").

             (ii) Parent and each of its subsidiaries are in compliance in all material respects with the terms of all material leases to which it is a party and under which they are in occupancy, and all such leases are in full force and effect, except where the failure to be in compliance or the failure to be in full force and effect would not have a material adverse effect on Parent. As of the date of this Agreement, Parent and/or one or more of its subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except for failures to do so that would not individually or in the aggregate have a material adverse effect on Parent.

          (o) Intellectual Property. Parent owns, or is validly licensed or otherwise has the right to use all Parent Intellectual Property Rights which are material to the conduct of the business of Parent and its subsidiaries taken as a whole. As of the date of this Agreement, no suits, actions or proceedings are pending, and no person has overtly threatened in a writing delivered to Parent since January 1, 1997 to commence any suit, action or proceeding, alleging that Parent or any of its subsidiaries is infringing the rights of any person with regard to any Intellectual Property Right, except for suits, actions or proceedings which, individually or in the aggregate, would not have a material adverse effect on Parent. To the knowledge of Parent, no person is infringing the rights of Parent or any of its subsidiaries with respect to any Intellectual Property Right, except for infringements which individually or in the aggregate, would not have a material adverse effect on Parent. Neither Parent nor any of its subsidiaries is licensing, or otherwise granting, to any third party, any rights in or to any Intellectual Property Rights which would have a material adverse effect on Parent.

          (p) Voting Requirements. Assuming the accuracy of the representations and warranties of the Company in Sections 3.1(c) and 3.1(m)(x), no vote of or other action by the holders of Parent's Common Stock (or securities convertible into Parent's Common Stock) is required (by law, by the Marketplace Rules of The Nasdaq Stock Market or otherwise) in connection with the execution, delivery or performance of this Agreement or the consummation by Parent of any of the transactions contemplated hereby.

          (q) Brokers. No broker, investment banker, financial advisor or other person, other than Montgomery Securities, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's or financial advisor's fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

          (r) Opinion of Financial Advisor. Parent has received the opinion of Montgomery Securities, dated the date hereof, to the effect that, as of such date, the Merger (including the consideration to be paid by Parent) is fair to Parent's stockholders from a financial point of view, a copy of which opinion has been delivered to the Company for informational purposes only.

          (s) Accounting Matters. Parent has not taken or agreed to take any action that would prevent the business combination to be effected by the Merger to be accounted for as a pooling of interests.

          (t) Product and Service Warranties. Between January 1, 1997 and the date of this Agreement, Parent has not received any written notice pursuant to which any third party has made any claims against Parent or its subsidiaries regarding any produce or service warranties sold or provided by Parent or its subsidiaries, except for (i) claims which have been fully settled and (ii) unresolved claims that would not have a material adverse effect on Parent.

          (u) Customers. As of the date of this Agreement, neither Parent nor any of its subsidiaries has received any information from any current material Customer that such Customer will not continue as a customer of Parent, such subsidiary or the Company after the Closing or that any such Customer intends to terminate or materially modify any such Customer Contract, except where the termination or modification of a customer relationship would not have a material adverse effect on Parent.

          (v) Inventory. The inventory of Parent is in all material respects of good and merchantable quality and is in all material respects usable and saleable in the ordinary course of Parent's and its subsidiaries' businesses, except for items of obsolete materials and materials of below standard quality, substantially all of which have been written down to realizable market value or for which adequate reserves have been provided.

          (w) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          (x) Parent Common Stock. The Parent Common Stock to be issued in connection with the Merger (including the Parent Common Stock to be issued in accordance with Article II and the Parent Common Stock to be issued in accordance with Section 5.6(b)) has been duly authorized by all necessary corporate action, and when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and not subject to preemptive rights, and will be freely tradable except for restrictions on transfer (applicable to affiliates of the Company) required in order to preserve pooling of interests accounting treatment of the Merger. Without limiting the generality of the foregoing and subject to the provisions of Rule 145 under the Securities Act, none of the shares of Parent Common Stock to be issued in connection with the Merger will constitute "restricted securities" within the meaning of Rule 144 under the Securities Act.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.1  Conduct of Business by Parent and the Company.

     (a) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time and except (i) to the extent the Company shall otherwise consent in writing (which consent will not be unreasonably withheld),
(ii) as set forth in the Parent Disclosure Schedule or (iii) as contemplated or permitted by or not inconsistent with this Agreement, Parent shall carry on its businesses in the ordinary course consistent with the manner as heretofore conducted and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as set forth in the Parent Disclosure Schedule or as contemplated or permitted by or not inconsistent with this Agreement, during the period from the date of this Agreement to the Effective Time, Parent shall not, without the written consent of the Company (which consent will not be unreasonably withheld):

          (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) amend its Restated Certificate of Incorporation or Bylaws;

          (iii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than in the ordinary course of business and consistent with past practice pursuant to stock option plans, employee stock purchase plans and convertible indebtedness in effect as of the date of this Agreement, or pursuant to acquisitions of businesses involving the issuance by Parent of less than 1,000,000 shares in the aggregate for all such acquisitions);

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner (including through any of its subsidiaries), any business or any corporation, partnership, joint venture, association or other business organization or division thereof, except that this Section 4.1(a)(iv) shall not prohibit Parent from effecting an acquisition of any other business if
     (A) such acquisition would not materially affect the ability of Parent to, or materially delay Parent's ability to, complete the transactions contemplated by this Agreement, and (B) such acquisition would involve the issuance by Parent of equity securities and, when considered together with all other acquisitions effected by Parent, would not involve the issuance of more than 1,000,000 shares of Parent's capital stock or securities convertible into or exercisable for more than 1,000,000 shares of Parent's capital stock;

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any substantial part of its (or any of its subsidiaries') material properties, assets or business, except sales made in the ordinary course of business and except for subjecting any of its properties to Parent Permitted Liens;

          (vi) make any material payments outside the ordinary course of business for purposes of settling any dispute;

          (vii) allow Parent or any of its subsidiaries, or any significant portion of their respective businesses or assets, to be acquired (by merger, tender offer, purchase or otherwise);

          (viii) enter into (directly or through any subsidiary) any transaction that is extraordinary in nature or magnitude (when compared to the transactions historically entered into by Parent); or

          (ix) authorize any of, or commit or agree to take any of, the foregoing actions.

     (b) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time and except (i) to the extent Parent shall otherwise consent in writing (which consent will not be unreasonably withheld),
(ii) as set forth in the Company Disclosure Schedule or (iii) as contemplated or permitted by or not inconsistent with this Agreement, the Company shall carry on its businesses in the ordinary course consistent with the manner as heretofore conducted and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as set forth in the Company Disclosure Schedule or as contemplated or permitted by or not inconsistent with this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall not, without the written consent of Parent (which consent will not be unreasonably withheld):

          (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) amend its Restated Certificate of Incorporation or Bylaws;

          (iii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) the sale of shares of Company Common Stock in the ordinary course to employees under the Company's ESPP (B) the issuance of shares of Company Common Stock pursuant to the conversion of the Convertible Debentures in accordance with the terms thereof, (C) the issuance of shares of Company Common Stock upon the exercise of Company Options outstanding on the date of this Agreement in accordance with the present terms of such Company Options and the issuance of shares of Company Common Stock upon the exercise of Company Options granted after the date of this Agreement as permitted by this Agreement, and (D) the issuance of options to purchase up to 50,000 shares of Common Stock under the stock option plans of the Company (the "Company Option Plans");

          (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner (including through any of its subsidiaries), any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any asset except in the ordinary course of business;

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its (or any of its subsidiaries') material properties, assets, or business except sales made in the ordinary course of business and except for subjecting any of its properties or assets to Company Permitted Liens;

          (vi) (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than a subsidiary of the Company), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person (other than a subsidiary of the Company), enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (i) short-term borrowings incurred in the ordinary course of business consistent with past practice, (ii) borrowings pursuant to existing credit facilities in the ordinary course of business or pursuant to any modifications, renewals or replacements of such credit facilities (it being understood that the maximum amount of borrowing which may be made under such credit facilities may be increased by up to 20% of the current maximum amount) and (iii) borrowings under a new credit facility to be entered into by the Company, which borrowings will not exceed $32 million (of which approximately $20 million will be used to refinance existing bank debt) or (z) make any loans, advances or capital contributions to, or investments in, any other person other than a subsidiary of the Company, and other than advances to employees in the ordinary course of business consistent with past practice;

          (vii) make or agree to make any new capital expenditure or expenditures which are outside the ordinary course of business or inconsistent with past practice;

          (viii) make any material payments outside the ordinary course of business for purposes of settling any dispute;

          (ix) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which the Company is a party or waive, release or assign any material rights or claims thereunder;

          (x) except as required to comply with applicable law and except for actions which do not materially increase the Company's compensation expense or benefits to employees taken as a whole, (A) adopt, enter into, terminate or amend any Benefit Plan or other arrangement for the benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases of cash compensation or cash bonuses in the ordinary course of business consistent with past practice), (C) pay any benefit not provided for under any Benefit Plan, (D) except as permitted in clause (B), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder) or (E) except as permitted in clauses (A) through (D), take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan;

          (xi) form any subsidiary of the Company;

          (xii) allow any of its subsidiaries, or any significant portion of their respective businesses or assets, to be acquired (by merger, tender offer, purchase or otherwise);

          (xiii) enter into (directly or through any subsidiary) any transaction that is extraordinary in nature or magnitude (when compared to the transactions historically entered into by the Company); or

          (xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

     (c) Certain Tax Matters. From the date hereof until the Effective Time, (i) each of the Company and Parent will file all tax returns and reports ("Post-Signing Returns") required to be filed by it (other than the Company's federal and state tax return for the year ended September 30, 1996, which will be filed promptly following the receipt by the Company of information necessary for such return); (ii) each of the Company and Parent will timely pay all taxes due and payable with respect to such Post-Signing Returns that are so filed; (iii) each of the Company and Parent will promptly notify the other of any action, suit, proceeding, claim or audit (collectively, "Actions") pending against or with respect to such party in respect of any tax where there is a reasonable possibility of a determination or decision which would have a material adverse effect on the other party 's tax liabilities or tax attributes, and the Company will not settle or compromise any such Action without Parent's consent; and (iv) each of the Company and Parent will not make any material tax election without the consent of the other (which consent will not be unreasonably withheld).

     SECTION 4.2  No Solicitation.

     (a) The Company shall not, nor shall it authorize or instruct any of its officers, directors or employees or any investment banker, attorney or other advisor or representative retained by it to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal (as hereinafter defined) by any person (other than Parent or its affiliates or representatives) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action intended or reasonably expected to facilitate the making of any inquiry or proposal to the Company that constitutes, or may reasonably be expected to lead to, any Takeover Proposal by any person (other than Parent or its affiliates or their respective representatives); provided, however, that notwithstanding anything to the contrary contained in this Section 4.2(a) or elsewhere in this Agreement, if, at any time prior to receipt of the Stockholder Approval, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that failure to do so would create a substantial risk of liability for breach of its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal that was unsolicited or that did not otherwise result from a breach of this Section 4.2(a), and subject to compliance with Section 4.2(c),
(x) furnish nonpublic information with respect to the Company and its subsidiaries to any person pursuant to a customary and reasonable confidentiality agreement and (y) participate in discussions and negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any investment banker, attorney or other advisor or representative of the Company, acting on behalf of and with the authorization of the Company, shall be deemed to be a breach of this Section 4.2(a) by the Company. For purposes of this Agreement, "Takeover Proposal" means any proposal or offer from any person (other than Parent or its affiliates or their respective representatives) for any acquisition by such person of a substantial amount of assets of the Company (other than an acquisition of assets of the Company in the ordinary course of business or as permitted under the terms of this Agreement) having a fair market value (as determined by the Board of Directors of the Company in good faith) in excess of 25% of the fair market value of all the assets of the Company and its subsidiaries immediately prior to such acquisition or more than a 25% interest in the total voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of the Company or any merger, consolidation, or business combination of the Company with any unaffiliated third party, other than the transactions contemplated by this Agreement or the Stockholder Agreements. Notwithstanding anything to the contrary contained in this 4.2(a) or elsewhere in this Agreement, at any time after the date hereof, the Company may file with the SEC a report on Form 8-K with respect to this Agreement and may file a copy of this Agreement and any related agreements as an exhibit to such report.

     (b) Except as expressly permitted by this Section 4.2, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend any Takeover Proposal or
(iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Takeover Proposal. Notwithstanding the foregoing or anything else contained in this Agreement, prior to the adoption and approval of this Agreement and the approval of the Merger by the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Stockholders Meeting, the Board of Directors of the Company, to the extent it determines in good faith, after consultation with outside counsel, that failure to do so would create a substantial risk of liability for breach of its fiduciary duties to the Company's stockholders under applicable law, may (1) withdraw or modify its approval or recommendation of this Agreement or the Merger and/or (2) approve or recommend any Takeover Proposal.

     (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 4.2, the Company promptly shall advise Parent orally and in writing of any request to the Company for nonpublic information which the Company reasonably believes could lead to a Takeover Proposal or of any Takeover Proposal submitted to the Company, or any inquiry directed to the Company with respect to or which the Company reasonably believes could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the person making any such Takeover Proposal or inquiry. The Company will keep Parent informed in all material respects of the status and details (including amendments or proposed amendments) of any such Takeover Proposal or inquiry, except to the extent that the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that to do so would create a substantial risk of liability for breach of its fiduciary duties to the Company's stockholders under applicable law.

     (d) Nothing contained in this Section 4.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company's stockholders or any public announcement if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure to so disclose would be inconsistent with any applicable law, rule or regulation or any duty of the Board of Directors; provided that the Company shall not, except in accordance with the provisions of Section 4.2(b), withdraw or modify, or propose to withdraw or modify, its recommendation of the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1 Preparation of Form S-4 and Proxy Statement; Stockholders
                 Meeting.

     (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. To the extent that presenting this Agreement and the Merger to the Company's stockholders would not violate or otherwise be inconsistent with applicable law, the Company will use its reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws or other applicable laws, rules or regulations in connection with the issuance of Parent Common Stock pursuant to Article II and Section 5.6(b) and under the Company Option Plans and the Company ESPP. Each of Parent and the Company shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement.

     (b) The Company will, as soon as reasonably practicable following the date of this Agreement, establish a record date (which will be as soon as practicable following the date of this Agreement) for, and, to the extent that convening and holding a meeting would not violate or otherwise be inconsistent with applicable law, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of approving and adopting this Agreement. Except to the extent the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that to do so would create a substantial risk of liability for breach of its fiduciary duties to the Company's stockholders under applicable law, the Company will, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement.

     SECTION 5.2  Letters of the Company's Accountants.

     (a) The Company shall use its reasonable efforts to cause to be delivered to Parent two letters from Deloitte and Touche LLP, the Company's independent public accountants, one dated a date within three business days before the date on which the Form S-4 shall become effective and one dated a date within three business days before the Closing Date, each addressed to Parent, in customary form, relating to the performance by Deloitte & Touche LLP of its procedures with respect to the financial statements of the Company contained in or incorporated by reference in the Form S-4.

     (b) The Company shall use its reasonable efforts to cause to be delivered to Parent a copy of a letter from Deloitte and Touche LLP, addressed to the Company, dated as of the Closing Date (which letter may contain customary qualifications and assumptions), to the effect that Deloitte & Touche LLP believes that the Company would meet the applicable specific criteria for a pooling of interests in accordance with generally accepted accounting principles as such criteria relate only to the Company (and not to Parent).

     SECTION 5.3  Letters of Parent's Accountants.

     (a) Parent shall use reasonable efforts to cause to be delivered to the Company two letters from Arthur Andersen LLP, Parent's independent public accountants, one dated a date within three business days before the date on which the Form S-4 shall become effective and one dated a date within three business days before the Closing Date, each addressed to the Company, in customary form, relating to the performance by Arthur Andersen LLP of its procedures with respect to the financial statements of Parent contained in or incorporated by reference in the Form S-4.

     (b) Parent shall use its reasonable efforts to cause to be delivered to the Company a copy of a letter from Arthur Andersen LLP, addressed to Parent, dated as of the Closing Date (which letter may contain customary qualifications and assumptions), stating that Arthur Andersen LLP concurs with Parent's management's conclusion that no conditions exist that would preclude Parent from accounting for the Merger as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

     SECTION 5.4 Access to Information; Confidentiality. The Company shall afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that (i) Parent shall not contact, and Parent shall ensure that none of its officers, employees, accountants, counsel, financial advisors or other representatives contacts, any employee of the Company or any of its subsidiaries without the prior authorization of the Company's Chief Executive Officer, Chief Operating Officer or Chief Financial Officer, and (ii) Parent shall ensure that none of its employees, accountants, counsel, financial advisors or other representatives interferes with or otherwise disrupts the business or operations of the Company while exercising the rights provided under this Section 5.4. Parent shall afford to the Company, and to the Company's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its properties, books, contracts, commitments, personnel and records and, during such period, Parent shall furnish promptly to the Company (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as the Company may reasonably request; provided, however, that (i) the Company shall not contact, and the Company shall ensure that none of its officers, employees, accountants, counsel, financial advisors or other representatives contacts, any employee of Parent or any of its subsidiaries without the prior authorization of Parent's Chief Executive Officer, Chief Operating Officer or Chief Financial Officer, and (ii) the Company shall ensure that none of its employees, accountants, counsel, financial advisors or other representatives interferes with or otherwise disrupts the business or operations of Parent while exercising the rights provided under this Section 5.4. Parent and Company will each hold, and will cause their respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any and all information received from the other party, directly or indirectly, in confidence, in accordance with the respective Confidentiality Agreements dated as of July 3, 1997.

     SECTION 5.5  Reasonable Efforts; Notification.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid an action or proceeding by any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties (other than consents, approval or waivers, the failure to obtain which would not have a material adverse effect on the Company or Parent, as the case may be), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that notwithstanding anything to the contrary contained in this Section 5.5 or elsewhere in this Agreement, the Company shall not be required to take any action or do any thing if the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that the taking of such action or the doing of such thing would create a substantial risk of liability for breach of its fiduciary duties to the Company's stockholders under applicable law. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger or this Agreement, use all reasonable efforts to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and this Agreement.

     (b) The Company shall give prompt notice to Parent of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied as a result thereof, or (ii) the failure by it to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in
Section 6.2(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to the Company of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.3(a) would not be satisfied as a result thereof or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     SECTION 5.6  Stock Options and Other Employee Benefits.

     (a) Subject to Section 5.6(b), Parent and the Company shall take all actions necessary to implement the provisions of the Company Option Plans and the agreements evidencing Company Options, including the provisions therein relating to acceleration and termination.

     (b) The Company shall cause to be delivered to Parent, prior to the Effective Time, a list specifying those Company Options (the "Specified Options") with respect to which Parent is to issue shares of Parent Common Stock pursuant to this Section 5.6(b) as of the Effective Time. As of the Effective Time, Parent shall issue, with respect to each Specified Option that remains unexercised as of the Effective Time, in the name of the holder thereof, a number of shares of Parent Common Stock equal to:

            A * C
  A * B -     D

     where:

     A = the maximum number of shares of Company Common Stock purchasable immediately prior to the Effective Time upon exercise of the applicable Specified Option

     B = the Exchange Ratio

     C = the per share exercise price of the applicable Specified Option

     D = the per share closing price of Parent Common Stock on the Nasdaq
         National Market (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source), on the Closing Date

No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the issuance of Parent Common Stock pursuant to this Section 5.6(b). Any holder of a Specified Option who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock in connection with the issuance of Parent Common Stock pursuant to this Section 5.6(b) (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder pursuant to this Section 5.6(b)) shall receive, in lieu thereof, cash (without interest) in an amount, less the amount of any withholding taxes which may be required thereon, equal to such fraction of a share of Parent Common Stock multiplied by the per share closing price of Parent Common Stock on the Nasdaq National Market, as reported in The Wall Street Journal (or, if not reported thereby, any other authoritative source), on the Closing Date. Parent agrees to use reasonable efforts to take such actions as are necessary to provide for the reservation, issuance and listing of Parent Common Stock to be issued pursuant to this Section 5.6(b).

     (c) Subject to Section 5.6(b), all Company Option Plans shall terminate as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Option or any participant in any Company Option Plan shall have any right thereunder to acquire any capital stock of the Company.

     (d) Parent shall ensure that all employees of the Company and all employees of each of the Company's subsidiaries are allowed and are eligible to participate in Parent's employee benefit plans after the Effective Time, to the same extent as if they were employees of Parent. Without limiting the generality of the foregoing, (i) to the extent that any employee of the Company or any of the Company's subsidiaries becomes eligible to participate in any employee benefit plan of Parent after the Effective Time, Parent, the Surviving Corporation and their subsidiaries shall credit such employee's service with the Company or its subsidiaries, to the same extent as such service was credited under the similar employee benefit plans of the Company and its subsidiaries immediately prior to the Effective Time, for purposes of determining eligibility to participate in and vesting under, and for purposes of calculating the benefits under, such employee benefit plan of Parent, and (ii) to the extent permitted by such employee benefit plan of Parent and applicable law, Parent, the Surviving Corporation and its subsidiaries shall waive any pre-existing condition limitations, waiting periods or similar limitations under such employee benefit plan of Parent and shall provide each such employee with credit for any co-payments previously made and any deductibles previously satisfied.

     (e) At the Effective Time, each outstanding right under the currently ongoing "offering period", to purchase Company Common Stock under the Company ESPP (an "Assumed Purchase Right") shall be deemed to constitute a purchase right to acquire, on the same terms and conditions as were applicable under the Company ESPP immediately prior to the Effective Time, a number of shares of Parent Common Stock determined as provided in the Company ESPP except that the purchase price of such shares of Parent Common Stock under each Assumed Purchase Right shall be eighty-five percent (85%) of the lower of (i) the quotient determined by dividing the fair market value of the Company Common Stock on the offering date of each offering period that is ongoing as of the Effective Time by the Exchange Ratio or (ii) the fair market value of the Parent Common Stock on each exercise date occurring after the Effective Time with respect to each offering period that is ongoing as of the Effective Time. The Assumed Purchase Rights, in accordance with their terms, shall be subject to further adjustment upon a stock split, stock dividend, recapitalization or similar transaction after the Effective Time. As soon as practicable after the Effective Time (and in any event within 5 days after the Effective Time), Parent shall deliver to the participants in the Company ESPP an appropriate notice setting forth such participants' rights pursuant thereto and stating that the Assumed Purchase Rights pursuant to the Company ESPP shall continue in effect on the same terms and conditions.

     (f) As soon as reasonably practical (and in any event within five days) after the Effective Time, Parent shall file a registration statement on Form S-8 with respect to the Assumed Purchase Rights and the shares of Parent Common Stock issuable under the Company ESPP, and shall maintain the effectiveness of such registration statement thereafter until the later of the date on which no Assumed Purchase Rights remain outstanding or the Company ESPP is terminated.

     (g) Parent shall reserve sufficient shares of Parent Common Stock for issuance with respect to the employee benefit plans referred to in this Section 5.6.

     (h) This Section 5.6 will survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by each of the persons who participate in any of the employee benefit plans referred to in this
Section 5.6, and will be binding on all successors and assigns of Parent and the Surviving Corporation.

     SECTION 5.7  Indemnification and Insurance.

     (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement currently in effect between the Company and each person who is or was a director or officer of the Company at or prior to the Effective Time and (ii) any indemnification provision under the Company's Restated Certificate of Incorporation or By-Laws as each is in effect on the date hereof (the persons to be indemnified pursuant to the agreements or provisions referred to in clauses (i) and (ii) of this Section 5.7(a) shall be referred to as, collectively, the "Indemnified Parties"). The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Restated Certificate of Incorporation and By-Laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party.

     (b) Without limiting the provisions of Section 5.7(a), during the period ending six years after the Effective Time, Parent will indemnify and hold harmless each Indemnified Party against and from any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to (1) any action or omission or alleged action or omission in his or her capacity as a director or officer of the Company or any of its subsidiaries (regardless of whether such action or omission, or alleged action or omission, occurred prior to, on or after the Closing Date) or (2) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to Parent a written notice asserting a claim for indemnification under this Section 5.7(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, action, suit, proceeding or investigation, (i) Parent will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, Parent will be deemed to have waived any right to object to the Indemnified Parties' entitlement to indemnification hereunder with respect thereto), (ii) any counsel retained by the Indemnified Parties with respect to the defense thereof for any period after the Effective Time must be reasonably satisfactory to Parent, and (iii) after the Effective Time, Parent will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received (provided that in the event that any Indemnified Party is not entitled to indemnification hereunder, any amounts advanced on his or her behalf shall be remitted to the Surviving Corporation); provided, however, that neither Parent nor the Surviving Corporation nor any Indemnified Party, will be liable for any settlement effected without its express written consent. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless counsel for any Indemnified Party determines in good faith that, under applicable standards of professional conduct, a conflict exists or is reasonably likely to arise on any material issue between the positions of any two or more Indemnified Parties. Notwithstanding anything to the contrary contained in this Section 5.7(b) or elsewhere in this Agreement, Parent agrees that it will not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Parties from all liability arising out of such claim, action, suit, proceeding or investigation.

     (c) For six years after the Effective Time, Parent shall maintain in effect the current level and scope of directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent); provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premium currently paid by the Company for such insurance, and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     (d) Parent and the Surviving Corporation jointly and severally agree to pay all expenses, including attorneys' fees, that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations provided for in this
Section 5.7.

     (e) This Section 5.7 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

     SECTION 5.8  Fees and Expenses.

     (a) All fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with printing and mailing the Proxy Statement and the Form S-4 shall be shared equally by Parent and the Company.

     (b) In the event that this Agreement is validly terminated pursuant to
Section 7.1(b)(iv) and Parent shall not have materially breached this Agreement, the Company shall pay to Parent a fee in the aggregate amount of $7,500,000, in cash, in immediately available funds, according to the following schedule:

          (i) promptly, but in no event later than five business days after the date of such termination, the Company shall pay to Parent the amount of $2,500,000;

          (ii) on the date that is 180 days after the date of such termination, the Company shall pay to Parent the amount of $2,500,000; provided, however, that if, prior to such 181st day, the Company shall consummate the transaction contemplated by a Superior Proposal accepted by the Company, then the Company shall pay to Parent such $2,500,000 amount on the date of the consummation of such transaction; and

          (iii) on the date that is 270 days after the date of such termination, the Company shall pay to Parent the amount of $2,500,000; provided, however, that if, prior to such 270th day, the Company shall consummate the transaction contemplated by a Superior Proposal accepted by the Company, then the Company shall pay to Parent such $2,500,000 amount on the date of the consummation of such transaction.

In no event shall the receipt by the Company of any Superior Proposal or any consummation of any transaction by the Company be a condition to any obligation of the Company pursuant to this Section 5.8(b). For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (after consultation with its financial advisor) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is capable of being obtained by such third party.

     SECTION 5.9 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and to the extent reasonably practicable, give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     SECTION 5.10  Affiliates.

     (a) Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who in the Company's judgment are or may be deemed to be, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. The Company shall use its reasonable efforts to cause each such person to deliver to Parent at least 30 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto.

     (b) As soon as practicable after the execution of this Agreement, Parent shall deliver to the Company a letter identifying all persons who, in Parent's reasonable judgment, are or may be deemed to be, as of the date of such letter, "affiliates" of Parent under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. Parent shall use its reasonable efforts to cause each such person to deliver to the Company at least 30 days prior to the Closing Date a written agreement substantially in the form of Exhibit B hereto.

     SECTION 5.11 Nasdaq National Market Listing. Parent shall use its reasonable efforts to cause the shares of Parent Common Stock to be issued pursuant to Article II and Section 5.6(b), and such other shares of Parent Common Stock required to be reserved for issuance with respect to the Company ESPP and the Convertible Debentures, to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

     SECTION 5.12 Pooling of Interests. Each of the Company and Parent will use reasonable efforts to cause the Merger to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by each of the Company's and Parent's independent public accountants, and by the SEC, respectively, and each of the Company and Parent agrees that it will voluntarily take no action that would cause such accounting treatment not to be obtained.

     SECTION 5.13 Stop Transfer. The Company shall not register the transfer of any Certificate representing any Subject Shares (as defined in the Stockholder Agreements), unless such transfer is made to Parent or Sub or otherwise in compliance with the Stockholder Agreements.

     SECTION 5.14 Tax Treatment. Each of Parent and the Company shall not (before or after the Effective Time) take any action and shall not (before or after the Effective Time) fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, and each shall use reasonable efforts to obtain the opinions of counsel referred to in Sections 6.2(d) and 6.3(d), respectively.

     SECTION 5.15 Convertible Debentures. Parent shall take such action (if any) as may be required by the indenture relating to the Convertible Debentures in connection with the consummation of the Merger. Promptly after the Effective Time, Parent shall either (i) commence a tender offer for the outstanding Company Convertible Debentures at a price not less than the prevailing market price for such Convertible Debentures or (ii) cause the redemption of such Convertible Debentures in accordance with the redemption provisions of the indenture relating thereto. Until the Convertible Debentures are acquired or redeemed by Parent or the Company, Parent shall reserve sufficient shares of Parent Common Stock for issuance upon conversion of the Convertible Debentures.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

     SECTION 6.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding as of the record date for the Stockholders Meeting.

          (b) Nasdaq Market Listing. The shares of Parent Common Stock issuable to the Company's securityholders pursuant to Article II and Section 5.6(b), shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

          (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any U.S. federal or state court of competent jurisdiction or other material legal restraint or prohibition issued or promulgated by a U.S. federal or state Governmental Entity preventing the consummation of the Merger shall be in effect.

          (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (f) Pooling Letters. The Company shall have received from Deloitte & Touche LLP, independent accountants for the Company, a letter addressed to the Company dated the Closing Date (which may contain customary qualifications and assumptions) to the effect that Deloitte & Touche LLP believes that the Company would meet the applicable specific criteria for a pooling of interests in accordance with generally accepted accounting principles as such criteria relate only to the Company (and not to Parent), and Parent shall have been provided with a copy of such letter; and Parent shall have received from Arthur Andersen LLP, independent accountants for Parent, a letter dated the Closing Date (which may contain customary qualifications and assumptions) to the effect that Arthur Andersen LLP concurs with Parent's management's conclusion that no conditions exist that would preclude Parent from accounting for the Merger as a pooling of interests, and the Company shall have been provided with a copy of such letter.

     SECTION 6.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (excluding any representation or warranty that refers specifically to "the date of this Agreement," "the date hereof" or any other date other than the Closing Date) shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, (i) any inaccuracy that does not have a material adverse effect on the Company shall be disregarded, (ii) any inaccuracy that results from or relates to general business, economic or industry conditions shall be disregarded, and (iii) any inaccuracy that results from or relates to the taking of any action contemplated or permitted by this Agreement or the announcement or pendency of the Merger shall be disregarded).

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Letters from Company Affiliates. Parent shall have received from each person named in the letter referred to in Section 5.10(a) an executed copy of an agreement substantially in the form of Exhibit A hereto.

          (d) Tax Opinion. The opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Parent, in form and substance reasonably satisfactory to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(A) of the Code, and based on certain letters provided by Parent and Sub and the Company, respectively, in customary form dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to stockholders of the Company, shall have been delivered to Parent and shall not have been withdrawn or modified in any material respect; provided, however, that if Wilson Sonsini Goodrich & Rosati, Professional Corporation, does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if counsel to the Company renders such opinion to Parent. In rendering such opinion, such firm may rely on such representations, warranties and certificates as it deems reasonable or appropriate under the circumstances.

          (e) Noncompetition Agreement. At or before the Effective Time, the Company and the Company's Chairman and Chief Executive Officer shall have executed a Noncompetition Agreement in substantially the form attached hereto as Exhibit C.

     SECTION 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement (excluding any representation or warranty that refers specifically to "the date of this Agreement," "the date hereof" or any other date other than the Closing Date) shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, (i) any inaccuracy that does not have a material adverse effect on Parent or Sub shall be disregarded, (ii) any inaccuracy that results from or relates to general business, economic or industry conditions shall be disregarded, and (iii) any inaccuracy that results from or relates to the taking of any action contemplated or permitted or the announcement or pendency of the Merger by this Agreement shall be disregarded).

          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c) Tax Opinion. The opinion of Cooley Godward LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(A) of the Code, and based on certain letters provided by Parent and Sub and the Company, respectively, in customary form dated on the date that is two business days prior to the Proxy Statement is first mailed to stockholders of the Company, shall have been delivered to the Company and shall not have been withdrawn or modified in any material respect; provided, however, that if Cooley Godward LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if counsel to Parent renders such opinion to the Company. In rendering such opinion, such firm may rely on such representations, warranties and certificates as it deems reasonable or appropriate under the circumstances.

          (d) Letters from Parent Affiliates. The Company shall have received from each person named in the letter referred to in Section 5.10(b) an executed copy of an agreement substantially in the form of Exhibit B hereto.

          (e) Indenture. Parent shall have performed all obligations required to performed by it pursuant to the first sentence of Section 5.15.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

          (a) by mutual written consent of Parent, Sub and the Company;

          (b) by either Parent or the Company:

             (i) if the Merger shall not have been consummated by December 31, 1997 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a wilful and material breach of this Agreement;

             (ii) if any temporary restraining order, preliminary or permanent injunction or other order issued by any U.S. federal or state court of competent jurisdiction or other material legal restraint or prohibition issued or promulgated by a U.S. federal or state Governmental Entity having any of the effects set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable;

             (iii) if (A) the Stockholders Meeting (including any adjournments thereof) shall have been held and completed and the Company's stockholders shall have taken a final vote on a proposal to approve and adopt this Agreement and to approve the Merger, and (B) the adoption and approval of this Agreement and the approval of the Merger by the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Stockholders Meeting shall not have been obtained; or

             (iv) if (A) the Board of Directors of the Company or any committee thereof shall have withheld, withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger, or approved or recommended any Superior Proposal or (B) the Board of Directors of the Company shall have resolved to take any of the foregoing actions;

          (c) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any such representation or warranty of Parent shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent, then (i) the Company may not terminate this Agreement under this Section 7.1(c) with respect to a particular breach or inaccuracy prior to or during the 45-day period commencing upon delivery by the Company of written notice to Parent describing such breach or inaccuracy, provided Parent continues to exercise reasonable efforts to cure such breach or inaccuracy and (ii) the Company may not, in any event, terminate this Agreement under this
     Section 7.1(c) if such inaccuracy or breach shall have been cured in all material respects; and, provided further that the Company may not terminate this Agreement pursuant to this Section 7.1(c) if it shall have wilfully and materially breached this Agreement; or

          (d) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any such representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company, then (i) Parent may not terminate this Agreement under this Section 7.1(d) with respect to a particular breach or inaccuracy prior to or during the 45-day period commencing upon delivery by Parent of written notice to the Company describing such breach or inaccuracy, provided the Company continues to exercise reasonable efforts to cure such breach or inaccuracy and (ii) Parent may not, in any event, terminate this Agreement under this Section 7.1(d) if such inaccuracy or breach shall have been cured in all material respects; and, provided further that Parent may not terminate this Agreement pursuant to this Section 7.1(d) if it shall have wilfully and materially breached this Agreement.

     SECTION 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the last sentence of Section 5.4, Section 5.8, Section 5.9, this
Section 7.2 and Article VIII and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 7.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, any party may to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties made to such party pursuant to this Agreement or in any document delivered pursuant hereto or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1 Nonsurvival of Representations and Warranties. None of the representations or warranties contained in this Agreement or in any certificate or instrument delivered pursuant hereto shall survive the Effective Time. This
Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           if to Parent or Sub, to:

           Sanmina Corporation
           355 East Trimble Road
           San Jose, CA 95131
           Attention: Jure Sola
           with a copy to:

           Wilson Sonsini Goodrich & Rosati
           Professional Corporation
           650 Page Mill Road
           Palo Alto, CA 94304
           Attention: Christopher D. Mitchell

           if to the Company, to:

           Elexsys International, Inc.
           4405 Fortran Court
           San Jose, CA 95134
           Attention: Milan Mandaric

           with a copy to:

           Cooley Godward LLP
           Five Palo Alto Square
           3000 El Camino Real
           Palo Alto, CA 94306
           Attention: Alan C. Mendelson

     SECTION 8.3  Definitions. For purposes of this Agreement:

          an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          an "agreement," "arrangement," "contract," "commitment," "plan," "purchase order," "understanding" or "undertaking" when used in this Agreement shall mean a legally binding, written agreement, arrangement, contract, commitment, plan, purchase order, understanding or undertaking, as the case may be;

          "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change or effect that is materially adverse to the business, financial condition or results of operations of either the Company and its subsidiaries or Parent and its subsidiaries, taken as a whole, as the case may be;

          "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

          a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

     SECTION 8.4 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     SECTION 8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of
Article II, Section 5.6, Section 5.7 and Section 5.14 are not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of any Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court.

     SECTION 8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          SANMINA CORPORATION

                                          By: /s/ JURE SOLA

                                            ------------------------------------

                                                   Name: Jure Sola
                                                   Title: Chairman and CEO

                                          SANM ACQUISITION SUBSIDIARY, INC.

                                          By: /s/ JURE SOLA

                                            ------------------------------------

                                                   Name: Jure Sola
                                                   Title: Chairman and CEO

                                          ELEXSYS INTERNATIONAL, INC.

                                          By: /s/ WILLIAM (BARRY) HEGARTY

                                            ------------------------------------

                                                   Name: William (Barry) Hegarty
                                                   Title: President

                                   EXHIBIT A

                 ELEXSY INTERNATIONAL, INC. AFFILIATE AGREEMENT

     This AFFILIATE AGREEMENT (this "Agreement") is made as of           , 1997,
between Sanmina Corporation, a Delaware corporation ("Parent"), Elexsys International, Inc., a Delaware corporation ("Company"), and the undersigned (the "Affiliate").

     WHEREAS, Parent and Company have entered into an Agreement and Plan of Merger ("Merger Agreement") pursuant to which Parent and Company intend to enter into a business combination transaction to pursue their long term business strategies (the "Merger") (capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement);

     WHEREAS, pursuant to the Merger, at the Effective Time, all of the issued and outstanding shares of Company Common Stock, including any shares owned by Affiliate as of the Effective Time, will be converted into shares of Parent Common Stock as set forth in the Merger Agreement;

     WHEREAS, Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of Company, as the term "affiliate" is used (i) for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations of the Securities and Exchange Commission (the "SEC") and (ii) in the SEC's Accounting Series Releases 130 and 135, as amended, although nothing contained herein shall be construed as an admission by Affiliate that Affiliate is in fact an affiliate of the Company;

     WHEREAS, it is intended that the Merger will be accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16;

     WHEREAS, the execution and delivery of this Agreement by Affiliate is a material inducement to Parent to enter into the Merger Agreement.

     NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

          1. Acknowledgments by Affiliate. Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein will be relied upon by Parent, Company, and their respective affiliates, counsel and accounting firms for purposes of determining Parent's eligibility to account for the Merger as a "pooling of interests." Affiliate has carefully read this Agreement and the Merger Agreement and has had an opportunity to discuss the requirements of this Agreement with Affiliate's professional advisors.

          2. Compliance with Rule 145 and the Act.

             (a) Affiliate has been advised that (i) the issuance of shares of Parent Common Stock in connection with the Merger is expected to be effected pursuant to a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Act"), and as such will not be deemed "restricted securities" within the meaning of Rule 144 promulgated thereunder, (ii) resale of such shares will not be subject to any restrictions other than as set forth in Rule 145 under the Act and (iii) Affiliate may be deemed to be an affiliate of the Company. Affiliate accordingly agrees not to sell, transfer or otherwise dispose of any Parent Common Stock issued to Affiliate in the Merger unless (1) such shares of Parent Common Stock are registered under the Act or are transferred pursuant to an appropriate exemption from registration, (2) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Act, (3) an authorized representative of the SEC takes the position in writing to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such sale, transfer or other disposition, and a copy of such written position ("No Action Correspondence") is delivered to Parent, (4) Affiliate delivers to Parent a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Act, or (5) such sale, transfer or disposition occurs after the earlier of (A) the first anniversary of the Effective Time, or (B) the date on which the restrictions upon sale, transfer or disposition under Rule 145 are eliminated pursuant to action of the SEC.

             (b) Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received by Affiliate pursuant to the Merger and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor issued prior to the termination of the restrictions described in Section 2(a) above, a legend stating in substance:

                "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE TRANSFERRED (A) IN CONFORMITY WITH RULE 145(d) UNDER SUCH ACT, (B) IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR (C) AS IS OTHERWISE PERMITTED UNDER THAT CERTAIN AFFILIATE AGREEMENT DATED AS OF
                     , 1997, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE ISSUER."

     The legend set forth above shall be removed from any certificates representing shares of Parent Common Stock received by Affiliate pursuant to the Merger (by delivery of a substitute certificate without such legend), and Parent shall instruct its transfer agent to remove such legend, if the shares of Parent Common Stock evidenced by any such certificates are registered under the Act or if Affiliate delivers to Parent (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate will be issued in the name of the transferee), (ii) a copy of the No Action Correspondence, (iii) an opinion of counsel, in form and substance reasonably satisfactory to Parent to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145, or (iv) a written request for removal of such legend after the earlier of (x) the inapplicability of Rule 145 by its terms, or (y) the effective date of any action by the SEC eliminating the restrictions upon sale, transfer or disposition under Rule 145 or otherwise rendering compliance with such restrictions unnecessary.

          3. Covenants Related to Pooling of Interests. In accordance with SAB 65, during the period contemplated by SAB 65, until the earlier of (A) Parent's public announcement of financial results covering at least 30 days of combined operations of Parent and Company or (B) the Merger Agreement is terminated in accordance with its terms, Affiliate will not sell, exchange, transfer, pledge, distribute, or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) having the effect, directly or indirectly, of reducing his risk relative to: (A) any shares of Company Common Stock, except pursuant to and upon the consummation of the Merger; or (B) any shares of Parent Common Stock received by Affiliate in the Merger; provided, however, that Affiliate may (after consulting with Parent) transfer or otherwise reduce his risk relative to shares of Company Common Stock or Parent Common Stock during such period if the transfer of or reduction of risk relative to such Company Common Stock or Parent Common Stock would not reasonably be expected to adversely affect the ability of Parent to account for the Merger as a pooling of interests. Parent may, at its discretion, cause a restrictive legend covering the restrictions referred to in this Section 3 to be placed on Parent Common Stock certificates issued to Affiliate in the Merger and place a stock transfer notice consistent with the restrictions referred to in this Section 3 with its transfer agent with respect to such certificates, provided that such restrictive legend shall be removed and/or such notice shall be countermanded promptly upon expiration of the necessity therefor at the request of Affiliate.

          4. Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, Affiliate may: (a) transfer shares of Company Common Stock to Company in payment of the exercise price of options to purchase Company Common Stock; (b) transfer shares of Parent Common Stock to Parent in payment of the exercise price of options to purchase Parent Common Stock, (c) transfer shares of Company Common Stock to any organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, so long as such organization has traditionally been supported by contributions from the general public (as opposed to being supported largely by a specific donor), and (d) transfer shares of Company Common Stock or shares of Parent Common Stock to a trust established for the benefit of Affiliate and/or for the benefit of one or more members of Affiliate's family, or make a bona fide gift of shares of Company Common Stock or shares of Parent Common Stock to one or more members of Affiliate's family, provided that in the case of a transfer or gift pursuant to this clause (d), a transferee of such shares agrees to be bound by the limitations set forth in this Agreement.

          5. Specific Performance. Affiliate agrees that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms, or were otherwise breached. It is, accordingly, agreed that Parent shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement, and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Parent may be entitled at law or in equity.

        6. Miscellaneous.

             (a) For the convenience of the parties hereto, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

             (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

             (c) This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of California (without regard to the principles of conflict of laws thereof).

             (d) If a court of competent jurisdiction determines that any provision of this Agreement is not enforceable or enforceable only if limited in time and/or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.

             (e) Counsel to and accountants for the parties to this Agreement shall be entitled to rely upon this Agreement as needed.

             (f) This Agreement shall not be modified or amended, or any right hereunder waived or any obligation excused, except by a written agreement signed by both parties.

             (g) Notwithstanding any other provision contained herein, this Agreement and all obligations of and restrictions imposed on Affiliate hereunder shall terminate upon the termination of the Merger Agreement in accordance with its terms.

             (h) Parent currently intends to file on a timely basis, from and after the Effective Time and as long as is necessary in order to permit Affiliate to sell Parent Common Stock held by Affiliate pursuant to Rule 145, all reports required to be filed by it pursuant to the Exchange Act, and currently intends to otherwise make available adequate information regarding Parent in such manner as may be required to satisfy the requirements of Rule 144(c) under the Act as now in effect.

             [(i) Nothing contained in this Agreement shall limit any of Affiliate's rights or any of Parent's obligations under the Registration Rights Agreement of even date herewith between Parent and Affiliate.]

     Executed as of the date shown on the first page of this Agreement.

                                          SANMINA CORPORATION

                                          By:
                                            Name:
                                            Title:

                                          ELEXSYS INTERNATIONAL, INC.

                                          By:
                                            Name:
                                            Title:

                                          AFFILIATE

                                          By:
                                          Name of Affiliate:
                                          Name of Signatory:

                                          (if different from Affiliate)

                                          Title of Signatory
                                          (if applicable):

Number of shares of Company Common Stock beneficially owned by Affiliate:

Number of shares of Company Common Stock subject to options beneficially owned by Affiliate:

                                   EXHIBIT B

                    SANMINA CORPORATION AFFILIATE AGREEMENT

     This AFFILIATE AGREEMENT (this "Agreement") is made as of           , 1997,
between Sanmina Corporation, a Delaware corporation ("Parent"), Elexsys International, Inc., a Delaware corporation ("Company"), and the undersigned (the "Affiliate").

     WHEREAS, Parent and Company have entered into an Agreement and Plan of Merger ("Merger Agreement") pursuant to which Parent and Company intend to enter into a business combination transaction to pursue their long term business strategies (the "Merger") (capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement);

     WHEREAS, pursuant to the Merger, at the Effective Time, all of the issued and outstanding shares of Company Common Stock will be converted into shares of Parent Common Stock as set forth in the Merger Agreement;

     WHEREAS, Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of Parent, as the term "affiliate" is used in the SEC's Accounting Series Releases 130 and 135, as amended, although nothing contained herein shall be construed as an admission by Affiliate that Affiliate is in fact an affiliate of Parent;

     WHEREAS, it is intended that the Merger will be accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16;

     WHEREAS, the execution and delivery of this Agreement by Affiliate is a material inducement to the Company to enter into the Merger Agreement.

     NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

          1. Acknowledgments by Affiliate. Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein will be relied upon by Parent, Company, and their respective affiliates, counsel and accounting firms for purposes of determining Parent's eligibility to account for the Merger as a "pooling of interests". Affiliate has carefully read this Agreement and the Merger Agreement and has had an opportunity to discuss the requirements of this Agreement with Affiliate's professional advisors.

          2. Covenants Related to Pooling of Interests. In accordance with SAB 65, during the period contemplated by SAB 65, until the earlier of (A) Parent's public announcement of financial results covering at least 30 days of combined operations of Parent and Company or (B) the Merger Agreement is terminated in accordance with its terms, Affiliate will not sell, exchange, transfer, pledge, distribute, or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) having the effect, directly or indirectly, of reducing his risk relative to, any shares of Parent Common Stock; provided, however, that Affiliate may (after consulting with Parent and Company) transfer or otherwise reduce his risk relative to shares of Parent Common Stock during such period if the transfer of or reduction of risk relative to such Parent Common Stock would not reasonably be expected to adversely affect the ability of Parent to account for the Merger as a pooling of interests. Parent may, at its discretion, cause a restrictive legend covering the restrictions referred to in this Section 2 to be placed on Parent Common Stock certificates issued to Affiliate and place a stock transfer notice consistent with the restrictions referred to in this Section 2 with its transfer agent with respect to such certificates, provided that such restrictive legend shall be removed and/or such notice shall be countermanded promptly upon expiration of the necessity therefor at the request of Affiliate.

          3. Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, Affiliate may: (a) transfer shares of Parent Common Stock to any organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, so long as such organization has traditionally been supported by contributions from the general public (as opposed to being supported largely by a specific donor); and (b) transfer shares of Parent Common Stock to a trust established for the benefit of Affiliate and/or for the benefit of one or more members of Affiliate's family, or make a bona fide gift of shares of Parent Common Stock to one or more members of Affiliate's family, provided that in the case of a transfer or gift pursuant to this clause (b), a transferee of such shares agrees to be bound by the limitations set forth in this Agreement.

          4. Specific Performance. Affiliate agrees that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms, or were otherwise breached. It is, accordingly, agreed that Parent and Company shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement, and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Parent or Company may be entitled at law or in equity.

        5. Miscellaneous.

             (a) For the convenience of the parties hereto, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

             (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

             (c) This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of California (without regard to the principles of conflict of laws thereof).

             (d) If a court of competent jurisdiction determines that any provision of this Agreement is not enforceable or enforceable only if limited in time and/or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.

             (e) Counsel to and accountants for the parties to this Agreement shall be entitled to rely upon this Agreement as needed.

             (f) This Agreement shall not be modified or amended, or any right hereunder waived or any obligation excused, except by a written agreement signed by both parties.

             (g) Notwithstanding any other provision contained herein, this Agreement and all obligations of and restrictions imposed by Affiliate hereunder shall terminate upon the termination of the Merger Agreement in accordance with its terms.

     Executed as of the date shown on the first page of this Agreement.

                                          SANMINA CORPORATION

                                          By:

                                            ------------------------------------

                                                                           Name:
                                            ------------------------------------

                                                                          Title:
                                            ------------------------------------

                                          ELEXSYS INTERNATIONAL, INC.

                                          By:

                                            ------------------------------------

                                                                           Name:
                                            ------------------------------------

                                                                          Title:
                                            ------------------------------------

                                          AFFILIATE

                                          By:

                                            ------------------------------------

                                            Name of Affiliate:

    ----------------------------------------------------------------------------
                                            Name of Signatory:

                                          --------------------------------------
                                              (if different from Affiliate)

                                          Title of Signatory
                                          (if applicable):
                                          --------------------------------------

Number of shares of Company Common Stock beneficially owned by Affiliate:

Number of shares of Company Common Stock subject to options beneficially owned by Affiliate:

                                   EXHIBIT C

                            NONCOMPETITION AGREEMENT

     This NONCOMPETITION AGREEMENT (this "Agreement") is made as
of               , 1997, by and among Sanmina Corporation, a Delaware
corporation ("Parent"), Elexsys International, Inc., a Delaware corporation ("Company"), and Milan Mandaric (the "Shareholder").

                                    RECITALS

     A. As an employee and shareholder of Company, the Shareholder has obtained extensive and valuable knowledge and information concerning the business of Company (including confidential information relating to Company and its operations, assets, contracts, customers, personnel, plans and prospects).

     B. Concurrently with the execution and delivery of this Agreement, Parent is acquiring Company through a merger of Company with a wholly-owned subsidiary of Parent (the "Merger") pursuant to an Agreement and Plan of Merger dated as of July 22, 1997 (the "Reorganization Agreement"). Section 6.2(e) of the Reorganization Agreement requires that a noncompetition agreement be executed and delivered by the Shareholder as a condition to the completion of the Merger, and the Shareholder is entering into this Agreement in order to induce Parent to complete the Merger.

     C. Company has conducted and is conducting its business throughout North America and the United Kingdom.

                                   AGREEMENT

     The parties, intending to be legally bound, agree as follows:

          1. Definitions. Capitalized terms used but not expressly defined in this Agreement shall have the meanings ascribed to them in the Reorganization Agreement.

          2. Acknowledgments by the Shareholder. The Shareholder acknowledges that the Shareholder has occupied a position of trust and confidence with Company prior to the date hereof and has become familiar with the following information, any and all of which constitute confidential information of Company (collectively the "Confidential Information"): (a) any and all trade secrets belonging to, and concerning the business and affairs of, Company, and any and all data, know-how, compositions, processes, customer lists, current and anticipated customer requirements, price lists, market studies and business plans that are confidential and proprietary in nature and that belong to, and pertain to the business and affairs of, Company;
     (b) any and all other information that is confidential and proprietary in nature belonging to, and concerning the business and affairs of, Company (which includes the following information to the extent it is confidential and proprietary in nature and it belongs to, and pertains to the business and affairs of, Company: historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training techniques and materials), however documented; and (c) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for Company containing or based, in whole or in part, on any information included in the foregoing; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, "Confidential Information" does not and will not include any information that is in or enters the public domain or that otherwise is or becomes generally available to the public or within the electronics manufacturing services industry other than as a direct result of the improper and unauthorized disclosure thereof by the Shareholder. The Shareholder further acknowledges that (i) Parent has required that the Shareholder make the covenants set forth in this Agreement as a condition to the consummation of the Merger by Parent, (ii) the provisions of this Agreement are reasonable and necessary to protect and preserve Company's business, and (iii) Company would be irreparably damaged if the Shareholder were to breach the covenants set forth in Sections 3, 4 and 5 of this Agreement.

          3. Confidential Information. The Shareholder acknowledges and agrees that all Confidential Information is the property of Company. Therefore, the Shareholder agrees that the Shareholder will not, for a period of two years after the Effective Time, disclose to any unauthorized persons or use for his own account or for the benefit of any third party any Confidential Information, whether the Shareholder has such information in the Shareholder's memory or embodied in writing or other physical form, without Parent's written consent; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, the Shareholder may furnish and otherwise disclose Confidential Information (a) to his legal advisers or accountants who are advised or otherwise made aware that such information is confidential, and (b) to the extent that the Shareholder determines in good faith that disclosure thereof may be required by any law, regulation, judicial order, administrative order, subpoena, interrogatory, discovery request, investigative demand or other legal requirement or legal process. The Shareholder agrees to deliver to Parent at any time after the Effective Time that Parent may request, all documents, memoranda, notes, plans, records, reports and other documentation, models, components or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations, or affairs of Company to the extent they constitute Confidential Information and any other Confidential Information that the Shareholder may then possess or have under the Shareholder's control.

          4. Noncompetition. As an inducement for Parent to consummate the Merger, the Shareholder agrees that, except as provided below, during the Noncompetition Period (as hereinafter defined), the Shareholder will not engage in Competitive Activities (as hereinafter defined) in North America, the United Kingdom and Ireland, or invest in, own, manage, operate, control, or participate in the ownership, management, operation, or control of, be employed by, or render services or advice to, any Competing Entity (as hereinafter defined). For purposes of this Agreement (a) "Competitive Activities" shall mean designing, manufacturing, selling or developing complex custom-designed, press-fit backpanels (of the type being designed, manufactured, sold or developed by Company as of the Effective Time), surface mount backpanel assemblies (of the type being designed, manufactured, sold or developed by Company as of the Effective Time), related subsystems (of the type being designed, manufactured, sold or developed by Company as of the Effective Time) or high density multi-layer printed circuit boards (of the type being designed, manufactured, sold or developed by Company as of the Effective Time) in or for the mid-volume sector of the electronic interconnect industry, and (b) "Competing Entity" shall mean an entity that is engaged in Competitive Activities in North America, the United Kingdom or Ireland; provided, however, that an entity shall not, and shall not be deemed to, constitute a Competing Entity if the total consolidated gross revenues derived by such entity from Competitive Activities in any twelve month period represents less than 20% of the total consolidated gross revenues of such entity during such twelve month period. Notwithstanding anything to the contrary contained in this Agreement, (A) the Shareholder may purchase or otherwise acquire, and own, directly or indirectly, up to (but not more than) nineteen and nine-tenths percent (19.9%) of any class of securities of any Competing Entity, (B) the Shareholder may render services or advice to or be employed by a Competing Entity if the services or advice rendered by the Shareholder, or the primary responsibilities of the Shareholder, do not relate directly to Competitive Activities, (C) the Shareholder may loan money to or guaranty the loans of any Competing Entity, (D) the Shareholder may engage in any Competitive Activity, and the Shareholder may invest in, own, manage, operate, control or participate in the ownership, management, operation or control of, be employed by or render services or advice to, any Competing Entity that is engaged in any Competitive Activity, if Parent ceases to derive more than $50 million in consolidated gross revenues from such Competitive Activity in any twelve month period, (E) the Shareholder may continue to serve as a special limited partner of Behrman Capital (even if such entity invests in, owns, manages, operates or controls, or renders services or advice to, one or more Competing Entities), and the Shareholder may serve as an investor (including as a partner) in any other entity that invests in, owns, manages, operates or controls, or renders services or advice to, one or more Competing Entities, so long as (unless otherwise permitted under this Agreement) the Shareholder does not actively participate in the management or operation of, or render services or advice to, any such Competing Entity, and (F) after the first anniversary of the Effective Time, the Shareholder may serve as a non-employee director (but not as the Chairman of the Board) of any Competing Entity in which the Shareholder or any person or entity affiliated with or related to the Shareholder has a direct or indirect ownership interest. The Shareholder agrees that this covenant is reasonable with respect to its duration, geographical area, and scope. As used herein, the "Noncompetition Period" shall commence upon the Effective Time and end upon the date five years after the Effective Time.

          5. Nonsolicitation. The Shareholder further agrees that for a period of five years after the Effective Time, he will not knowingly and intentionally:

             (a) personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on the Shareholder's own behalf or on behalf of any other person or entity) any employee of Company who was employed by Company as of the Effective Time and whose annual salary exceeded $100,000 as of the Effective Time (a "Specified Employee") to leave his or her employment with such firm and become employed in any Competing Entity; or

             (b) employ in any Competing Entity, or permit any Competing Entity over which the Shareholder exercises any control, to employ any Specified Employee who has terminated his or her employment with Parent or Company during such five-year period and who has not been subsequently employed by another person or entity.

          Nothing in this Agreement shall prevent or limit the Shareholder, any entity over which the Shareholder exercises any control or any other person or entity from (i) publishing any advertisement or similar notice in any newspaper and hiring any person who responds to such advertisement or notice without prior solicitation by the Shareholder, or (ii) engaging any recruiting firm or similar organization to identify or solicit persons for employment and hiring any person identified or solicited by such firm without the participation of the Shareholder or identification by the Shareholder of particular Specified Employees to be recruited.

          6. Independence of Obligations. The covenants of the Shareholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between the Shareholder, on the one hand, and Parent or Company, on the other. The existence of any claim or cause of action by the Shareholder against Parent or Company shall not constitute a defense to the enforcement of such covenants against the Shareholder.

          7. Remedies. If the Shareholder breaches the covenants set forth in this Agreement, each of Parent and Company will be entitled to the following remedies:

             (a) damages from the Shareholder; and

             (b) in addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, it being agreed that money damages alone would be inadequate to compensate Parent or Company and would be an inadequate remedy for such breach.

          Notwithstanding anything to the contrary contained in this Agreement, no conduct or action shall be deemed to constitute a breach by the Shareholder of any provision of this Agreement unless (i) Parent shall have delivered to the Shareholder a written notice describing in reasonable detail the conduct or action that Parent believes constitutes a breach of this Agreement, and (ii) the Shareholder shall have failed to discontinue such conduct or action within 15 days after receiving such written notice.

          8. Non-Exclusivity. The rights and remedies of Parent and Company hereunder are not exclusive of or limited by any other rights or remedies which Parent or Company may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent and Company hereunder, and the obligations and liabilities of the Shareholder hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like.

          9. Indemnification. Without in any way limiting any of the rights or remedies otherwise available to Company, the Shareholder shall hold harmless and indemnify Company from and against any damages which are directly suffered or incurred at any time by Parent or Company, or to which Parent or Company otherwise becomes subject (regardless of whether or not such damages relate to a third-party claim) and that arise directly from any breach of any covenant or obligation of the Shareholder contained herein.

          10. Waiver. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

          11. Governing Law. This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

          12. Jurisdiction; Service of Process. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California. Each party to this Agreement:

             (a) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Santa Clara, California (and each appellate court located in the State of California) in connection with any such legal proceeding;

             (b) agrees that each state and federal court located in the County of Santa Clara, California shall be deemed to be a convenient forum; and

             (c) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Santa Clara, California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

          13. Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) such invalidity or enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

          14. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

          15. Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

          16. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile, provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service or registered mail (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

          Shareholder:   Milan Mandaric
                         4405 Fortran Court
                         San Jose, CA 95134
                         Phone: (408) 935-6300
                         Fax: (408) 942-1252

          Parent:        Sanmina Corporation
                         355 East Trimble Road
                         San Jose, CA 95131
                         Attn: Chief Executive Officer
                         Phone: (408) 954-5500
                         Fax: (408) 943-1401

          with a copy to:Wilson Sonsini Goodrich & Rosati
                         650 Page Mill Road
                         Palo Alto, CA 94304-1050
                         Attn: Christopher D. Mitchell
                         Phone: (415) 493-9300
                         Fax: (415) 845-5000

          Company:       Elexsys International, Inc.
                         4405 Fortran Court
                         San Jose, CA 95134
                         Phone: (408) 935-6300
                         Fax: (408) 942-1252

          with a copy to:Cooley Godward LLP
                         Five Palo Alto Square
                         3000 El Camino Real
                         Palo Alto, CA 94304
                         Attn: Alan C. Mendelson
                         Phone: (415) 843-5141
                         Fax: (415) 857-0663

          17. Further Assurances. The Shareholder shall execute and/or cause to be delivered to Parent or Company such instruments and other documents as Parent or Company may reasonably request to effectuate the intent and purposes of this Agreement.

          18. Assignment. This Agreement and all obligations hereunder are personal to the Shareholder and may not be transferred or assigned by the Shareholder at any time. Each of Parent and Company may assign its respective rights under this Agreement to any entity in connection with any sale or transfer of all or substantially all of its respective assets to such entity.

          19. Binding Nature. Subject to Section 18, this Agreement will be binding upon the Shareholder, and will inure to the benefit of Parent and Company and their respective successors and assigns.

          20. Attorneys' Fees and Expenses. If any legal action or other legal proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto against any other party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

          21. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings among Parent, Company and the Shareholder with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by all parties hereto.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

PARENT:                                          SHAREHOLDER:

By:                                              By:
                          -------------------    -------------------

COMPANY:

By:

    --------------------------------

                                                                        ANNEX II

                             STOCKHOLDER AGREEMENT

     STOCKHOLDER AGREEMENT (the "Agreement") dated as of July 22, 1997, among Sanmina Corporation, a Delaware corporation ("Parent"), and the individual identified on Schedule A attached hereto (the "Stockholder").

     WHEREAS Sanmina Corporation, SANM Acquisition Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Elexsys International, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement; and

     WHEREAS the Stockholder owns of record the number of shares of common stock, par value $1.00 per share, of the Company (the "Common Stock"), set forth opposite his name on Schedule A attached hereto; and

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that the Stockholder enter into this Agreement;

     NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the promises and the representations, warranties and agreements contained herein, the parties agree as follows:

          1. Definition. For purposes of this Agreement, "Subject Shares" shall mean all issued and outstanding shares of Common Stock of the Company owned of record or beneficially by the Stockholder as of the record date for persons entitled (a) to receive notice of, and to vote at, a meeting of the stockholders of the Company called for the purpose of voting on the matter referred to in Section 4(a), or (b) to take action by written consent of the stockholders of the Company with respect to the matter referred to in
     Section 4(a). Notwithstanding anything to the contrary contained in this Agreement, the "Subject Shares" shall not include, and the Stockholder shall not be deemed to be the beneficial owner of, any shares of Common Stock of the Company that the Stockholder may acquire upon the exercise of any stock option (unless such option has been exercised and such shares have been issued to the Stockholder and are held by the Stockholder as of such record date).

          2. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as of the date hereof as follows:

             (a) Authority. The Stockholder has all requisite capacity to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms. Except for informational filings with the SEC, the execution and delivery of this Agreement by the Stockholder do not, and the consummation by the Stockholder of the transactions contemplated hereby and compliance by the Stockholder with the terms hereof will not, (i) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder's property or assets, (ii) require any filing by the Stockholder on or before the Closing Date with, or require the Stockholder to obtain on or before the Closing Date, any permit, authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder or the Subject Shares.

             (b) The Shares. The Stockholder is the record and beneficial owner of, and has good and valid title to, the shares of Common Stock set forth opposite his name on Schedule A attached hereto, free and clear of any Liens whatsoever. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the shares of Common Stock set forth opposite his name on Schedule A attached hereto. The Stockholder has the sole right to vote such shares, and none of such shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such shares, except as contemplated by this Agreement.

          3. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms. Except for informational filings with the SEC, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation or bylaws of Parent, or any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or to Parent's property or assets.

          4. Covenants of the Stockholder. Until the termination of this Agreement in accordance with Section 11, the Stockholder agrees as follows:

             (a) Subject to Section 5, at any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought from the Company's stockholders in their capacities as such, the Stockholder shall, including by executing a written consent if requested by Parent, vote (or cause to be voted) the Subject Shares in favor of the Merger, and the adoption and approval by the Company of the Merger Agreement.

             (b) The Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), consent to any Transfer of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any or all of the Subject Shares (or any interest therein) to any person other than pursuant to the terms of the Merger or
        (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any Takeover Proposal, and agrees not to commit or agree to take any of the foregoing actions; provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Stockholder may, without the consent of Parent or any other person, transfer any or all of the Subject Shares (or any interest therein) to one or more members of the Stockholder's family, any trust for the benefit of the Stockholder or one or more members of the Stockholder's family or any entity controlled by the Stockholder so long as the transferee of such Subject Shares (or such interest therein) agrees to be bound by the applicable provisions of this Agreement.

             (c) The Stockholder shall not, nor shall he instruct any agent or any investment banker, attorney or other adviser or representative of the Stockholder to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission to the Company of, any Takeover Proposal or (ii) participate in any discussions or negotiations with any person (other than Parent and its affiliates, agents and representatives) regarding, or furnish to any such person any non-public information with respect to, or take any other action intended to facilitate the making of any inquiry or proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal.

             (d) If, at the time the Merger Agreement is submitted for approval to the stockholders of the Company, the Stockholder is an "affiliate" of the Company for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, the Stockholder shall deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A to the Merger Agreement.

          5. Grant of Irrevocable Proxy; Appointment of Proxy.

             (a) Until the termination of this Agreement in accordance with
        Section 11, the Stockholder hereby irrevocably grants to, and appoints, Parent and Jure Sola and Randy W. Furr, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares, in favor of approval of the Merger and the adoption and approval of the Merger Agreement.

             (b) The Stockholder represents that any proxies heretofore given in respect of the Subject Shares are not irrevocable, and that all such proxies are hereby revoked.

             (c) The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that such proxies and attorneys in fact may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

          6. Further Assurances. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          7. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including such Stockholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company's Common Stock, or the acquisition of additional shares of Common Stock or other voting securities of the Company by the Stockholder, the number of Subject Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other voting securities of the Company issued to or acquired by the Stockholder.

          8. Registration Rights. If the Stockholder determines in good faith after consultation with the Stockholder's counsel that any shares of common stock of Parent received by the Stockholder in connection with the Merger ("Merger Shares") may be deemed to be "restricted securities" under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or are otherwise subject to any restriction on resale (other than restrictions imposed by Rule 145 promulgated under the Securities Act or restrictions imposed by Accounting Series Release 135), then, as soon as practicable after the Effective Time (and in any event within 30 days after the Effective Time), Parent, at its sole expense, shall (a) file a registration statement permitting the resale of the Merger Shares, (b) take all actions reasonably necessary to cause such registration statement to be declared effective, (c) maintain the effectiveness and availability of such registration statement until the first anniversary of the Effective Time, (d) use commercially reasonable efforts to register or qualify the Merger Shares under the Blue Sky laws of such jurisdictions as the Stockholder shall reasonably request, and maintain the effectiveness of such registrations and qualifications for as long as such registration statement remains effective, and (e) take such other actions as are reasonably necessary to enable the Stockholder to sell the Merger Shares without restriction. To the extent permitted by law, Parent shall indemnify and hold harmless the Stockholder against and from any costs, expenses (including reasonable attorneys' fees), settlement payments, claims, demands, judgments, fines, penalties, losses, damages and liabilities that arise out of or are related to any inaccuracy in, or omission with respect to, such registration statement.

          9. Indemnification. Parent shall indemnify and hold harmless the Stockholder and the Stockholder's affiliates, agents, advisers and representatives (the "Indemnified Parties") against and from any costs, expenses (including reasonable attorneys' fees), settlement payments, claims, demands, judgments, fines, penalties, losses, damages and liabilities incurred in connection with any claim, suit, action or proceeding (whether asserted, commenced or arising before or after the Effective Time) that arises directly or indirectly from or relates directly or indirectly to (a) the execution, delivery or performance of this Agreement, or (b) any of the transactions contemplated by this Agreement. In the event any such claim, suit, action or proceeding is asserted or commenced against any Indemnified Party, (i) Parent shall advance and pay the reasonable fees and expenses of any counsel retained by such Indemnified Party in connection with such claim, suit, action or proceeding promptly after receipt of a request therefor from such Indemnified Party, and (ii) Parent shall cooperate with such Indemnified Party and such Indemnified Party's counsel in the defense of such claim, suit, action or proceeding. Parent agrees to pay all expenses, including attorneys' fees, that may be incurred by any of the Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 9.

          10. Assignment. Except as otherwise provided in Section 4(b), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Stockholder, on the one hand, without the prior written consent of Parent nor by Parent, on the other hand, without the prior written consent of the Stockholder, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder (other than Parent's obligations under Sections 8 and 9) to any direct or indirect wholly owned subsidiary of Parent (provided that in the case of any assignment by Parent to any such subsidiary of Parent, Parent shall remain jointly and severally liable for the due and timely performance of any obligations so assigned) . Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective representatives, executors, administrators, estate, heirs, successors and assigns.

          11. Termination. This Agreement (including the proxy referred to in Section 5) and all rights of Parent and all obligations of the Stockholder hereunder, shall terminate upon the first to occur of (i) the Effective Time or (ii) the date on which the Merger Agreement is terminated in accordance with its terms; provided, however, that notwithstanding anything to the contrary contained in this Agreement, the rights of the Stockholder and the obligations of Parent pursuant to Sections 8 and 9, and the provisions contained in Sections 12, 13 and 15, shall survive any termination of this Agreement

          12. General Provisions.

             (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

             (b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 8.2 of the Merger Agreement and to the Stockholder at his address set forth on Schedule A attached hereto (or at such other address for a party as shall be specified by like notice).

             (c) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

             (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be deemed to be one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

             (e) Entire Agreement; No Third-Party Beneficiaries. The Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto (and the other persons referred to in Section 9) any rights or remedies hereunder.

             (f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

             (g) No Limitations. Nothing in this Agreement shall, and nothing in this Agreement shall be deemed to, prevent the Stockholder from acting in accordance with his fiduciary duties as a director of the Company or otherwise limit the ability of the Stockholder to take any action in his capacity as a director or officer of the Company.

             (h) Voidability. If prior to the execution hereof, the Board of Directors of the Company shall not have duly and validly authorized and approved by all necessary corporate action, the Merger Agreement and the transactions contemplated thereby, so that by the execution and delivery hereof Parent or Sub would become, or could reasonably be expected to become an "interested stockholder" within the meaning of Section 203 of the DGCL, then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

          13. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any court of the United States located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a court of the United States located in the State of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

          14. Public Announcement. Except to the extent required by law or regulation, the Stockholder shall not issue any press release or other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Parent.

          15. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, Parent has caused this Agreement to be signed by its officer thereunto duly authorized and the Stockholder has signed this Agreement, all as of the date first written above.

                                          Parent,

                                          By:
                                            ------------------------------------
                                                 Name:
                                                 Title:

                                            ------------------------------------

                                   SCHEDULE A

                                                                               NUMBER OF SHARES
                                                                               OF COMMON STOCK
                       NAME AND ADDRESS OF STOCKHOLDER                         OWNED OF RECORD
-----------------------------------------------------------------------------  ----------------

                                                                       ANNEX III

                      [Needham & Company, Inc. letterhead]

                                                                   July 22, 1997
Board of Directors
Elexsys International, Inc.
4405 Fortran Court
San Jose, California 94134

Gentlemen:

     We understand that Elexsys International, Inc. ("Elexsys"), Sanmina Corporation ("Sanmina"), and a wholly-owned subsidiary of Sanmina ("Merger Sub"), have entered into an Agreement and Plan of Merger (the "Merger Agreement") whereby Merger Sub will be merged with and into Elexsys and Elexsys will become a wholly-owned subsidiary of Sanmina (the "Merger"). The terms of the Merger are set forth more fully in the Merger Agreement.

     Pursuant to the Merger Agreement, we understand that at the Effective Time (as defined in the Merger Agreement), each issued and outstanding share of common stock, par value $1.00 per share, of Elexsys will be converted into the right to receive 0.33 of a share of common stock, par value $.01 per share, of Sanmina (the "Sanmina Common Stock").

     You have asked us to advise you as to the fairness, from a financial point of view, of the consideration to be received by the stockholders of Elexsys in the Merger. Needham & Company, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations. We have acted as financial advisor to Elexsys in connection with the Merger and will receive a fee for our services, a portion of which is contingent on the consummation of the Merger. In addition, Elexsys has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion.

     For purposes of this opinion we have, among other things: (i) reviewed the Merger Agreement; (ii) reviewed certain other documents relating to the Merger;
(iii) reviewed certain publicly available information concerning Sanmina and Elexsys and certain other relevant financial and operating data of Sanmina and Elexsys made available from the internal records of Sanmina and Elexsys; (iv) reviewed the historical stock prices and trading volumes of Sanmina's and Elexsys's common stock; (v) held discussions with members of senior management of Sanmina and Elexsys concerning their current and future business prospects;
(vi) reviewed certain financial forecasts and projections prepared by the respective managements of Sanmina and Elexsys; (vii) compared certain publicly available financial data of companies whose securities are traded in the public markets, which we deemed generally comparable to the business of Elexsys, to similar data for Elexsys; (viii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (ix) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In connection with our review and arriving at our opinion, we have not assumed any responsibility to independently verify any of the foregoing information, have relied on such information, and have assumed that all such information is complete and accurate in all material respects. In addition, we have assumed, with your consent, that (i) the Merger will be accounted for under the pooling-of-interests method of accounting,

(ii) the Merger will constitute a tax-free reorganization, and (iii) any material liabilities (contingent or otherwise, known or unknown) of Sanmina and Elexsys are as set forth in the consolidated financial statements of Sanmina and Elexsys, respectively. With respect to Sanmina's and Elexsys's financial forecasts provided to us by their respective managements, we have assumed for purposes of our opinion that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements, at the time of preparation, of the future operating and financial performance of Sanmina and Elexsys. We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of Sanmina or Elexsys. Further, our opinion is based on economic, monetary and market conditions existing as of the date hereof, and in rendering this opinion, we have relied without independent verification on the accuracy, completeness and fairness of all historical financial and other information which was either publicly available or furnished to us by Sanmina and Elexsys. Our opinion as expressed herein is limited to the fairness, from a financial point of view, of the consideration to be received by the stockholders of Elexsys in the Merger and does not address Elexsys's underlying business decision to engage in the Merger. Our opinion does not constitute a recommendation to any stockholder of Elexsys as to how such stockholder should vote on the proposed Merger.

     We are not expressing any opinion as to what the value of Sanmina Common Stock will be when issued to the stockholders of Elexsys pursuant to the Merger or the prices at which Sanmina Common Stock will actually trade at any time.

     In the ordinary course of our business, we may actively trade the equity securities of Elexsys or Sanmina for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of Elexsys and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any registration statement or proxy statement used in connection with the Merger so long as this letter is quoted in full in such registration statement or proxy statement.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the stockholders of Elexsys in the Merger is fair to the stockholders of Elexsys from a financial point of view.

                                          Very truly yours,

                                          /s/ NEEDHAM & COMPANY, INC.

                                          --------------------------------------
                                          Needham & Company, Inc.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article VIII of the Registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

     The general effect of Section 145 of the Delaware General Corporation Law, the Company's charter documents and the indemnification agreements is to provide indemnification to officers and directors for liabilities that may arise by reason of their status as officers or directors, other than liabilities arising from willful or intentional misconduct, acts or omissions not in good faith, unlawful distributions of corporate assets or transactions from which the officer or director derived an improper personal benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS

 2.1       Agreement and Plan of Merger dated as of July 22, 1997 among the Registrant,
           Elexsys International, Inc. and SANM Acquisition Subsidiary, Inc. (included as
           Annex I to the Proxy Statement/Prospectus which is a part of this Registration
           Statement on Form S-4).
 2.2       Form of Stockholder Agreement dated as of July 22, 1997 among the Registrant,
           Elexsys and certain stockholders of Elexsys (included as Annex II to the Proxy
           Statement/Prospectus which is a part of this Registration Statement on Form S-4).
 2.3       Form of Registration Rights Agreement to be entered into between Registrant and
           Milan Mandaric.
 3.2(1)    Restated Certificate of Incorporation of Registrant.
 3.3(2)    Bylaws of Registrant, as amended.
 4.2(2)    Specimen Stock Certificate.
 5.1       Opinion of Wilson Sonsini Goodrich & Rosati ("WSGR") relating to validity of shares registered hereby.
 8.1       Tax opinion of WSGR.
 8.2       Tax opinion of Cooley Godward LLP.
10.4(3)    Form of Indemnification Agreement.
10.2(5)    Amended 1990 Incentive Stock Plan.
10.3(2)    1993 Employee Stock Purchase Plan.
10.10(2)   Lease for premises at 2109 O'Toole Avenue, Suites A-E, San Jose, California
           (Portion of Plant I).
10.11(2)   Lease for premises at 2101 O'Toole Avenue, San Jose, California (Portion of Plant
           I).

10.12(2)   Lease for premises at 2539 Scott Boulevard, Santa Clara, California (Plant III).
10.14(2)   Lease for premises at 2060-2068 Bering Drive, San Jose, California (Plant II).
10.15(2)   Lease for premises at 4220 Business Center Drive, Fremont, California (Plant V).
10.16(2)   Lease for premises at McCarthy Boulevard, Milpitas, California (Plant VI).
10.17(2)   Lease for premises at 2121 O'Toole Avenue, San Jose, California (Corporate
           Headquarters).
10.19(3)   Lease for premises at 1250 American Parkway, Richards, Texas (Plant VII).
10.20(3)   Lease for premises at 6453 Kaiser Drive, Fremont, California (Plant VIII).
10.21(4)   Asset Purchase Agreement dated September 28, 1994 between Registrant and
           Comptronix Corporation.
10.22(5)   Lease for premises at 355 East Trimble Road, San Jose, California.
10.23(6)   Stock Purchase Agreement dated May 31, 1995 between Sanmina Corporation, Assembly
           Solutions, Inc. and the principal stockholders of Assembly Solutions, Inc.
10.24(7)   Indenture dated August 15, 1995 between Registrant and Norwest Bank Minnesota,
           N.A. as Trustee.
10.25(8)   Asset Purchase Agreement dated September 20, 1996 between Registrant and
           Comptronix Corporation.
21(1)      Subsidiaries of the Registrant
23.1       Consent of Arthur Andersen LLP
23.2       Consent of Deloitte & Touche
23.3       Consents of WSGR as to legal matters and tax opinion (included in Exhibits 5.1 and
           8.1, respectively)
23.4       Consent of Cooley Godward (included in Exhibit 8.2).

---------------

(1) Incorporated by reference to the like-numbered exhibits previously filed with Registrant's Report on Form 10-K for the fiscal year ended September 30, 1996 filed with the Securities and Exchange Commission ("SEC") on December 24, 1996, as amended by reports on Form 10-K/A filed December 27, 1996 and March 25, 1997.

(2) Incorporated by reference to the like-numbered exhibits previously filed with Registrant's Registration Statement on Form S-1, No. 33-70700 filed with the SEC on February 19, 1993.

(3) Incorporated by reference to the like-numbered exhibits previously filed with Registrant's Registration Statement on Form S-1 No. 33-70700 filed with the SEC on October 22, 1993.

(4) Incorporated by reference to exhibit no. 2 previously filed with Registrant's Report on Form 8-K filed with the SEC on October 28, 1994.

(5) Incorporated by reference to the like-numbered exhibits previously filed with Registrant's Report on Form 10-K filed with the SEC on December 29, 1994.

(6) Incorporated by reference to the like-numbered exhibit previously filed with Registrant's Report on Form 10-Q filed with the SEC on July 31, 1995.

(7) Incorporated by reference to the like-numbered exhibit previously filed with Registrant's Report on Form 10-K for the fiscal year ended September 30, 1995.

(8) Incorporated by reference to exhibit 2 previously filed with the Registrant's Report on Form 8-K filed with the SEC on November 15, 1996.

     (B) FINANCIAL STATEMENT SCHEDULES

     None.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

          (i) to include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a now registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (d) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (e) that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145 (c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

     (f) that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (g) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

     (h) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request; and

     (i) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, California on the 25th of September, 1997.

                                          SANMINA CORPORATION

                                          By:         /s/ JURE SOLA
                                            ------------------------------------
                                            Jure Sola, Chairman and
                                            Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Randy Furr and Bernard Whitney, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                TITLE                     DATE
---------------------------------------------   ---------------------------   -------------------

                                                President, Chief Executive    September 25, 1997
                /s/ JURE SOLA                   Officer and Director
---------------------------------------------   (Principal Executive
                 (Jure Sola)                    Officer)

                                                Vice President and Chief      September 25, 1997
             /s/ BERNARD WHITNEY                Financial Officer
---------------------------------------------   (Principal Financial and
              (Bernard Whitney)                 Accounting Officer)

              /s/ MARIO ROSATI                  Director                      September 25, 1997
---------------------------------------------
               (Mario Rosati)

          /s/ BERNARD VONDERSCHMITT             Director                      September 25, 1997
---------------------------------------------
           (Bernard Vonderschmitt)
               /s/ NEIL BONKE                   Director                      September 25, 1997
---------------------------------------------
                (Neil Bonke)

               /s/ JOHN BOLGER                  Director                      September 25, 1997
---------------------------------------------
                (John Bolger)

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                        DESCRIPTION
---------    --------------------------------------------------------------------------------
 2.1         Agreement and Plan of Merger dated as of July 22, 1997 among the Registrant,
             Elexsys International, Inc. and SANM Acquisition Subsidiary, Inc. (included as
             Annex I to the Proxy Statement/Prospectus which is a part of this Registration
             Statement on Form S-4).
 2.2         Form of Stockholder Agreement dated as of July 22, 1997 among the Registrant,
             Elexsys and certain stockholders of Elexsys (included as Annex II to the Proxy
             Statement/Prospectus which is a part of this Registration Statement on Form
             S-4).
 2.3         Form of Registration Rights Agreement to be entered into between Registrant and
             Milan Mandaric.
 3.2(1)      Restated Certificate of Incorporation of Registrant.
 3.3(2)      Bylaws of Registrant, as amended.
 4.2(2)      Specimen Stock Certificate.
 5.1         Opinion of Wilson Sonsini Goodrich & Rosati ("WSGR") relating to validity of shares registered hereby.
 8.1         Tax opinion of WSGR.
 8.2         Tax opinion of Cooley Godward.
10.4(3)      Form of Indemnification Agreement.
10.2(5)      Amended 1990 Incentive Stock Plan.
10.3(2)      1993 Employee Stock Purchase Plan.
10.10(2)     Lease for premises at 2109 O'Toole Avenue, Suites A-E, San Jose, California
             (Portion of Plant I).
10.11(2)     Lease for premises at 2101 O'Toole Avenue, San Jose, California (Portion of
             Plant I).
10.12(2)     Lease for premises at 2539 Scott Boulevard, Santa Clara, California (Plant III).
10.14(2)     Lease for premises at 2060-2068 Bering Drive, San Jose, California (Plant II).
10.15(2)     Lease for premises at 4220 Business Center Drive, Fremont, California (Plant V).
10.16(2)     Lease for premises at McCarthy Boulevard, Milpitas, California (Plant VI).
10.17(2)     Lease for premises at 2121 O'Toole Avenue, San Jose, California (Corporate
             Headquarters).
10.19(3)     Lease for premises at 1250 American Parkway, Richards, Texas (Plant VII).
10.20(3)     Lease for premises at 6453 Kaiser Drive, Fremont, California (Plant VIII).
10.21(4)     Asset Purchase Agreement dated September 28, 1994 between Registrant and
             Comptronix Corporation.
10.22(5)     Lease for premises at 355 East Trimble Road, San Jose, California.
10.23(6)     Stock Purchase Agreement dated May 31, 1995 between Sanmina Corporation,
             Assembly Solutions, Inc. and the principal stockholders of Assembly Solutions,
             Inc.
10.24(7)     Indenture dated August 15, 1995 between Registrant and Norwest Bank Minnesota,
             N.A. as Trustee.
10.25(8)     Asset Purchase Agreement dated September 20, 1996 between Registrant and
             Comptronix Corporation.
21(1)        Subsidiaries of the Registrant
23.1         Consent of Arthur Andersen LLP
23.2         Consent of Deloitte & Touche

 EXHIBIT
 NUMBER                                        DESCRIPTION
---------    --------------------------------------------------------------------------------
23.3         Consents of WSGR as to legal matters and tax opinion (included in Exhibits 5.1 and 8.1, respectively)
23.4         Consent of Cooley Godward (included in Exhibit 8.2).

---------------

(1) Incorporated by reference to the like-numbered exhibits previously filed with Registrant's Report on Form 10-K for the fiscal year ended September 30, 1996 filed with the Securities and Exchange Commission ("SEC") on December 24, 1996, as amended by reports on Form 10-K/A filed December 27, 1996 and March 25, 1997.

(2) Incorporated by reference to the like-numbered exhibits previously filed with Registrant's Registration Statement on Form S-1, No. 33-70700 filed with the SEC on February 19, 1993.

(3) Incorporated by reference to the like-numbered exhibits previously filed with Registrant's Registration Statement on Form S-1 No. 33-70700 filed with the SEC on October 22, 1993.

(4) Incorporated by reference to exhibit no. 2 previously filed with Registrant's Report on Form 8-K filed with the SEC on October 28, 1994.

(5) Incorporated by reference to the like-numbered exhibits previously filed with Registrant's Report on Form 10-K filed with the SEC on December 29, 1994.

(6) Incorporated by reference to the like-numbered exhibit previously filed with Registrant's Report on Form 10-Q filed with the SEC on July 31, 1995.

(7) Incorporated by reference to the like-numbered exhibit previously filed with Registrant's Report on Form 10-K for the fiscal year ended September 30, 1995.

(8) Incorporated by reference to exhibit 2 previously filed with the Registrant's Report on Form 8-K filed with the SEC on November 15, 1996.

                          ELEXSYS INTERNATIONAL, INC.

                                     PROXY

              SPECIAL MEETING OF STOCKHOLDERS -- OCTOBER 30, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 OF ELEXSYS INTERNATIONAL, INC. (THE "COMPANY")

        The undersigned hereby appoints Milan Mandaric and W.F. Barry Hegarty, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the shares of the Company's common stock which the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held at the Company's principal offices at 4405 Fortran Court, San Jose, California, on October 30, 1997 at 8:00 a.m. local time, and at any and all adjournments or postponements thereof, with all of the powers which the undersigned would possess if personally present, upon and in respect of the following proposal and in accordance with the following instructions. The proposal referred to herein is described in detail in the accompanying proxy statement/prospectus.

        UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL SPECIFIED ON THE REVERSE SIDE. IF A SPECIFIC DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.
                                                                    -----------
                                                                    SEE REVERSE
                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)          SIDE
                                                                    -----------

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTPAID RETURN ENVELOPE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL.

To (i) approve and adopt the Agreement and Plan of
Merger dated as of July 22, 1997 (the "Merger            FOR  AGAINST  ABSTAIN
Agreement") among the Company, Sanmina Corporation, a    [ ]    [ ]      [ ]
Delaware corporation ("Sanmina"), and SANM Acquisition
Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Sanmina, and (ii) approve the merger of SANM Acquisition Subsidiary, Inc. with and into the Company upon the terms and subject to the conditions of the Merger Agreement.


                                 MARK HERE FOR          [ ]
                               ADDRESS CHANGE AND
                                  NOTE AT LEFT

        Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.


Signature: _________________ Date: ____________

Signature: _________________ Date: ____________